   As filed with the Securities and Exchange Commission on December 19, 2001


                                                     Registration No. 333-74572

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------
                             Eastman Kodak Company
            (Exact name of registrant as specified in its charter)

           New Jersey                         3861                 16-0417150
 (State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)  Identification No.)

                             Eastman Kodak Company
                               343 State Street
                        Rochester, New York 14650-0218
                                (585) 724-4000
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                           Joyce P. Haag, Secretary
                             Eastman Kodak Company
                               343 State Street
                        Rochester, New York 14650-0218
                                (585) 724-4368
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

         Craig S. Wittlin                Richard S. Chernicoff
   Harter, Secrest & Emery LLP      Brobeck, Phleger & Harrison LLP
     1600 Bausch & Lomb Place            550 South Hope Street
  Rochester, New York 14604-2711   Los Angeles, California 90071-2604
          (585) 231-1260                     (213) 489-4060
        Fax (585) 232-2152                 Fax (213) 745-3345

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following completion of the merger described in this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Proposed          Maximum
   Title of each class of     Amount to be maximum offering aggregate offering    Amount of
 securities to be registered   registered  price per share        price        registration fee
------------------------------------------------------------------------------------------------
Common Stock, par value $2.50
  per share.................. 1,019,396(1)        --          $23,940,517(2)      $5,722(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the maximum number of shares of Kodak common stock issuable in connection with the merger based upon (A) $2.00 (the merger consideration to be paid per share of Encad common stock) times (x) 12,001,632 outstanding shares of Encad common stock, plus (y) an estimated 390,000 options to purchase shares of Encad common stock that could be exercised prior to the closing of the merger and which are "in the money" (based upon merger consideration of $2.00 per share of Encad common stock), plus (z) 45,000 shares of Encad common stock that could be purchased pursuant to Encad's employee stock purchase plan on December 31, 2001, divided by (B) $24.40, the 52-week low closing price of Kodak common stock.

(2) Pursuant to Rule 457(f), represents (x) $1.925, the average of the high and low prices of shares of Encad common stock as reported on the Nasdaq National Market on November 30, 2001 times (y) 12,436,632, the sum of the number of outstanding shares of Encad common stock, the number of "in the money" options (using a $2.00 value) to purchase shares of Encad common stock, and shares of Encad common stock that could be purchased pursuant to Encad's employee stock purchase plan.


(3) Previously Paid


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              Encad Logo


                               December 19, 2001


Dear Fellow Stockholder:

   I am pleased to ask you to vote at a special meeting of Encad's stockholders to consider the merger agreement Encad signed with Eastman Kodak Company. Upon completion of the merger, Encad will become a wholly-owned subsidiary of Kodak.


   In the proposed merger, each share of Encad's common stock will be converted into $2.00 of consideration. The consideration will be paid in Kodak stock or, if Kodak's stock price is below $27.00, then Kodak may elect to pay the consideration in cash. Kodak has registered approximately one million shares of its common stock in connection with the merger. Kodak's common stock is traded on the New York Stock Exchange under the symbol "EK" and its closing price on the New York Stock Exchange was $31.20 on December 18, 2001.


   Your board of directors has carefully considered the proposed merger and unanimously recommends that you vote to adopt the merger agreement.


   We have scheduled a special meeting of our stockholders to be held on January 23, 2002 to consider and vote upon a proposal to adopt the merger agreement. Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares will be represented at the special meeting. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you do not vote, it will have the same effect as voting against the merger.


   We look forward to the successful combination of Encad and Kodak and to your continued support as a shareholder of Kodak if Kodak uses stock to complete the transaction.

                                          Very truly yours,

                                          /s/ Terry E. Vandewarker
                                          Terry E. Vandewarker
                                          President and Chief Executive Officer


    You should carefully read the "Risk Factors Relating to the Merger" section that begins at page 9.


   Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in connection with the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   This proxy statement-prospectus is dated December 19, 2001 and is first being mailed to Encad's stockholders on or about December 21, 2001.

                                  ENCAD, Inc.
                          6059 Cornerstone Court West
                          San Diego, California 92121

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY 23, 2002



   On Wednesday, January 23, 2002, ENCAD, Inc., a Delaware corporation, will hold a special meeting of stockholders at its principal executive offices located at 6059 Cornerstone Court West, San Diego, California 92121. The meeting will begin at 9:00 a.m., Pacific Standard Time (local time).



   Only stockholders who owned stock at the close of business on December 3, 2001 are entitled to notice of and to vote at this meeting, or any adjournments or postponements that may occur. At the meeting, stockholders will consider and vote upon the following matter that is more fully described in this document:


    . Adoption of the Agreement and Plan of Merger, dated as of November 14, 2001, by and among Eastman Kodak Company, Kodak Acquisition Corp. and ENCAD, Inc.

   All stockholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, you are urged to sign and date the enclosed proxy which is solicited by your board of directors, and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States.

   The prompt return of proxies will ensure a quorum and save Encad the expense of further solicitation. Any stockholder returning the enclosed proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with Encad's Corporate Secretary at Encad's corporate offices in San Diego, California, a written revocation or a duly executed proxy bearing a later date.

                                          By order of the Board of Directors,

                                          /s/ Thomas L. Green
                                          Thomas L. Green, Esq.
                                          Corporate Secretary

San Diego, California

December 19, 2001


                            YOUR VOTE IS IMPORTANT

   In order to ensure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy and return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States.


   This document incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon oral or written request. To be sure that the documents arrive on time, you should make all requests for documents no later than January 10, 2002. To request information, stockholders should contact either:


         ENCAD, Inc.                   Eastman Kodak Company
         6059 Cornerstone Court West   343 State Street
         San Diego, California 92121   Rochester, New York 14650
         Attention: Investor Relations Attention: Shareholder Services
         (888) 436-2347                (585) 724-5492

                               TABLE OF CONTENTS

Questions and Answers About the Merger....................................... iii

Summary......................................................................   1
   The Companies.............................................................   1
   Special Meeting of Encad Stockholders.....................................   1
   Recommendation of Encad's Board of Directors..............................   2
   Opinion of Banc of America Securities LLC.................................   2
   Terms of the Merger.......................................................   2
   What Encad Stockholders Will Receive in the Merger........................   2
   The Merger Agreement......................................................   2
   Accounting Treatment......................................................   4
   Regulatory Requirements...................................................   4
   New York Stock Exchange Listing...........................................   4
   Effects of the Merger on the Rights of Encad Stockholders.................   4
   Special Interests of Encad Directors and Executive Officers in the Merger.   4

Selected Kodak Consolidated Financial Data...................................   5

Selected Encad Consolidated Financial Data...................................   6

Comparative Per Share Information............................................   7

Market Prices as of Announcement Date........................................   8

Risk Factors Relating to the Merger..........................................   9

Background of the Merger and Related Matters.................................  12
   Background and Reasons for the Merger.....................................  12
   Recommendation of Encad's Board of Directors..............................  15
   Opinion of Banc of America Securities LLC.................................  16

The Merger...................................................................  22
   General...................................................................  22
   United States Federal Income Tax Consequences.............................  22
   Anticipated Accounting Treatment..........................................  23
   Dissenters' Appraisal Rights..............................................  24
   Resale of Kodak Common Stock Issued in the Merger.........................  25

Merger Agreement.............................................................  26
   General...................................................................  26
   Effect on Capital Stock, Options and Purchase Rights......................  26
   Exchange of Certificates in the Merger....................................  27
   Representations and Warranties............................................  28
   Encad's Covenants Prior to the Effective Time of the Merger...............  29
   Covenants of Kodak........................................................  31
   Other Covenants...........................................................  32
   Conditions to Each Party's Obligations....................................  32
   Conditions to Kodak's Obligations.........................................  33
   Conditions to Encad's Obligations.........................................  34
   Termination of the Merger Agreement.......................................  34


The Special Meeting...........................................................................  36
   General Information; Purpose of the Special Meeting........................................  36
   Record Date; Shares Entitled to Vote.......................................................  36
   Vote Required..............................................................................  36
   Voting and Revocation of Proxies...........................................................  36
   Other Matters to be Considered.............................................................  37
   Solicitation of Proxies....................................................................  37

Interests of Encad's Directors and Executive Officers in the Merger...........................  38

Information About Encad.......................................................................  40
   Business...................................................................................  40
   General....................................................................................  40
   Price Range of Encad's Common Stock........................................................  41
   Security Ownership of Five Percent Beneficial Owners and Management........................  41

Comparative Rights of Kodak Shareholders and Encad Stockholders...............................  42

Description of Kodak Common Stock.............................................................  47

Experts.......................................................................................  47

Legal Matters.................................................................................  47

Forward-Looking Statements....................................................................  48

Submission of Stockholder Proposals...........................................................  48

Where to Find More Information................................................................  48

Some Documents are "Incorporated by Reference"................................................  49

Annex A Agreement and Plan of Merger Dated as of November 14, 2001, by and among Eastman Kodak
        Company, Kodak Acquisition Corp. and ENCAD, Inc....................................... A-1

Annex B Opinion of Banc of America Securities LLC............................................. B-1

Annex C Section 262 of the Delaware General Corporation Law................................... C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: A wholly-owned subsidiary of Kodak will merge into Encad. As a result, Encad will become a wholly-owned subsidiary of Kodak, and you will receive merger consideration that will consist of either shares of Kodak common stock or cash, as described below.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of Encad common stock will be converted into shares of Kodak common stock or, under the circumstances described below, cash. The number of shares of Kodak common stock to be issued for each share of Encad common stock is calculated by dividing $2.00 by the average of the closing sales prices of Kodak common stock over 10 trading days before the special meeting of Encad stockholders ending on the second trading day before the special meeting.

      Kodak will not issue fractional shares. Rather, you will receive cash payments, without interest, in place of any fractional Kodak shares you would have otherwise received.

      If the average of the closing sales price of Kodak common stock over the 10 trading days ending on the second trading day before the special meeting is less than $27.00, Kodak may elect to pay the merger consideration in cash, rather than in Kodak common stock. In that event, Kodak will instead pay $2.00 in cash for each share of Encad common stock converted in the merger. Kodak will make the election on or before the close of business on the trading day before the special meeting.

Q: WHAT STEPS DO I TAKE TO CAST MY VOTE?

A: You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

Q: CAN I CHANGE MY VOTE?


A: Yes. You may change your vote by delivering a written notice of revocation to Encad's corporate secretary, by delivering a later-dated, signed proxy card to Encad's corporate secretary before the special meeting, or by attending the special meeting and voting in person.


Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY
   SHARES FOR ME ?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions to your broker, your shares will not be voted and will have the same effect as a vote against the merger.

Q: IS THE MERGER TAXABLE TO ME?

A: If Kodak pays the merger consideration in Kodak common stock, Kodak and Encad each expect the merger to be tax-free and have structured the merger so that you will not recognize any gain or loss for United States federal income tax purposes. If Kodak elects to pay the merger consideration in cash, you will generally recognize gain or loss for United States income tax purposes to the extent the amounts received differ from your tax basis in your Encad common stock.


      The material United States federal income tax consequences of the transaction are described in more detail beginning on page 22.

      The tax consequences to you will depend on the facts of your situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.

Q: AM I ENTITLED TO DISSENTERS' APPRAISAL RIGHTS?


A: If Kodak pays the merger consideration in stock, you will not have dissenters' appraisal rights. If Kodak pays the merger consideration in cash, you will be entitled to dissenters' appraisal rights in connection with the merger so long as you comply with Delaware law. The availability of dissenters' appraisal rights is discussed in more detail on page 24.


Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: Kodak and Encad expect to complete the merger on or about January 23, 2002.
   Because the merger is subject to factors beyond the parties' control, however, Kodak and Encad cannot predict the exact time of completion.


Q: SHOULD I SEND IN MY ENCAD STOCK CERTIFICATES NOW?

A: No. After Encad completes the merger, Kodak will send instructions explaining how to exchange your Encad share certificates for Kodak share certificates or, if applicable, cash.

Q: ARE THERE ANY SPECIAL RISKS INVOLVED WITH THIS TRANSACTION ABOUT WHICH I
   SHOULD BE AWARE?


A: Yes. All transactions involve risk, and you should be aware that a decision to vote in favor of the merger means that, unless Kodak elects prior to the special meeting to pay the merger consideration in cash, you are deciding to receive and invest in Kodak common stock. Some of the particular risks associated with the merger are discussed in this document, beginning on page
   9. You should read and understand all of these risks before deciding whether you will vote to approve the merger.


Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you would like copies of any of the documents referred to in this document, you should call Encad's Investor Relations Department at (888) 436-2347 if they relate to Encad, or Kodak's Shareholder Services at (585) 724-5492 if they relate to Kodak.

                                    SUMMARY


   The following is a brief summary of selected information from this document and may not include all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of the transaction, you should read this entire document carefully, as well as those additional documents to which you are referred. See "Where to Find More Information," on page 48.


                                 The Companies

Eastman Kodak Company 343 State Street Rochester, New York 14650-0218 Telephone number: (585) 724-4000 website: www.Kodak.com

   Kodak is engaged primarily in developing, manufacturing and marketing imaging products and services. Kodak is the world's leader in helping people and businesses take, share, store and print pictures--traditional or digital. Kodak had sales last year of nearly $14 billion across its photography, commercial, health, entertainment and components businesses. Kodak's products include professional and consumer digital cameras, laser images for radiologists, photographic films for professionals and amateurs, digital services for cinematographers, high speed document scanners, aerial images, digital printers for commercial customers and flat panel displays. Kodak's products are manufactured in a number of countries in North and South America, Europe, Australia and Asia and are marketed and sold in many countries throughout the world. Kodak is a corporation organized under the laws of the State of New Jersey. Kodak's shares are currently listed on the New York Stock Exchange under the symbol "EK."

   Please note that information found on Kodak's website is not intended to be a part of this document.

ENCAD, Inc. 6059 Cornerstone Court West San Diego, California 92121-3734 Telephone number: (858) 452-0882 Website: www.Encad.com


   Encad designs, develops, manufactures and markets wide-format (up to 60-inch) color ink jet printer systems designed to increase productivity in computer applications requiring quality printed output. Encad's printer product line consists of the CADJET(R) 2, CADJET(R) 3D, Croma24(TM), NovaJet(R) 500/630/700 series, the NovaJet(R) 850 and the NovaJet(R) 880. To support its wide-format ink jet printers, Encad offers a variety of accessories, software and supplies, including specialty ink and media. Typical uses for these printers and their related accessories and supplies are in graphic arts production, computer-aided design, outdoor graphics and textiles. For additional information about Encad, see page 40. Encad is a corporation organized under the laws of the State of Delaware. Encad's shares are currently listed for quotation on the Nasdaq National Market under the symbol "ENCD."


   Please note that information found on Encad's website is not intended to be a part of this document.


Special Meeting of Encad Stockholders (see page 36)



   Time, Date, Place and Purpose. The special meeting will be held at Encad's principal executive offices, 6059 Cornerstone Court West, San Diego, California 92121-3734, on January 23, 2002, beginning at 9:00 a.m., local time, to consider and to vote upon a proposal to adopt the merger agreement.



   Record Date and Votes Required. You can vote at the special meeting if you owned Encad common stock at the close of business on December 3, 2001. On that date, there were 12,001,632 shares of Encad common stock outstanding and entitled to vote, held by approximately 4,520 stockholders of record. You can cast one vote for each share of Encad common stock you owned on that date. Adoption of the merger agreement requires the vote of the holders of a majority of the outstanding shares of Encad common stock.


   Please be aware that stockholders representing approximately 9.3% of Encad's total outstanding voting shares, as of the record date, have entered into voting agreements with Kodak in which they agree to vote all of their shares in favor of adoption of the merger agreement.

   Encad's directors, executive officers and their affiliates beneficially own approximately 13.3% of the outstanding shares of Encad common stock as of November 30, 2001. Kodak's directors, executive officers and their affiliates beneficially own approximately 0.6% of the outstanding shares of Kodak common stock as of October 31, 2001.


Recommendation of Encad's Board of Directors (see page 15)


   Encad's board of directors believes that the merger is fair to Encad's stockholders and in their best interests, and has unanimously voted to approve the merger agreement and unanimously recommends that you vote for the adoption of the merger agreement.


Opinion of Banc of America Securities LLC (see page 16)


   In deciding to approve the merger, Encad's board of directors considered the opinion of its financial advisor, Banc of America Securities LLC, that, as of November 14, 2001, and subject to and based on the assumptions and limitations referred to in its opinion, the consideration to be received by Encad stockholders pursuant to the merger agreement is fair to them from a financial point of view. The full text of that opinion is attached to this document as Annex B. You are encouraged to read Banc of America Securities' opinion carefully and in its entirety. Banc of America Securities has been paid a fee of $250,000 and, if the merger is completed, will receive an additional fee of $750,000 for acting as financial advisor to Encad's board of directors.


Terms of the Merger (see page 22)


   If the merger is completed, a wholly-owned subsidiary of Kodak, formed solely for the purpose of the merger, will merge with and into Encad. As a result, Encad will become a wholly-owned subsidiary of Kodak, and Encad's stockholders will have their shares exchanged for either (a) shares of Kodak common stock, or (b) if Kodak elects, which it may do only under limited circumstances, cash. A copy of the merger agreement, which is the legal document governing the merger, is attached to this document as Annex A. Encad encourages you to carefully read the entire merger agreement.


What Encad Stockholders Will Receive in the Merger (see page 22)


   Each share of Encad common stock will be exchanged either for shares of Kodak common stock or, at Kodak's option as described below, for cash. If Kodak does not elect to pay the merger consideration in cash, the number of shares of Kodak common stock you will receive for each share of Encad common stock that you own is determined by dividing $2.00 by the average of the closing sales price per share of Kodak common stock as reported by the New York Stock Exchange over 10 trading days prior to the special meeting of Encad stockholders, ending on the second trading day before the special meeting. In that event, the number of shares of Kodak common stock that you will receive in the merger will fluctuate up or down, depending upon the closing prices of Kodak common stock over this 10-day trading period. Kodak may, however, elect to pay the merger consideration in cash in the amount of $2.00 for each share of Encad common stock converted in the merger, if the average closing sales price per share of Kodak common stock over the 10-day trading period is less than $27.00.

   After the merger is completed, you will have to surrender your Encad stock certificates to receive Kodak common stock certificates or cash payable as merger consideration.

   PLEASE DO NOT SEND ENCAD COMMON STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED SPECIFIC WRITTEN INSTRUCTIONS AFTER THE MERGER IS COMPLETED.


The Merger Agreement (see page 26)



   Conditions (see page 32). The merger will be completed only if the conditions set forth in the merger agreement are satisfied or waived at or before the closing. These conditions include the following:


   . the approval of the merger agreement by Encad's stockholders;

   . Encad's consolidated shareholders' equity as of the end of the month immediately before the closing must be at least $24 million;

   . the registration statement to which this document relates must have been declared effective by the SEC;

   . if the merger consideration is Kodak common stock, rather than cash, Encad must have received an opinion of its legal counsel stating their opinion that the merger will qualify as a tax-free reorganization;

   . the receipt of voting agreements signed by all of Encad's directors and executive officers, agreeing to vote their shares to adopt the merger agreement;

   . if the merger consideration is cash, rather than Kodak stock, Encad must not have received notice of dissenters' rights from holders of more than 10% of Encad's common stock;

   . the accuracy of Kodak's and Encad's representations and warranties, and compliance with Kodak's and Encad's agreements and covenants in the merger agreement;

   . the occurrence of no events or conditions that have, or could reasonably be expected to have, a material adverse effect on Encad; and

   . the receipt of consents and approvals of various third parties.


   Covenants (see page 29). The merger agreement also contains a number of covenants and agreements by Encad and Kodak, including the following:


   . Encad agreed to conduct its business in the ordinary course prior to completing the merger;

   . except for sales under Encad's employee stock purchase program, Encad agreed that it will not pay dividends, engage in a stock split or a similar transaction, or buy or sell any of its securities, prior to the completion of the merger;

   . Encad agreed that it will not, and that it will not permit its subsidiaries, officers, directors or representatives, to initiate, solicit, encourage, negotiate or take other actions which would lead to any proposal or offer from a third party to acquire Encad's capital stock or a substantial part of its business or assets, subject only to an exception which allows Encad's board of directors to discharge its fiduciary duties;

   . Encad agreed to limit its total expenses related to the merger, including those payable to its directors, officers, attorneys, accountants and its financial advisor, to $1.75 million; and

   . if Kodak issues shares of Kodak common stock as merger consideration, Kodak agreed to use commercially reasonable efforts to cause those shares to be listed on the New York Stock Exchange.


   Termination (see page 34). The parties can terminate the merger agreement under the following circumstances:


   . Kodak and Encad can mutually agree to terminate the merger agreement;

   . either party can terminate the merger agreement if the closing has not occurred by March 31, 2002, unless the delay is a result of a review by the SEC of the registration statement to which this document relates;

   . either party can generally terminate the merger agreement if any condition to its obligations becomes impossible to fulfill, but if Kodak elects to terminate the merger agreement for this reason and the underlying cause of a condition becoming impossible to fulfill relates solely to Encad's intellectual property, Kodak will generally be required to pay $2 million to Encad, as liquidated damages; and

   . either party can decide to terminate the merger agreement if Encad's board of directors fails to recommend approval of the merger agreement to Encad's stockholders, withdraws or changes its recommendation, and enters into an agreement to sell Encad's stock or assets on terms which the board of directors determines are superior to the terms of the merger. If the merger agreement is terminated because Encad's board of directors elects to accept a superior proposal, Encad will generally be required to pay $1 million to Kodak, as liquidated damages.

Accounting Treatment (see page 23)


   In accordance with the recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, Kodak will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under this method of accounting, the assets and liabilities of Encad, including all intangible assets, will be recorded by Kodak at their respective fair market values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. Goodwill and other intangibles with indefinite lives will be assessed for impairment on a periodic basis in the future. The financial position, results of operations and cash flows of Encad will be included in Kodak's financial statements prospectively as of the completion of the merger.

Regulatory Requirements

   There are no material federal or state regulatory requirements which must be complied with or approvals which must be obtained in connection with the merger.


New York Stock Exchange Listing (see page 31)



   If Kodak pays the merger consideration in Kodak common stock, it intends to use shares of common stock from its treasury that previously have been listed for trading on the New York Stock Exchange.



Effects of the Merger on the Rights of Encad Stockholders (see page 42)


   If Kodak pays the merger consideration in stock, the rights of Encad stockholders will be governed by New Jersey law and by Kodak's certificate of incorporation and bylaws. Currently, the rights of Encad's stockholders are governed by Delaware law and by Encad's certificate of incorporation and bylaws. Following the merger, the rights of Encad stockholders, as shareholders of Kodak, will differ in some respects from the rights you currently have.


Special Interests of Encad Directors and Executive Officers in the Merger (see page 38)



   Encad's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Encad's other stockholders. These interests include new employment arrangements, the right to severance payments, the right to acceleration of vesting of stock options and the right to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. These arrangements are detailed beginning at page 38. Encad's board of directors was aware of these arrangements when it considered the proposed merger.

                  SELECTED KODAK CONSOLIDATED FINANCIAL DATA


   Kodak is providing the following information to aid your analysis of the financial aspects of the merger. The following tables contain Kodak's consolidated financial data for the periods presented. The financial data for the nine-months ended September 30, 2001 and September 30, 2000 have been derived from Kodak's unaudited financial statements, and the financial data for each of the five years ended December 31, 2000 have been derived from Kodak's audited financial statements. This information is only a summary. You should read it along with Kodak's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Kodak's annual reports, quarterly reports and other information on file with the SEC and incorporated by reference in this document. See "Where To Find More Information," on page 48.


                                              Sept. 30,   Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                                2001        2000        2000       1999       1998       1997       1996
                                              ---------   ---------   --------   --------   --------   --------   --------
                                                      Amounts are year-to-date (in millions, except per share data)
Sales from continuing operations.............  $ 9,875     $10,434    $13,994    $14,089    $13,406    $14,538    $15,968
Earnings from operations.....................      614       1,862      2,214      1,990      1,888        130      1,845
Earnings from continuing operations after tax      282(1)    1,213(2)   1,407(3)   1,392(4)   1,390(5)       5(6)   1,011(7)
Net earnings.................................      282(1)    1,213(2)   1,407(3)   1,392(4)   1,390(5)       5(6)   1,288(7)
Basic earnings per share.....................  $  0.97     $  3.93    $  4.62    $  4.38    $  4.30    $  0.01    $  3.82(8)
Diluted earnings per share...................     0.97        3.91       4.59       4.33       4.24       0.01       3.76(8)
Cash dividends declared per common share.....     1.32        1.32       1.76       1.76       1.76       1.76       1.60
Total assets.................................  $13,910     $14,318    $14,212    $14,370    $14,733    $13,145    $14,438
Short-term borrowings........................    1,701       1,878      2,206      1,163      1,518        611        541
Long-term borrowings.........................    1,792       1,066      1,166        936        504        585        559

--------
(1) Includes $369 million of restructuring charges, which reduced net earnings by $274 million; $77 million of charges related to Wolf Camera, a Kodak customer, which reduced net earnings by $52 million; $42 million of charges relating to asset impairments associated with one of Kodak's photofinishing operations, which reduced net earnings by $26 million; $9 million of charges related to the exit of one of Kodak's equipment manufacturing facilities, which reduced net earnings by $6 million; and an $11 million tax benefit related to favorable tax settlements.
(2) Includes charges related to the sale and exit of a manufacturing facility of $41 million, which reduced net earnings by $27 million.
(3) Includes charges related to the sale and exit of a manufacturing facility of $50 million, which reduced net earnings by $33 million.
(4) Includes $350 million of restructuring charges, which reduced net earnings by $231 million, and an additional $11 million of charges related to this restructuring program, which reduced net earnings by $7 million; $103 million of charges associated with business exits, which reduced net earnings by $68 million; a gain of $95 million on the sale of The Image Bank, a wholly-owned subsidiary of Kodak, which increased net earnings by $63 million; and a gain of $25 million on the sale of Kodak's Motion Analysis Systems division, which increased net earnings by $16 million.
(5) Includes $35 million of litigation charges, which reduced net earnings by $23 million; $132 million of charges related to Kodak's Office Imaging business, which reduced net earnings by $87 million; $45 million of charges primarily for a write-off of in-process research and development associated with Kodak's acquisition of certain assets of Imation's medical imaging business, which reduced net earnings by $30 million; a gain of $87 million on the sale of Kodak's subsidiary NanoSystems L.L.C., which increased net earnings by $57 million; and a gain of $66 million on the sale of part of Kodak's investment in Gretag Imaging Inc., which increased net earnings by $44 million.
(6) Includes $1,455 million of restructuring costs, asset impairments and other charges, which reduced net earnings by $990 million; $186 million of charges for a write-off of in-process research and development associated with Kodak's acquisition of the assets of Wang Laboratories' software business, which reduced net earnings by $123 million; and a $46 million litigation charge, which reduced net earnings by $30 million.
(7) Includes $358 million of restructuring costs, which reduced net earnings by $256 million, and a $387 million loss related to Kodak's sale of its Office Imaging business, which reduced net earnings by $252 million.
(8) Basic and diluted earnings per share from continuing operations were $3.00 and $2.95, respectively.

                  SELECTED ENCAD CONSOLIDATED FINANCIAL DATA


   The following selected consolidated financial data should be read in conjunction with Encad's consolidated financial statements, the notes to such statements and "Encad's Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this document. The consolidated results of operations and the balance sheet data for the five years ended December 31, 2000 are derived from the audited consolidated financial statements of Encad that are incorporated into this document by reference. The following selected financial data as of and for the nine months ended September 30, 2001 and 2000 have been derived from Encad's unaudited consolidated financial statements which are incorporated by reference in this document, and which, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of and for the nine months ended September 30, 2001 and 2000. See "Where to Find More Information," on page 48.


                                                    Sept. 30, Sept. 30, Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                                      2001      2000      2000      1999      1998      1997      1996
                                                    --------- --------- --------  --------  --------  --------  --------
                                                       Amounts are year-to-date (in thousands, except per share data)
Results of Operations
Net sales..........................................  $66,394  $ 67,775  $ 93,558  $117,712  $110,055  $149,041  $107,437
Cost of sales......................................   44,097    41,157    56,853    66,171    80,646    78,259    56,021
Gross profit.......................................   22,297    26,618    36,705    51,541    29,409    70,782    51,416
Marketing and selling..............................   17,081    19,419    25,141    23,983    25,745    25,023    16,552
Research and development...........................    7,611     8,640    11,022    12,078    10,894    10,544     8,794
General and administrative.........................    5,278    11,110    13,015    11,296    13,504     8,722     6,498
Restructuring charges..............................       --        --        --        --     2,934        --        --
Operating cost and expenses........................   29,970    39,169    49,178    47,357    53,077    44,289    31,844
(Loss) income from operations......................   (7,673)  (12,551)  (12,473)    4,184   (23,668)   26,493    19,572
Interest expense...................................     (516)     (450)     (627)     (228)     (436)     (140)       (5)
Interest income....................................      370       574       853        25        24       175       188
Other income.......................................       --        --        --        --       999        --        --
(Loss) income before income tax provision (benefit)   (7,819)  (12,427)  (12,247)    3,981   (23,081)   26,528    19,755
Income tax provision (benefit).....................       71     1,062     1,536       917    (4,775)    9,099     6,902
Net (loss) income..................................   (7,890)  (13,489)  (13,783)    3,064   (18,306)   17,429    12,853
(Loss) earnings per share--basic...................  $ (0.66) $  (1.14) $  (1.17) $   0.26  $  (1.58) $   1.53  $   1.15
(Loss) earnings per share--diluted.................  $ (0.66) $  (1.14) $  (1.17) $   0.26  $  (1.58) $   1.45  $   1.08
Cash dividends.....................................       --        --        --        --        --        --        --
Balance Sheet Data
Cash and cash equivalents..........................  $ 9,273  $ 18,505  $ 17,123  $  3,953  $    586  $  1,265  $  6,949
Working capital....................................   27,232    33,756    33,377    35,822    31,320    47,818    30,326
Total assets.......................................   55,213    66,611    66,728    68,479    72,143    90,295    57,467
Long-term obligations..............................   10,466    11,258    11,094        --        --        --        --
Stockholders' equity...............................   29,995    38,026    37,763    51,244    47,543    64,722    43,042
Common Shares Outstanding*
Weighted average shares--basic.....................   11,937    11,813    11,827    11,707    11,572    11,390    11,217
Weighted average shares--diluted...................   11,937    11,813    11,827    11,883    11,572    12,044    11,871
Number of shares outstanding at period end.........   12,001    11,868    11,893    11,780    11,636    11,501    11,300

--------
* Common shares outstanding are adjusted for the two-for-one stock split in the form of a 100% stock dividend that occurred on May 31, 1996.

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes on a per share basis certain (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information.

   The unaudited pro forma financial information illustrates the estimated effects of the merger as if the merger had occurred at January 1, 2000 for the statement of income information and at December 31, 2000 for the balance sheet information. The unaudited pro forma financial information has been prepared based on the purchase method of accounting and does not include the impact of non-recurring charges directly attributable to the merger. The basic unaudited pro forma per share information for Kodak is based on the weighted average number of outstanding shares of Kodak common stock adjusted to include the estimated number of shares of Kodak common stock that would be issued in the merger in exchange for the outstanding Encad common stock, based on the number of shares of Encad common stock outstanding for the period reported. The diluted unaudited pro forma per share information for Kodak is based on the weighted average number of outstanding shares of Kodak common stock adjusted to include (1) the dilutive effect of Kodak employee stock options and (2) the estimated number of shares of Kodak common stock that would be issued in the merger.

   The unaudited pro forma per share information for Encad is based on the unaudited pro forma amounts per share for Kodak multiplied by an exchange ratio of 0.07 representing $2.00 divided by an assumed market value of Kodak's common stock of $27.95. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Kodak and Encad incorporated by reference in this document. Unaudited Pro Forma Combined Financial Information is not included because the acquisition is not "significant" to Kodak under the SEC's accounting rules.

                                                    Nine Months Ended     Year Ended
                                                    September 30, 2001 December 31, 2000
                                                    ------------------ -----------------
Kodak
Income per share from continuing operations:
Basic:
   Historical......................................       $ 0.97            $ 4.62
   Pro forma.......................................       $ 0.94            $ 4.56
Diluted:
   Historical......................................       $ 0.97            $ 4.59
   Pro forma.......................................       $ 0.94            $ 4.53
Book value per share:
   Historical......................................       $11.39            $11.80
   Pro forma.......................................       $11.46            $11.90
Cash dividends declared per share:
   Historical......................................       $ 1.32            $ 1.76
   Pro forma.......................................       $ 1.32            $ 1.76
Encad
Income (loss) per share from continuing operations:
Basic:
   Historical......................................       $(0.66)           $(1.17)
   Pro forma.......................................         0.07              0.33
Diluted:
   Historical......................................       $(0.66)           $(1.17)
   Pro forma.......................................         0.07              0.32
Book value per share:
   Historical......................................       $ 2.51            $ 3.19
   Pro forma.......................................         0.82              0.85
Cash dividends declared per share:
   Historical......................................           --                --
   Pro forma.......................................       $ 0.09            $ 0.13

                     MARKET PRICES AS OF ANNOUNCEMENT DATE


   The following table shows the closing price per share of Kodak's common stock reported on the New York Stock Exchange on November 14, 2001, which was the last trading day before the merger was publicly announced on November 15, 2001. The table also shows the closing price of Encad's common stock reported on the Nasdaq National Market on November 14, 2001. The "Encad Equivalent Per Share Price as of November 14, 2001" set forth below equals the agreed upon merger consideration value of $2.00 per share. For a complete description of the amount payable in the merger, see "The Merger," on page 22.


         KODAK                   ENCAD                 ENCAD
PER SHARE CLOSING PRICE PER SHARE CLOSING PRICE EQUIVALENT PER SHARE
         AS OF                   AS OF              PRICE AS OF
   NOVEMBER 14, 2001       NOVEMBER 14, 2001     NOVEMBER 14, 2001
   -----------------    ----------------------- --------------------
        $27.28                   $1.85                 $2.00


   On December 18, 2001, the most recent practicable date before the printing of this document, the closing price of Kodak's common stock on the New York Stock Exchange was $31.20 per share and the closing price of Encad's common stock on the Nasdaq National Market was $1.92 per share.

                      RISK FACTORS RELATING TO THE MERGER

   By choosing to vote in favor of adoption of the merger agreement at the special meeting, you are electing to invest in Kodak's common stock, unless Kodak elects to pay the merger consideration in cash. In deciding whether to vote in favor of adoption of the merger agreement, you are urged to consider carefully the following important risk factors, as well as those other risk factors that are discussed in various documents Kodak has filed with the SEC and that are incorporated by reference into this document.

   The number of shares of Kodak common stock you will receive in the merger will not be adjusted if Encad's stock price changes.

   If Kodak pays the merger consideration in Kodak common stock, then regardless of the market price of Encad's common stock at the effective time of the merger, each share of Encad common stock will be exchanged for a number of shares of Kodak common stock determined by dividing $2.00 by the market value of Kodak's common stock. Market value is calculated based upon the average closing price of Kodak's common stock on the New York Stock Exchange over 10 trading days ending on and including the second trading day before the special meeting. The market value of Encad's common stock may change both before and after the merger is announced, and it is impossible to predict what the market value of Encad's common stock will be at a given time. Because the number of shares of Kodak common stock you will receive in the merger will not change based upon fluctuations in the price of Encad's common stock, you will not benefit from an increase in the value of Encad's common stock prior to completion of the merger.

   The number of shares of Kodak common stock issued to you in connection with the merger will fluctuate based upon the value of Kodak's common stock prior to the completion of the merger.

   In the merger, each share of your Encad common stock will be converted into shares of Kodak common stock, unless Kodak elects to pay the merger consideration in cash, which it may do only under limited circumstances. The exact number of shares of Kodak common stock into which your shares of Encad common stock will be converted is determined by the average value of Kodak's common stock over a 10-day trading period prior to the special meeting. The average value of Kodak's common stock over the 10-day trading period may be higher or lower than the price as of today's date or as of the date of the special meeting. Kodak will not have the option of paying the merger consideration in cash unless the average price of Kodak's common stock over the 10-day trading period is less than $27.00. Even if the average price is less than $27.00 per share, Kodak may choose to pay the merger consideration in stock. The price of Kodak's common stock could change for a variety of reasons, including changes in the business, operations or prospects of Kodak and its subsidiaries; the assessment of, and reaction to, the merger by the market generally; regulatory considerations; general economic conditions; and other factors. There is no guarantee that the Kodak common stock that will be issued to you in exchange for your Encad common stock will equal or exceed the market value of your Encad common stock as of the date on which the merger was announced, the date of the special meeting, the date of the closing or at any other particular time. You are urged to obtain current stock price quotations for both the Kodak common stock and the Encad common stock.

   The merger may not qualify as a tax-free reorganization, and the merger consideration may be taxable to you.

   If Kodak pays the merger consideration in cash, the merger will not qualify as a tax-free reorganization under the Internal Revenue Code, and the cash you receive would result in gain or loss to you to the extent amounts you received differ from your tax basis in your Encad common stock. Any gain will be income reportable for United States federal income tax purposes. It is impossible, as of the date of this document, to predict whether the average closing price of Kodak's common stock over the 10-day trading period will be above or below $27.00 per share, or whether Kodak will elect to pay the merger consideration in cash if it is below $27.00. If Kodak pays the merger consideration in Kodak stock, the IRS could challenge the qualification of the merger as a tax-free reorganization. If this challenge were successful, you would recognize gain or loss to the extent amounts you received differ from your tax basis in Encad's common stock.

   Kodak could experience difficulty integrating Encad's business and achieving the benefits anticipated in the merger.

   There are a number of risks and challenges involved with integrating Encad's business and operations with Kodak's wide format inkjet printer business, each of which could be difficult to overcome. These risks and challenges include:

   . retaining key Encad and Kodak employees;

   . retaining Encad's customer base; and

   . integrating Encad's and Kodak's respective operations, procedures and systems, including computer, inventory and financial systems.

   Because of these and other challenges, it is possible that the merger may not achieve the desired benefits and synergies anticipated by the parties.

   Some of Encad's officers and directors have interests in the merger that may differ from your interests in the merger. These different interests could influence Encad's officers and directors to support the merger even though the merger may not be in your best interests.

   When you consider the recommendation of Encad's board of directors to approve the merger, you should remember that some officers and directors of Encad participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. These interests could give rise to conflicts of interest, and they include new employment arrangements, the right to severance payments, the right to acceleration of vesting of stock options and the right to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. These interests could make it more likely that Encad's directors and executive officers will support the merger. You should consider carefully whether these interests might have influenced Encad's directors and officers to support and recommend the merger and decide for yourself whether the merger is in your best interests.

   Kodak's and Encad's respective stock prices, businesses and operations could suffer if the merger is not completed.

   If the merger is not completed, Kodak and Encad could each be harmed in the following ways:

   . each company's stock price could decline if the prices prior to an announcement that the merger is terminated reflect an assumption that the merger will, in fact, be completed;

   . each party will incur costs associated with the merger, including legal fees, accounting fees and financial printing fees and, with respect to Encad, financial advisory fees. Some of these fees must be paid regardless of whether the merger is completed;

   . either party can decide to terminate the merger agreement if Encad's board of directors withdraws or changes its recommendation that Encad's stockholders adopt the merger agreement, and enters into an agreement to sell Encad's stock or assets on terms which the board of directors determines are superior to the terms of the merger. If the merger agreement is terminated because Encad's board of directors elects to accept a superior proposal, Encad will generally be required to pay $1 million to Kodak, as liquidated damages; and

   . each company could find it difficult to recover from lost market position and lost opportunities, as well as any disruption to employees and relationships with customers and suppliers, because of the diversion of management attention while negotiating the merger.

   The merger could adversely affect Encad's and Kodak's ability to attract and retain key employees.

   Current and potential employees of Kodak and Encad may be unsure about their role following the merger. Other current or potential Kodak and Encad employees could decide that they do not wish to work for Kodak following completion of the merger. The combination of these two factors could impair Kodak's and Encad's ability to attract and retain key employees.

   Encad has agreed not to enter into transactions similar to the merger and, if the merger is not completed, similar transactions may be unavailable to Encad on acceptable terms.

   In the merger agreement, subject to several narrow exceptions, Encad has agreed that it will not pursue transactions similar to the merger, including other mergers, sales of assets, sales of capital stock or other business combinations, with any third party. If Encad relies upon one of the narrow exceptions to this obligation and pursues a superior proposal, it must pay Kodak a termination fee of $1 million. If the merger is terminated, and if Encad's board of directors seeks to engage in a similar transaction with a different party, that party may not complete the alternative transaction.

   The price of Kodak's common stock is affected by factors different from the factors that affect the price of your Encad common stock.

   Upon completion of the merger, you will become a holder of Kodak common stock, unless Kodak has elected to pay you the merger consideration in cash. Kodak's business is much broader than Encad's business. As a result, Kodak's results of operations and the price of its common stock may be affected by factors that did not affect Encad's operations and the trading price of its common stock.

                 BACKGROUND OF THE MERGER AND RELATED MATTERS

Background and Reasons for the Merger

  Background of the Merger

   Encad's board of directors and senior management team have been focused, as part of their ongoing management, on the long term prospects of, and strategic alternatives for, Encad's business. Encad competes in the wide format printing business with large well-capitalized domestic and foreign competitors. During the fall of 1999 and the first half of 2000, as part of this ongoing review, Encad's board of directors explored the possible sale of Encad to a large foreign company. No transaction resulted from that exploration.

   Throughout 2001, Terry E. Vandewarker, Encad's chief executive officer, had several informal discussions with other wide format printing companies. In the spring of 2001, in an attempt to improve its competitive position, Encad considered the acquisition of one of its competitors. No transaction resulted from that effort as it became evident that the seller would only accept cash consideration. Encad believed that raising the funds to complete this acquisition would have been extremely difficult, if not impossible.

   Kodak has been an original equipment manufacturer customer of Encad since 1997. During the 12-month period ended September 30, 2001, Encad's sales to Kodak were approximately $6.7 million, or 7.3% of Encad's total sales for the period. Early in 2001, Encad began discussions of an expanded distribution and joint product development arrangement with Kodak. During the course of those discussions, representatives of Kodak indicated to Encad that they believed an acquisition of Encad would result in greater benefits to their business than the proposed distribution and joint product development arrangement. Following that proposal, Encad's board of directors met and authorized Encad's management team to pursue negotiations with Kodak.

   During the summer of 2001, Encad held multiple discussions with Kodak and representatives of Kodak visited Encad in San Diego. Representatives of Kodak reviewed Encad's business, financial and legal affairs. These discussions resulted in Kodak offering to acquire Encad in an all-stock transaction valuing each share of Encad common stock at $2.35 per share. Encad's board of directors met and authorized management to continue negotiations with respect to the transaction proposed by Kodak. Kodak's counsel delivered to Encad a draft of the merger agreement and Encad began to negotiate the terms of the proposed acquisition.

   During the fall of 2001, Kodak began marketing its newest wide format printer. This product competes directly with Encad's products in Encad's markets and has adversely affected Encad's sales.

   After the September 11, 2001 attacks, the market price of Kodak's stock fell significantly, both in terms of share price and relative to the decline in Encad's per share price. Following the price declines and Encad's revised internal projections reflecting lower revenues and income due to uncertainties, general economic conditions and other factors, Kodak informed Encad that it was revising its offer to a fixed exchange ratio that equated to $1.65 per share of Encad's common stock. Kodak arrived at this price based upon an implied exchange ratio that existed prior to the September 11, 2001 attacks. Encad's board of directors met to discuss the revised proposal, and they concluded that the $1.65 per share price was inadequate.

   In October 2001, Encad was contacted regarding its potential acquisition by the same foreign company that had elected not to pursue a transaction with Encad in 2000. Representatives of Encad met with the foreign company's representatives, who, after further study, informed Encad that they did not believe they could consummate a transaction with Encad in a timely manner. During September and October of 2001, Mr. Vandewarker was in contact with two other potential strategic partners for Encad, but one party did not indicate a willingness to make an offer and the other party's stock was declining and the valuation expressed in its indication of interest was less than that offered by Kodak.

   Encad representatives continued to negotiate with Kodak and ultimately an all-stock transaction valuing Encad's common stock at $2.00 per share was offered by Kodak. Encad's board of directors met and authorized the Encad management team to continue negotiations with Kodak. On October 12, 2001, Encad entered into a two and one-half week exclusivity agreement with Kodak.

   During the continued negotiations with respect to the merger agreement, Kodak's stock price continued to decline and representatives of Kodak indicated that Kodak was concerned about the valuations in the proposed transaction. Various alternatives and proposals, including an all cash proposal at $2.00 per share, were discussed throughout October. Encad's board of directors instructed management to continue to negotiate a stock deal, without a minimum price on Kodak's stock.

   Representatives of Kodak reiterated their $2.00 per share offer to be paid in Kodak stock, but added that if the Kodak stock price fell below $24.00 there would be no adjustment in the consideration. Encad's board of directors met to consider the revised terms and determined that the possibility of receiving less than $2.00 per share in value was unacceptable. Mr. Vandewarker communicated that conclusion to representatives of Kodak.

   During this period, Encad continued discussions of a joint product development arrangement with a foreign company for a next generation printer. Encad received a proposal from that company for a relationship, but Encad concluded that pursuing that next generation printer alternative would continue to expose Encad to significant stand-alone company risks.

   After much discussion and negotiation, on November 5, 2001, representatives of Kodak contacted Mr. Vandewarker and indicated that Kodak was prepared to offer $2.00 per share paid in Kodak stock, but if the Kodak stock price was below $27.00 at the closing of the merger, Kodak would have the right to pay the merger consideration either in cash or in stock. On November 6, 2001, Encad's management team, legal counsel and financial advisor updated Encad's board of directors regarding the proposed transaction and Encad's board of directors authorized continued negotiations with Kodak.

   The terms of the proposed acquisition were finalized during the following week.

   At a meeting of Encad's board of directors on November 13, 2001, Encad's management team, legal counsel and financial advisor made extensive presentations concerning Encad's business, industry conditions, Encad's prospects, the terms of the proposed merger, Kodak's business and the valuation of Encad common stock in the proposed merger.

   On November 14, 2001, Encad's board of directors met twice. At the first meeting, Encad's board of directors received the opinion of Banc of America Securities as to the fairness, from a financial point of view, of the proposed merger consideration to be received by the holders of shares of Encad common stock. The opinion is subject to assumptions and limitations that must be read carefully in order to understand the opinion fully. See "Opinion of Banc of America Securities LLC" for a description of those assumptions and limitations. Encad's board of directors also received an update from its management team and legal counsel as to the final terms of the proposed merger. Members of Encad's board of directors asked questions of Encad's management team, financial advisor and legal counsel. After deliberation, Encad's board of directors indicated that they believed that they had sufficient information to make a decision with respect to the proposed transaction. At the second meeting of Encad's board of directors on November 14, 2001, after the financial markets had closed, Encad's board of directors unanimously voted to approve the merger agreement and recommend that stockholders vote in favor of adoption of the merger agreement.

   During the evening of November 14, 2001, Eastern Standard Time, Kodak and Encad executed and delivered the merger agreement.

   Before the New York Stock Exchange opened for trading and before Encad's stock began trading on the Nasdaq National Market on November 15, 2001, Kodak and Encad issued a press release announcing the proposed acquisition.

  Encad's Reasons for the Merger

   At multiple meetings in September, October and November of 2001, Encad's board of directors received, at various times, presentations from members of Encad's management team, Brobeck, Phleger & Harrison LLP, Encad's legal counsel, and Banc of America Securities LLC, Encad's financial advisor, discussing the potential benefits of the transaction, some of the risks associated with the proposed merger and Encad's alternatives if Encad continued to remain an independent company. The following are the material reasons that caused Encad's board of directors to approve the merger agreement and recommend that you vote for the adoption of the merger agreement.

   The Competitive Landscape in the Wide Format Printer Business. Encad's board of directors noted the following facts and effects associated with the current competitive environment:

      Prospects for Printer Sales Growth. Encad's ability to deliver year-over-year sales growth in new printers is at substantial risk without:

       . the introduction of new products;

       . a substantial increase in functionality and improvement of features of
         Encad's product offerings; and
       . the ability to lower selling prices and margins in order to match the marketing power of Encad's large consumer product company competitors.

      Prospects for Sales Growth in Supplies. While Encad's ink business has shown annual growth in the last three years, its gross profits from sales of supplies have fluctuated negatively when Encad experienced ink or ink cartridge warranty issues. Unless Encad is able to introduce new printers to the market that gain significant customer acceptance, Encad's installed base of customers that purchase supplies from Encad will likely decrease, causing Encad's supplies revenue to decrease.

      Competition. Encad's market share has been eroded over the past three years due to increased competition from consumer product companies like Hewlett-Packard Company and Epson. These companies have sales, marketing and service infrastructures and financial resources significantly larger than Encad's.

      Technologies. In order to regain market share, Encad would have to make a significant investment in new technologies. Encad does not currently have the financial resources and likely does not have the capital raising ability, as a stand-alone company, to finance the design and development of future generations of wide format printers in the aggressive time frames for the multiple markets that Encad needs to address.

   Financial Position and Prospects. Encad's board of directors reviewed Encad's current and expected near term financial condition and results of operations. Encad's cash position declined significantly during 2001 and the only debt financing likely available to Encad may be from asset-based lenders rather than traditional bank lines of credit. Although the $2.00 per share value specified in the merger agreement is lower than Encad's September 30, 2001 book value, an analysis prepared by Encad's management team showed an estimated liquidation value for Encad below $2.00 per share.

   Discussions with Other Potential Acquirors. Encad's management team was in contact with a number of potential strategic partners of Encad before entering into the two and one-half week exclusivity arrangement with Kodak, and none of those parties proposed a competitive alternative transaction.

   Post Agreement Market Check. The merger agreement allows Encad's board of directors to consider, negotiate and recommend an alternate transaction that provides superior value to Encad's stockholders, if Encad's board of directors concludes it must do so to fulfill its fiduciary obligations to Encad's stockholders. Encad may terminate the merger agreement if Encad receives a superior proposal by paying a $1 million break-up fee to Kodak. This fee represents approximately $0.08 per outstanding share of Encad's common stock.

   Terms of the Merger Agreement. Encad's board of directors also considered the other terms of the merger agreement, specifically the conditions to the closing of the transaction. Encad's board of directors was aware of the risk that the transaction would not close and Encad would have to continue as an independent company in a very competitive environment.

   Banc of America Securities' Opinion. Encad's board of directors received a presentation from representatives of Banc of America Securities on November 13, 2001. Encad's board of directors considered that presentation, as well as Banc of America Securities' opinion that, as of November 14, 2001, and subject to and based on the assumptions and considerations referred to in the opinion, the consideration to be paid pursuant to the merger agreement for shares of Encad's common stock was fair to the holders of Encad's common stock from a financial point of view. Please read Annex B carefully in its entirety and see "--Opinion of Banc of America Securities LLC."

   This list is not exhaustive but includes the material factors considered by Encad's board of directors. Individual members of Encad's board of directors may have considered other factors not included in this list.

   In view of the variety of factors considered in connection with its evaluation of the merger, Encad's board of directors did not quantify or assign relative weights to the specific factors considered in reaching its recommendation. Instead, Encad's board of directors made its recommendation based on the totality of the information presented to and considered by it.


   Encad's board of directors also took into consideration potential risks associated with the merger and an investment in shares of Kodak's common stock, and concluded that the potential benefits of the merger outweighed these factors. These factors include the risk that circumstances may arise that provide Kodak the right not to consummate the merger and that an investment in Kodak stock is likely to be affected by its film business more than its wide format printer business. There can be no assurance that the shares of Kodak stock you receive in the merger will not depreciate in value. See "Risk Factors Relating to the Merger," page 9.


Recommendation of Encad's Board of Directors

   After careful consideration, the Encad board of directors, on November 14, 2001, unanimously determined that the terms of the merger agreement and the merger were fair to, and in the best interest of, Encad and its stockholders and approved the merger agreement and the merger. In reaching its decision, the Encad board of directors consulted with Encad's management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The Encad board of directors unanimously recommends that you vote for the adoption of the merger agreement.


   In considering the recommendation of the Encad board of directors with respect to the merger agreement, you should be aware that the Encad directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of Encad's other stockholders. Please see "Interests of Encad's Directors and Executive Officers in the Merger," page 38.

Opinion of Banc of America Securities LLC

   On November 30, 1999, Encad retained Banc of America Securities to act as its financial advisor in connection with a proposed sale of the company. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Encad selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, its general reputation in the computer hardware industry and investment community and its historical investment banking relationship with Encad.

   Banc of America Securities delivered its written opinion to the Encad board of directors that the consideration to be received by the stockholders of Encad in the merger was fair to the stockholders from a financial point of view as of November 14, 2001. The amount of the consideration was determined by negotiations between Encad and Kodak and was not based on recommendations from Banc of America Securities. The Encad board of directors did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion. Banc of America Securities did not advise Encad with respect to alternatives to the merger or Encad's underlying decision to proceed with or effect the merger.

   The full text of Banc of America Securities' written opinion to the Encad board of directors is attached as Annex B, which is incorporated in its entirety. You should read this opinion carefully and in its entirety in connection with this document. However, the following summary of Banc of America Securities' opinion is also included for your convenience, but it is qualified in its entirety by reference to the full text of the opinion.

   Banc of America Securities' opinion is directed to the Encad board of directors. It does not constitute a recommendation to you on how to vote with respect to the adoption of the merger agreement. The opinion addresses only the financial fairness of the consideration to be received by stockholders of Encad in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Encad board of directors to proceed with or effect the merger or any other aspect of the merger.

   In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in the Banc of America Securities opinion.

   Banc of America Securities:

   . reviewed publicly available financial statements and other business and financial information of Encad and Kodak;

   . reviewed certain internal financial statements and other financial and operating data concerning Encad;

   . analyzed certain financial forecasts prepared by the management of Encad;

   . discussed the past and current operations, financial condition and prospects of Encad with senior executives of Encad;

   . reviewed the reported prices and trading activity for Encad's common stock and the trading activity for Kodak's common stock;

   . compared the financial performance of Encad and the prices and trading activity of Encad's common stock with that of certain other publicly traded companies deemed relevant;

   . compared the financial terms of the merger to financial terms, to the extent publicly available, of other business combination transactions deemed relevant; and

   . performed other analyses and considered other factors deemed appropriate.

   Banc of America Securities also reviewed the November 12, 2001 draft of the merger agreement and related documents, in the preparation of its opinion. While Encad and Kodak had the opportunity to agree to add, delete or alter material terms of the merger agreement before its execution, the final merger agreement was substantially similar to the November 12, 2001 draft of the merger agreement.

   Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the Encad board of directors, Banc of America Securities relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the Encad board of directors:

   . with respect to the financial forecasts for Encad provided to Banc of America Securities by Encad's management, on the advice of Encad's management, that (1) the forecasts were reasonably prepared reflecting the best available estimates and judgments of the management of Encad at the time of preparation as to the future financial performance of Encad and
     (2) the forecasts provide a reasonable basis on which Banc of America Securities could form its opinion;

   . that there were no material changes in the assets, financial condition, results of operations, business or prospects of Encad since the date of the last financial statements made available to Banc of America Securities;

   . that the merger will be consummated in a manner that complies in all respects with the applicable provisions of federal and state statutes, rules and regulations;

   . that the merger will be recorded as a purchase transaction under generally accepted accounting principles; and

   . that the merger will be consummated materially in accordance with the terms described in the November 12, 2001 draft of the merger agreement, without further amendment to the agreement, and without waiver by Encad of any of the conditions to its obligations that are contained in the agreement.

   Encad does not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of Encad in connection with Banc of America Securities' review of the merger. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

   With the consent of Encad's board of directors, because of the "fixed value" nature of the merger consideration and the relationship of the number of shares of Kodak common stock anticipated to be issued in the merger to the total market capitalization and historical average daily trading volume of Kodak common stock, Banc of America Securities did not conduct specific due diligence on Kodak, or perform accretion/dilution, contribution, or exchange ratio analyses for the merger. In addition, although Banc of America Securities noted that Encad's reported book value at September 30, 2001 was $2.51 per share, Banc of America Securities did not conduct any independent valuation, analysis or appraisal of the assets or liabilities of Encad, either on a "going concern" or liquidation basis, nor was it furnished with any valuation, analysis or appraisal of any type.

   For purposes of its opinion, Banc of America Securities relied on advice of counsel and Encad's audited financial statements as to all legal and financial reporting matters with respect to Encad, the merger and the November 12, 2001 draft of the merger agreement. In addition, Banc of America Securities' opinion was based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, November 14, 2001. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

   The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the Encad board of directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

  Valuation Analyses Regarding Encad

   Comparable Company Analysis. Based on public and other available information, including analyst projections, Banc of America Securities calculated the multiples of enterprise value to (a) projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2002, (b) actual revenues for the latest 12 months ended September 30, 2001,
(c) projected revenues for calendar year 2001 and (d) projected revenues for calendar year 2002, for four companies each with market capitalizations of under $50 million in the digital printing industry that Banc of America Securities deemed to be comparable to Encad. The latter three analyses were deemed relevant because Encad did not have positive EBITDA for the latest 12 months and did not project to have positive EBITDA for calendar year 2001. No projected financial information was available for the fourth company, and consequently, only the last 12 months and calendar year 2001 revenue analysis was performed for that company; Banc of America Securities estimated calendar year 2001 revenues for that company based on nine months of actual data through September 30, 2001.

   Banc of America Securities defined enterprise value as equity value, defined as the product of the number of shares of common stock outstanding, on a fully diluted basis, multiplied by the company's stock price; plus outstanding debt; less cash and cash equivalents.

   The following table sets forth multiples indicated by this analysis for these companies:

                                        Range of
Enterprise Value to:                    Multiples    Median Average
--------------------                  -------------- ------ -------
Projected calendar year 2002 EBITDA..  3.3x to 7.3x   5.3x    5.3x
Latest 12 months revenues............ 0.21x to 0.53x 0.39x   0.38x
Projected calendar year 2001 revenues 0.25x to 0.58x 0.40x   0.40x
Projected calendar year 2002 revenues 0.21x to 0.48x 0.41x   0.37x

   The comparable company analysis compared Encad to the four companies in the digital printing industry on the basis that the companies selected were the most relevant. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

   Banc of America Securities noted that the implied value range for Encad resulting from the analysis summarized in the table above was $0.79 to $4.03 per share.

   Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the range of multiples of enterprise value to latest 12 months revenues implied by seven acquisitions of companies in the digital printing industry that have been announced since March 19, 1999, in which the acquired company had an equity value of $50 million or less at the time of announcement.

   The following table sets forth the multiples indicated by this analysis for these seven acquisitions:

                            Range of
Enterprise Value to:        Multiples    Median Average
--------------------      -------------- ------ -------
Latest 12 months revenues 0.24x to 0.71x 0.46x   0.45x

   The comparable transactions analysis compared the merger to the seven acquisitions of companies in the digital printing industry on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the relevant industry.

   Banc of America Securities used the latest 12 months revenue ranges to derive an implied equity value range of $1.66 to $5.21 per share for Encad.

   No company or transaction used in the comparable company or comparable transaction analyses is identical to Encad or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Encad and the merger are being compared.

   Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid or offered in 46 merger and acquisition transactions announced since January 1, 2001, involving selected U.S. technology companies, excluding Internet companies, in which the aggregate consideration paid was less than $250 million. Banc of America Securities calculated the premiums offered relative to the stock prices of the acquired companies one week and four weeks before the announcement of the acquisition offer.

   This analysis indicated the following median and average premiums:

         Premium One Week   Premium Four Weeks
        Before Announcement Before Announcement
        ------------------- -------------------
Median.        46.7%               51.2%
Average        56.6%               57.3%

   Based on the median premiums of 46.7% and 51.2%, Banc of America Securities extrapolated ranges of 40.0% to 50.0% and 45.0% to 55.0%, as the relevant multiple ranges. Banc of America Securities then calculated an implied value range for Encad of $1.90 to $2.04 per share based on the closing price of Encad's common stock one week prior to the announcement of the acquisition offer, and $1.75 to $1.88 per share based on the closing price of Encad's stock four weeks prior to the announcement of the merger.

   Banc of America Securities noted that the per share value of the merger consideration to be received by Encad stockholders implied a premium of 17.6% over Encad's closing stock price on November 12, 2001. The premium implied by the merger over Encad's closing stock price one week before November 12th was 47.1% and four weeks before that date was 65.2%.

   Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per share market price and trading volume of Encad common stock for the period November 10, 2000, through November 12, 2001. The analysis indicated that the closing market price per share for Encad common stock during this period ranged from $1.05 to $2.75.

   Banc of America Securities also reviewed the average daily closing price for Encad common stock over a number of periods:

                                  Average Daily Closing
                                   Price per Share for
Period Prior to November 12, 2001  Encad Common Stock
--------------------------------- ---------------------
        Last month...............         $1.29
        Last three months........         $1.27
        Last six months..........         $1.55
        Last one year............         $1.72

   Banc of America Securities noted that the value of the consideration payable to Encad stockholders based on the terms of the merger was $2.00 per share, which compared favorably to the average daily closing price of Encad common stock for each period reviewed.

   As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Encad board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of Encad or Encad's common stock.

   In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Encad. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be received by the stockholders of Encad in the merger and were provided to the Encad board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which Encad might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

   As described above, Banc of America Securities' opinion and presentation to the Encad board of directors were among the many factors taken into consideration by the Encad board of directors in making its determination to approve, and to recommend that you adopt, the merger agreement.

   Encad agreed to pay Banc of America Securities a non-refundable retainer fee of $25,000 at the time the engagement letter was executed. In addition, Encad agreed to pay Banc of America Securities a transaction fee based on a percentage of the aggregate consideration to be paid, but in no event less than $1 million in the aggregate, 25% of which was payable upon delivery of its opinion and Encad's signing of a definitive merger agreement and the balance of which, less the retainer fee, will be payable at the consummation of the merger. The balance of the fee is not payable if the merger is never consummated. Based on the aggregate consideration to be paid in the merger, the transaction fee will be $1 million.

   The Encad board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. Regardless of whether the merger is consummated, the engagement letter calls for Encad to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, and Encad has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against particular liabilities, including liabilities under the federal securities laws.

   In the ordinary course of its business, Banc of America Securities may actively trade the equity securities of Encad and Kodak for its own account and for the accounts of customers. Accordingly, Banc of America Securities may at any time hold a long or short position in those securities. Banc of America Securities and its predecessors have performed investment banking services for Encad at various times in the past.

                                  THE MERGER

General

   Under the terms of the merger agreement,

   . a wholly-owned subsidiary of Kodak, formed for the purpose of the merger, will merge with and into Encad. After the merger is completed, Encad will become a wholly-owned subsidiary of Kodak, and the subsidiary formed for the purpose of the merger will no longer be a separate corporation;

   . each issued and outstanding share of Encad common stock will either be converted into shares of Kodak's common stock or exchanged for cash. Kodak may elect to pay the merger consideration in cash only if the average of the closing sales prices of Kodak common stock over a 10-day trading period ending on the second trading day before the special meeting is less than $27.00 per share. If the average of the 10-day trading period is less than $27.00 per share, and Kodak does elect to pay the merger consideration in cash, it will pay $2.00 for each share of Encad common stock exchanged in the merger; and

   . if the average of the 10-day trading period is at least $27.00, or if Kodak does not elect to pay the merger consideration in cash, the number of shares of Kodak common stock to be issued for each share of Encad common stock is determined by dividing $2.00 by the average of the closing sales prices per share of Kodak common stock as reported by the New York Stock Exchange over the 10-day trading period ending on the second trading day before the special meeting. No fractional shares of Kodak common stock will be issued in the merger, and cash equal to the value of any fractional shares will be paid instead.

United States Federal Income Tax Consequences

   Brobeck, Phleger & Harrison LLP, legal counsel to Encad, is of the opinion that the following discussion correctly describes the material federal income tax consequences generally applicable to Encad stockholders in connection with the exchange of shares of Encad common stock for Kodak common stock or cash pursuant to the merger agreement. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to you as described in this document.

   You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Encad stockholders in light of their particular circumstances, like stockholders who:

   . are financial institutions, dealers in securities, tax-exempt organizations or insurance companies;

   . are foreign persons;

   . do not hold their shares of Encad common stock as a capital asset;

   . acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

   . acquired their shares as part of an integrated investment, such as a hedge, straddle or other risk-reduction transaction.

   In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not the referenced transactions are undertaken in connection with the merger, including any transaction in which shares of Encad common stock are acquired or shares of Kodak common stock are disposed of, or the tax consequences of the exercise, cancellation or termination of Encad stock options. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

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   It is a condition to Encad's obligation to complete the merger that, if the merger consideration is paid in Kodak common stock, rather than cash, Encad receive an opinion of Brobeck, Phleger & Harrison LLP that the merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code. This opinion will be rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates of Encad's and Kodak's officers. This opinion of counsel will neither bind the Internal Revenue Service or the courts nor preclude the Internal Revenue Service from successfully arguing a contrary position in court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

   If Kodak pays the merger consideration in Kodak common stock, and assuming the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, the merger will result in the following federal income tax consequences to the Encad stockholders:

   . a holder of Encad common stock will not recognize taxable gain or loss to the extent the holder receives Kodak common stock in exchange for the holder's shares of Encad common stock, except to the extent of any cash received in lieu of a fractional share of Kodak common stock;

   . a holder of Encad common stock who receives cash in lieu of a fractional share of Kodak common stock will be treated as having received the fractional share in the merger and having had it redeemed by Kodak;

   . a holder of Encad common stock who holds Encad stock as a capital asset at the time of the merger generally will recognize capital gain or loss from the deemed sale of a fractional share of stock in an amount equal to the difference between the amount of cash received and the holder's tax basis allocable to the fractional share;

   . the aggregate tax basis of the Kodak common stock received in the merger by an Encad stockholder will be the same as the aggregate tax basis of the shares of Encad common stock surrendered in exchange for that Kodak common stock, reduced by any tax basis allocable to any fractional share interest for which cash is received; and

   . the holding period of the Kodak common stock received in the merger by any Encad stockholder will include the period during which the stockholder held the shares of Encad common stock surrendered in exchange for that Kodak common stock, so long as Encad common stock was held as a capital asset by that stockholder at the time of the merger.

   A successful Internal Revenue Service challenge to the reorganization status of the merger would result in each of Encad's stockholders recognizing taxable gain or loss upon the merger equal to the difference between (1) the fair market value, as of the effective time of the merger, of the Kodak common stock received by the stockholder, plus any cash received in lieu of a fractional share, and (2) the stockholder's tax basis in his or her Encad common stock. In that case, the Encad stockholder's aggregate tax basis in the Kodak common stock so received would equal such fair market value and the stockholder's holding period for the stock would begin the day after the merger.

   If Kodak elects to pay cash, rather than Kodak common stock, as the merger consideration, the merger will be a fully taxable transaction to Encad's stockholders and will not constitute a "reorganization" for tax purposes. In that case, each of Encad's stockholders would recognize taxable gain or loss upon the merger equal to the difference between the cash received by the stockholder and that stockholder's tax basis in Encad common stock. This taxable gain or loss should be capital gain or loss if the stockholder holds his or her shares of Encad common stock as a capital asset at the time of the merger.

Anticipated Accounting Treatment

   In accordance with the recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets,

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

Kodak will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under this method of accounting:

   . the assets and liabilities of Encad, including all intangible assets, will be recorded at their respective fair market values;

   . all intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives;

   . goodwill and other intangibles with indefinite lives will be assessed for impairment on a periodic basis in the future; and

   . the financial position, results of operations and cash flows of Encad will be included in Kodak's financial statements prospectively as of the completion of the merger.

Dissenters' Appraisal Rights

   Under Delaware law, so long as the merger consideration is paid in Kodak common stock, you are not entitled to dissenters' appraisal rights in connection with the merger.

   However, if Kodak elects to pay the merger consideration in cash, then you will be entitled to appraisal rights under Delaware law. Kodak does not have to complete the merger if the holders of more than 10% of Encad's common stock have exercised their appraisal rights.

   If you become entitled to appraisal rights with respect to the merger,
Section 262 of the Delaware General Corporation Law will govern the exercise of those appraisal rights. The full text of Section 262 is attached as Annex C to this document for your review. The following summary of the provisions of
Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of Annex C, which is incorporated by reference.

   If the merger is completed for cash consideration, and a holder of Encad common stock:

   . files written notice with Encad of an intention to exercise rights to appraisal of shares prior to the special meeting;

   . does not vote in favor of the merger; and

   . follows the procedures set forth in Section 262,

the holder will be entitled to be paid the fair value of the shares of Encad common stock as to which appraisal rights have been perfected. The fair value of shares of Encad common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Encad common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the "dissenting shares."

   Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

   A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent or the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   If you demand appraisal of your shares under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, your shares will be converted into a right to receive the merger consideration in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

   . the merger is abandoned;

   . the dissenting stockholder fails to make a timely written demand for appraisal;

   . the dissenting shares are voted in favor of adoption of the merger agreement;

   . neither Encad nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

   . the dissenting stockholder delivers to Encad within 60 days of the effective date of the merger, or thereafter with Encad's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.


   Within 10 days after the effective date of the merger for cash consideration, Encad must mail a notice to all stockholders who have complied with the procedures described above, notifying stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Encad common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Encad a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.


   Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of your appraisal rights, in which event you will be entitled to receive the merger consideration with respect to the dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, if Kodak elects to pay the merger consideration in cash, and you are considering objecting to the merger, you should consult your own legal advisor.

Resale of Kodak Common Stock Issued in the Merger

   Shares of Kodak common stock issued to stockholders of Encad in connection with the merger are freely transferable, except for shares issued to any person who, at the time of the special meeting, is an "affiliate" of Encad, as that term is defined under the Securities Act. In general, affiliates of Encad include:

   . its executive officers;

   . its board of directors; and

   . other persons or entities that control, are controlled by or are under common control with Encad.

   The rules adopted under the Securities Act impose restrictions upon the resale of securities received by affiliates in connection with reclassifications, mergers, consolidations or asset transfers. Kodak common stock received by affiliates of Encad in the merger will be subject to these resale limitations, and Encad is required to deliver to Kodak agreements signed by all of Encad's affiliates regarding those resale limitations.

                               MERGER AGREEMENT

   The following discussion describes the merger agreement. This summary may not contain all of the information that is important to you. You are urged to carefully read the entire merger agreement, which is attached as Annex A to this document and which is incorporated by reference into this document.

General

   The Merger. Subject to the terms and conditions of the merger agreement, a wholly owned subsidiary of Kodak will merge with and into Encad. After the merger, Encad will continue as the surviving corporation. Kodak's subsidiary will no longer be a separate corporation and Encad will, as a result of the merger, become a wholly-owned subsidiary of Kodak.

   Effective Time. Kodak, its subsidiary and Encad will complete the merger by filing a certificate of merger with the Delaware Secretary of State. The certificate of merger will be filed upon the closing of the merger, which is scheduled to occur on the first business day practicable after the satisfaction or waiver of the various conditions to the merger which are set forth in the merger agreement and described below. The effective time of the merger will be the date and time the certificate of merger is filed with the Delaware Secretary of State, or a later time as specified in the certificate of merger.

Effect on Capital Stock, Options and Purchase Rights

   Merger Consideration. At the effective time of the merger, without any further action required by Encad's stockholders, each share of Encad common stock which is issued and outstanding (other than treasury stock owned by Encad) will be converted into the right to receive the merger consideration. The merger consideration will consist of either shares of Kodak common stock or, under certain circumstances, cash in the amount of $2.00 for each share of Encad common stock converted. Kodak may elect to pay the merger consideration in cash only if the average of the closing sales prices per share of Kodak common stock as reported by the New York Stock Exchange over 10 trading days ending on and including the second trading day prior to the special meeting is less than $27.00. If the 10-day trading average is at least $27.00 per share, or if Kodak does not elect to pay the merger consideration in cash, the number of shares of Kodak common stock to be exchanged for each share of Encad common stock will be determined by dividing $2.00 by the average of the closing sales prices per share of Kodak common stock over the 10-day trading period.

   If Kodak issues any stock dividends, recapitalizes, engages in a stock split or a similar transaction which affects the outstanding shares of Kodak common stock between the date of the merger agreement and the effective time of the merger, the number of shares of Kodak common stock to be issued in exchange for Encad common stock will be adjusted appropriately.

   No interest is payable on any merger consideration, whether in the form of Kodak common stock or cash.

   After the merger is effective, the Encad common stock will automatically cease to exist and you will only have the right to receive the merger consideration, consisting of Kodak common stock or cash, as described above and in the merger agreement.

   Treasury Stock. Any shares of Encad common stock that are owned by Encad and held as treasury stock will cease to exist as of the effective time of the merger. No shares of Kodak common stock will be issued in exchange for any shares of Encad common stock that are owned by Encad and held as treasury stock.


   Outstanding Stock Options. Encad has granted stock options under various stock option plans. The effects of the merger on the outstanding options vary depending on which option plan the option was granted under.



   Except as provided in the paragraph below, if the option was granted pursuant to the 1997, 1998 or 1999 option plans, the merger will not cause the option to vest on an accelerated basis. The option will terminate automatically upon the effective time of the merger. To the extent the option is "in the money" at the time of cancellation, the optionee will be entitled to receive a cash payment equal to the difference between the exercise price of the option and $2.00, multiplied by the number of shares of Encad common stock subject to the option.



   If the option was granted pursuant to the 1993 option plan or the option was granted pursuant to automatic option grant programs existing under the 1993, 1998 or 1999 option plans, then immediately prior to the effective time of the merger the option will vest on an accelerated basis so that all shares subject to the option will become exercisable. If the optionee chooses to exercise his or her option prior to the effective time of the merger they will participate in the merger as an Encad stockholder. If the option is not exercised in full prior to the effective time of the merger, the option will terminate automatically at the effective time. If the option is "in the money" when it is terminated, the optionee will receive a cash payment equal to the difference between the exercise price of the option and $2.00, multiplied by the number of shares of Encad common stock subject to the option.



   Outstanding Purchase Rights. Encad has a 1993 Employee Stock Purchase Plan, under which some of Encad's employees have the right to purchase shares of Encad common stock. All of the purchase rights that are outstanding as of December 31, 2001 will have been exercised in accordance with the provisions of that plan on or before December 31, 2001. The shares of Encad common stock which are purchased by employees under the Employee Stock Purchase Plan will be exchanged in the merger, on the same terms as all other shares of Encad common stock. The Employee Stock Purchase Plan will be terminated as of December 31, 2001.

Exchange of Certificates in the Merger

   Exchange Agent and Exchange Fund. Kodak has designated EquiServe Trust Company, N.A. to serve as its exchange agent in connection with the merger. On or before the closing date of the merger, Kodak will deposit with the exchange agent (a) certificates representing all of the shares of Kodak common stock to be issued in exchange for Encad common stock pursuant to the merger, together with cash representing amounts payable in lieu of issuing fractional shares of Kodak common stock, or (b) funds representing the aggregate merger consideration, if Kodak has elected to pay the merger consideration in cash.

   Exchange Procedures. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each stockholder of record of Encad a letter of transmittal containing instructions for the surrender of certificates representing Encad common stock in exchange for the merger consideration. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND THE INSTRUCTIONS FROM THE EXCHANGE AGENT.

   No Fractional Shares. If the merger consideration is payable in shares of Kodak common stock, no fractional shares will be issued. Instead of issuing fractional shares of Kodak common stock to the holders of record of Encad common stock, the exchange agent will pay cash, without interest, payable by check, in lieu of any fractional share, based on the closing sales price of Kodak's common stock on the NYSE on the day the merger is completed.

   Dividends and Distributions. If the merger consideration is payable in shares of Kodak common stock, no dividends or other distributions that are made after the effective time of the merger with respect to shares of Kodak common stock will be paid to any holder of record of any unsurrendered certificate. However, the holder of record will be paid, without interest, upon surrender of the certificate, any dividends or distributions with a record date after the effective time of the merger but a payment date between the effective time of the merger and the time of surrender.

   No Further Ownership Rights. No transfers or registrations of shares of Encad common stock will be made after the effective time of the merger. If, after the effective time of the merger, certificates representing Encad common stock are presented to Encad or its transfer agent for any reason, those certificates will be cancelled and exchanged for the merger consideration as provided in the merger agreement.

   Termination of Exchange Fund. If, six months following the effective time of the merger, a holder of Encad shares has failed to surrender his certificates to the exchange agent, he may thereafter look only to Kodak to receive the merger consideration. None of Kodak, Encad or the exchange agent will have any liability to any holder of a certificate formerly representing shares of Encad common stock, for the merger consideration, for cash in lieu of fractional shares, or for any unpaid dividends or distributions which are delivered to a public official pursuant to any applicable abandoned property or similar law.

Representations and Warranties

   Representations and Warranties of Encad. The merger agreement contains a number of representations and warranties that are made by Encad and that relate to Encad, its business, affairs, financial condition and other matters. In some instances, those representations and warranties also apply to Encad's subsidiaries. Encad's representations and warranties are generally subject to exceptions, which are set forth in an "Encad Disclosure Letter," and to other qualifications, and include representations and warranties regarding:

   . organization, good standing, capitalization and similar corporate matters;

   . corporate power and authority to execute, deliver and perform the merger agreement, and to complete the merger and related transactions;

   . the absence of default or violation under any organizational documents or laws, and the lack of conflicts with applicable laws, Encad's organizational documents and agreements;

   . required governmental consents and other required approvals or authorizations;

   . the timely filing of documents, compliance with laws and regulations and the accuracy of information contained in the documents filed with the SEC;

   . the absence of changes or events relating to Encad's business since
     January 1, 2001, and the absence of undisclosed liabilities;

   . the accuracy of information supplied by Encad in connection with this document and the registration statement to which it relates;

   . compliance with applicable laws and possession of material permits;

   . the absence of owned real property, and the compliance of all leased real property with zoning, land use and similar laws;

   . intellectual property matters, including patents, trademarks and various matters related to software;

   . matters related to Encad's ownership of its assets free and clear of liens and encumbrances, the condition of tangible assets, inventories and products manufactured or sold by Encad, along with matters related to product warranties;

   . compliance with environmental laws and regulations;

   . employment matters and matters related to employee benefit plans;

   . the existence, validity and status of material contracts;

   . the absence of undisclosed pending or threatened material litigation;

   . the timely filing of tax returns and other tax-related matters, including the absence of actions that would prevent the merger from constituting a reorganization under the Internal Revenue Code;

   . insurance matters;

   . Encad's receipt of a fairness opinion from its financial advisor, Banc of America Securities;

   . the vote required by Encad stockholders to approve the merger; and

   . the absence of undisclosed brokers', finders', financial advisors' or other similar fees or commissions.

   Representations and Warranties of Kodak. The merger agreement contains a number of representations and warranties made by Kodak. In some instances, these representations also apply to Kodak's subsidiary. These representations and warranties are generally subject to qualifications and include representations and warranties regarding:

   . organization, good standing, capitalization and similar corporate matters;

   . the corporate power and authority to execute, deliver and perform the merger agreement and to complete the merger and related transactions;

   . the lack of conflicts with applicable laws, Kodak's organizational documents and agreements;

   . required governmental consents and other required approvals or authorizations;

   . the timely filing of documents, compliance with laws and regulations and the accuracy of information contained in documents filed with the SEC;

   . the authorization and valid issuance of, and other matters related to the shares of Kodak common stock to be issued in the merger;

   . the absence of undisclosed pending or threatened material litigation;

   . the absence of material changes or events relating to Kodak since June 30, 2001;

   . the absence of actions that would prevent the merger from constituting a reorganization under the Internal Revenue Code; and

   . the absence of undisclosed brokers', finders', financial advisors' or other similar fees or commissions.

   All representations and warranties of Kodak and Encad will terminate as of the effective time of the merger.

Encad's Covenants Prior to the Effective Time of the Merger

   Conduct of Business in Ordinary Course. Encad has agreed to conduct its business in the ordinary course prior to the effective time of the merger. Among other matters, Encad has specifically agreed that it will:

   . carry on its business in substantially the same manner as previously conducted, and not make material changes in personnel, operations, finance, business strategies or policies, subject to narrow exceptions;

   . maintain its assets in good condition and perform its obligations under contracts;

   . take reasonable steps to obtain consents, releases or similar documents as Kodak reasonably requests;

   . not cancel, allow to lapse or materially change its insurance coverage;

   . pay taxes as they become due;

   . maintain its permits in full force and effect;

   . notify Kodak if it receives any notices or communications related to liens on its assets or releases of hazardous materials or other environmental liabilities;

   . maintain its business organization including relationships with suppliers, customers and employees;

   . not make offers of employment for any period after the effective time of the merger, other than at-will employment offers in the ordinary course of business and subject to narrow exceptions;

   . not adopt or amend any employee benefit plans or increase the compensation payable to any employee, director, officer, consultant or agent, subject to narrow exceptions;

   . not incur debt or issue guarantees, other than trade debt;

   . not allow liens to exist on its assets, other than as permitted under the merger agreement;

   . not acquire any other business through an acquisition of stock or assets;

   . not make any capital expenditures or other purchases of greater than $50,000 individually or $500,000 in the aggregate;

   . not sell, lease or otherwise transfer any of its assets other than in the ordinary course of business;

   . neither amend, terminate or waive any of its rights, nor commence or settle any material claims, subject to narrow exceptions;

   . not take any action outside the ordinary course of business that would be reasonably expected to have a material adverse effect on the business, financial condition or results of operation of Encad and its subsidiaries; and

   . not make any commitment to do any of the things described above, and notify Kodak immediately if any of the matters described above occurs or is expected to occur.

   Matters Related to Securities. Encad has agreed that prior to the completion of the merger, it will not declare or pay dividends in any form, engage in stock splits, recapitalizations or similar transactions regarding any shares of its capital stock or acquire shares of its capital stock. Encad has also agreed not to issue any capital stock or debt securities or convertible securities, except for limited issuances of common stock upon the exercise of outstanding stock options and stock purchase rights. Encad has further agreed that it will
(a) terminate its employee stock purchase plan effective as of December 31, 2001, (b) grant additional stock options only pursuant to its existing stock option plans and only with Kodak's consent, and (c) not reprice or amend any of its existing stock options.

   Governing Documents. Encad has agreed that it will not amend or propose to amend its certificate of incorporation or bylaws prior to the effective time of the merger.

   Access. Encad has agreed to allow representatives and agents of Kodak access to employees of Encad and its subsidiaries and to other information prior to the completion of the merger, so long as reasonable prior notice is given and other conditions are complied with.

   No Solicitation. Encad has agreed that prior to the completion of the merger it will not, and will not permit its subsidiaries, officers, directors or representatives, to initiate, solicit, encourage, negotiate or take other actions to facilitate inquiries or the making of proposals which constitute, or would be reasonably expected to lead to, a proposal or offer to acquire a substantial part of Encad's business or assets or a controlling part of the capital stock of Encad or its subsidiaries, in a merger, purchase of assets, tender offer or any other similar transaction.

   Encad has further agreed that it will not entertain, agree to, endorse, participate in any discussions or negotiations or recommend any type of acquisition transaction, unless Encad's board of directors concludes in good faith, after receiving written advice of independent outside counsel, and after consulting with a financial advisor, that the failure to engage in that action would be expected to constitute a breach of the fiduciary duty which the board of directors owes to Encad stockholders. Encad has agreed to inform Kodak within one business day of any inquiry, proposal or offer received by it, its subsidiaries, officers, directors, employees or representatives.

   Cooperation in Preparing Securities Filings. Encad has agreed to prepare this document and otherwise cooperate with Kodak in preparing and filing the registration statement and this document with the SEC, including causing its independent auditors to deliver customary letters to Kodak in connection with the registration statement.

   Stockholders Meeting. Encad has agreed that its board of directors will use its commercially reasonable efforts to hold the meeting as promptly as practicable and will recommend to Encad stockholders that they adopt the merger agreement.

   Encad's board of directors is permitted to withdraw, modify, condition, or fail to give its recommendation if it concludes, in good faith, upon the advice of counsel, that a failure to do so could reasonably be expected to constitute a breach of the fiduciary duty which the board of directors owes to Encad stockholders.

   Voting Agreement and Affiliates' Agreement. Encad has agreed to use its commercially reasonable efforts to cause all of the directors and executive officers to deliver to Kodak a voting agreement under which each of the directors and executive officers of Encad agree to vote all of their shares in favor of adoption of the merger agreement. In addition, Encad has agreed to identify to Kodak anyone who constitutes an "affiliate" of Encad for securities law purposes. Encad has agreed to use its commercially reasonable efforts to cause all of the people identified as affiliates to enter into a written agreement prior to the closing date concerning the disposition of shares of Kodak common stock acquired as merger consideration.

   Transaction Expenses. Encad has agreed that its total expenses related to the merger, including fees and expenses which are payable to directors, officers, attorneys, accountants, and Banc of America Securities, will not exceed $1.75 million, and has further agreed to provide a reasonably detailed listing of expenses to Kodak prior to the closing of the merger.

   Employee and Employee Benefit Matters. Encad has agreed to give timely all notices required to be given to comply with all U.S. and foreign laws that relate to various employee matters in connection with the merger, and to take additional commercially reasonable efforts related to representative bodies of non-U.S. employees. Encad has agreed to take any action necessary to remedy any existing problems in its employee benefit plans prior to completion of the merger.

   Rights Agreement. Encad is a party to a rights agreement with Harris Trust Company of California, as the rights agent. Encad has agreed that prior to the closing of the merger, its board of directors will approve the redemption of rights under the rights agreement and, immediately before the merger becomes effective, Encad will complete the redemption of those rights, with the aggregate amount of fees and expenses not to exceed $200,000. After the redemption, the rights agreement will be effectively terminated.

   Bank Liens. Encad has agreed to use commercially reasonable efforts to cause all encumbrances in favor of its former lender to be released before the merger is completed.

   Securities Law Matters. Encad has agreed that its board of directors will take action required under various securities laws to approve the deemed disposition and sale of shares of Encad common stock and the deemed disposition and cancellation of outstanding stock options in the merger, to the extent shares and stock options are held by persons or entities subject to the "short-swing profit" restrictions under federal securities laws.

   Shares of Subsidiaries. Encad has agreed that, with respect to any of its subsidiaries which have issued and outstanding equity interests held by directors or any other third parties, it will cause all of the holders of those equity interests to transfer those interests at the closing of the merger to transferees designated by Kodak.

Covenants of Kodak

   Preparation of Securities Filings. Kodak has agreed to prepare this document promptly, along with the registration statement related to the shares of Kodak common stock that may be issued in connection with the merger, and to file those documents with the SEC. Kodak has further agreed to cooperate with Encad in preparing this document and to use commercially reasonable efforts to have the registration statement declared effective by the SEC as soon as practicable after filing.

   Listing on New York Stock Exchange. Kodak has agreed to use its commercially reasonable efforts to cause the shares of Kodak common stock that may be issued in the merger to be listed on the New York Stock Exchange prior to the closing date.

   Indemnification; Directors and Officers Liability Insurance. Under its certificate of incorporation, bylaws and agreements with its directors and executive officers, Encad indemnifies and holds harmless its directors, officers and employees, and people performing those roles with Encad's subsidiaries, against certain liabilities related to their service. Kodak has agreed, on its own behalf and on behalf of Encad after the completion of the merger, that it will continue to indemnify and hold harmless those people following the merger to the same extent and under the same terms and conditions that indemnification rights exist as of the date of the merger agreement, for actions or omissions occurring at or before the completion of the merger. Kodak has further agreed to provide director and officer liability insurance to all people covered by Encad's director and officer liability insurance policies as of the date of the merger agreement. Kodak has agreed to maintain this insurance in place until the sixth anniversary of the effective time of the merger, or sooner if the aggregate cost of insurance premiums exceeds $750,000.

Other Covenants

   Additional Agreements and Other Actions. Kodak, its subsidiary and Encad have each agreed to use their commercially reasonable efforts to take actions that are necessary to cause the merger to be completed and to obtain necessary approvals for the merger from governmental and other third parties. Each of the parties has also agreed that they will not take any action that is likely to cause any of the representations and warranties in the merger agreement not to be true or which is likely to cause any of the conditions to the closing of the merger not to be satisfied. The parties have generally agreed to cooperate with and assist each other in causing the merger to become effective and to ensure a smooth transition of control of Encad's business.

   Expenses. Kodak, its subsidiary and Encad have agreed that each party will pay its own legal, accounting and other expenses that are incurred in connection with the merger, regardless of whether the merger is completed. The parties have agreed, however, that Kodak and Encad will share equally costs associated with printing and mailing this document. Encad has agreed that its aggregate fees and expenses in connection with the merger, including those paid to directors, officers, attorneys, accountants and advisors, including Banc of America Securities, Encad's financial advisor, will not exceed $1.75 million.

   Tax-Free Reorganization. If Kodak pays the merger consideration in Kodak common stock, the parties intend that the merger will qualify as a tax-free reorganization under the Internal Revenue Code. In that case, Kodak and Encad have each agreed that they will not take any action which would jeopardize that qualification, and have further agreed that all of their federal and state income tax returns will be filed in a manner consistent with treating the merger as a tax-free reorganization. Kodak has agreed to use commercially reasonable efforts to conduct Encad's business after the merger in a manner that does not jeopardize the treatment of the merger as a tax-free reorganization. If Kodak pays the merger consideration in Kodak common stock, Encad's attorneys, Brobeck, Phleger & Harrison LLP, will issue an opinion to Encad's board of directors regarding the qualification of the merger as a tax-free reorganization and, in connection with the issuance of that tax opinion, each of Kodak, its subsidiary and Encad have agreed to provide Brobeck, Phleger & Harrison LLP with reasonable representation letters.

   Confidentiality and Publicity. The parties have agreed to maintain in confidence all confidential information disclosed to it by the other parties in connection with the merger, subject to narrow exceptions. In addition, the parties have agreed to seek to develop a joint communication plan regarding the merger and work together to comply with that plan, including collaborating on the timing and content of press releases and other public statements, to the extent possible.

Conditions to Each Party's Obligations

   The merger agreement provides that each party's obligations to complete the merger is subject to the satisfaction, before the closing of the merger, of each of the following conditions:

   Effectiveness of Registration Statement and Other Securities Matters. The registration statement filed by Kodak with respect to the shares of common stock which may be issued as merger consideration will have become effective under federal securities laws, and will not be subject to any stop order or proceeding seeking a stop order. No similar proceeding will have been initiated or threatened by the SEC with respect to this document. In addition, unless Kodak has elected to pay the merger consideration in cash, the shares of Kodak common stock issuable in the merger will have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

   Stockholder Approval. The merger agreement will have been adopted by the vote of a majority of the outstanding shares of Encad common stock as of the record date, as required by Delaware law.

   Governmental Approvals and Other Matters. All material licenses, franchises, permits, authorizations, consents or approvals of any governmental entities will have been filed or obtained, including state approvals necessary to issue the Kodak common stock which may be issued in connection with the merger. No restraining order, injunction or other legal prohibition will have been issued by any court or other governmental entity that prevents the completion of the merger.

Conditions to Kodak's Obligations

   The merger agreement provides that, in addition to those conditions described above, Kodak's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

   Representations, Warranties and Performance of Obligations. Encad's representations and warranties must be true and correct in all material respects as of the effective time of merger, subject to materiality qualifiers in the representations and warranties, and Encad will have materially performed its obligations under the merger agreement.

   Minimum Stockholders' Equity. As of the end of the month immediately before the closing of the merger, Encad's consolidated stockholders' equity must be at least $24 million.

   No Materially Adverse Events. No events or conditions will have occurred or been discovered between the date of the merger agreement and the closing which are reasonably expected to have a material adverse effect on the business, financial condition or results of operations of Encad and its subsidiaries.

   Dissenting Shares. Prior to the vote on the merger by Encad's stockholders, if Kodak has elected to pay the merger consideration in cash, written notice of the assertion of dissenters' appraisal rights under Delaware law will not have been delivered by holders of more than 10% of the outstanding shares of Encad common stock.

   No Changes to Resolutions. Encad's board of directors will not have amended, modified or revoked its resolutions which approve of the merger agreement and completion of the merger.

   Additional Documents and Agreements. The following additional documents and agreements will have been delivered or received:

   . consents from third parties necessary to allow the continuation by Encad, after the merger, of intellectual property rights and agreements;

   . a letter from Deloitte & Touche LLP, Encad's independent auditors, in a customary form and related to the registration statement;

   . a voting agreement signed by each member of Encad's board of directors and each executive officer of Encad, agreeing to vote in favor of adoption of the merger;

   . an agreement signed by each person who is an affiliate of Encad for purposes of federal securities laws;

   . if Kodak pays the merger consideration in stock, a copy of the legal opinion of Encad's attorneys, Brobeck, Phleger & Harrison LLP, regarding the status of the transaction as a tax-free reorganization;

   . a release agreement signed by Encad and David A. Purcell, in a form approved by Kodak;

   . a copy of the written opinion of Encad's financial advisor regarding the fairness of the merger consideration to Encad's stockholders, from a financial point of view;

   . an employment agreement between Encad and Terry E. Vandewarker, Encad's chief executive officer, in a form approved by Kodak; and

   . certificates of incorporation, or similar documents, for Encad and each of its subsidiaries, in each case certified by the appropriate secretary of state or similar official.

Conditions to Encad's Obligations

   In addition to those conditions that affect all of the parties, the merger agreement provides that Encad's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

   . Kodak's representations and warranties must be true and correct in all material respects, subject to materiality qualifiers in the representations and warranties, and Kodak will have materially performed its obligations under the merger agreement;

   . Kodak's corporate finance committee will not have amended, modified or revoked its resolutions which approve of the merger agreement and the completion of the merger; and

   . if Kodak pays the merger consideration in shares of Kodak common stock, Encad will have received a legal opinion from Brobeck, Phleger & Harrison LLP in a form reasonably satisfactory to Encad, to the effect that the merger will constitute a reorganization under the Internal Revenue Code.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the completion of the merger, regardless of whether Encad's stockholders have approved of the merger at the special meeting, in the manner described below:

   Mutual Consent. The merger agreement may be terminated if Encad's board of directors and Kodak's corporate finance committee mutually consent.

   Failure to Fulfill Conditions. Either Kodak or Encad may terminate the merger agreement if any condition to that party's obligation to complete the merger becomes impossible to fulfill, and the failure to comply with the condition is not waived by the other party. If Kodak elects to terminate because a condition to its obligations becomes impossible to fulfill, and the cause of the impossibility relates solely to Encad's intellectual property, Kodak will be required to pay to Encad $2 million, as liquidated damages, so long as Encad has not materially breached its obligations under the merger agreement.

   Failure to Close by March 31, 2002. Either Kodak or Encad may terminate the merger agreement if the closing of the merger has not occurred by March 31, 2002. If the closing has not occurred by that date as a result of the delay associated with the review of the registration statement by the SEC, and if the parties continue to use commercially reasonable efforts to have the registration statement declared effective, then the March 31, 2002 date will be extended to a date no more than 35 days after the SEC agrees that the registration statement can be declared effective.

   Superior Proposal. Kodak or Encad may terminate the merger agreement if Encad's board of directors withdraws, modifies, conditions or fails to give its recommendation to Encad's stockholders that they adopt the merger agreement, because Encad's board of directors concludes, in good faith and on advice of counsel, that it could reasonably be expected to be a breach of the fiduciary duty owed by the board of directors to the Encad stockholders if it failed to withdraw, modify, condition or elect not to recommend adoption of the merger agreement.

   To terminate the merger agreement on these grounds, Encad must also enter into an agreement providing for, or must authorize or consummate, a superior proposal at a time that is prior to approval of the merger agreement by Encad's stockholders and after notice of the superior proposal has been given to Kodak. Under the merger agreement, a superior proposal means an offer that is not solicited in violation of Encad's covenants in the merger agreement which is made by a third party and which Encad's board of directors determines in good faith (a) has a reasonable likelihood of being completed, and (b) is otherwise on terms which would result in a transaction more favorable to Encad's stockholders, taking into account the ability of the third party to complete the transaction.

   Encad has agreed that, if the merger agreement is terminated because Encad's board of directors has elected to accept a superior proposal, Encad will pay $1 million to Kodak, as liquidated damages.

                              THE SPECIAL MEETING

General Information; Purpose of the Special Meeting


   The special meeting will be held at Encad's principal executive offices, 6059 Cornerstone Court West, San Diego, California, on January 23, 2002, beginning at 9:00 a.m., local time, to consider and to vote upon the adoption of the merger agreement.


Record Date; Shares Entitled to Vote


   Only stockholders of record of Encad at the close of business on December 3, 2001, the "record date" for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were 12,001,632 shares of Encad common stock outstanding and entitled to vote at the special meeting. Each holder of shares of Encad common stock outstanding on the record date is entitled to one vote for each share held, exercisable in person or by properly executed and delivered proxy, at the special meeting. The presence of the holders of at least a majority of Encad common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the special meeting.


Vote Required

   The affirmative vote of the holders of record of at least a majority of the outstanding Encad common stock entitled to vote at the special meeting is necessary to approve the merger agreement. Pursuant to voting agreements required to be executed as a condition to completing the merger, Encad's board of directors and executive officers, who collectively own approximately 9.3% of Encad's outstanding common stock, have agreed to vote all shares of Encad common stock which they are entitled to vote, directly or indirectly, in favor of adoption of the merger agreement, and have further agreed not to transfer or otherwise dispose of any shares of Encad common stock unless the transferee of those shares agrees in writing to such voting agreement.

   Abstentions cast in person at the special meeting will be tallied as votes having been made and will not be treated as affirmative votes. Brokers who hold shares for customers that have not given the broker instructions as to how to vote at the special meeting will not vote those shares at the special meeting. Abstentions and broker non-votes have the effect of a vote against the proposal to adopt the merger agreement but will be counted for the purpose of determining whether a quorum is present at the special meeting.

Voting and Revocation of Proxies

   You are requested to complete and sign the accompanying form of proxy and return it promptly to Encad in the enclosed postage-paid envelope. When the accompanying form of proxy is returned properly executed, the shares of Encad common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy. If a proxy is executed and returned without an indication as to how the shares of Encad common stock represented are to be voted, the Encad common stock it represents will be voted for adoption of the merger agreement. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting, like adjourning for the purpose of soliciting additional proxies. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement which is intended to allow additional votes to be solicited for adoption of the merger agreement.

   You have the power to revoke any proxy you have given at any time before it is voted at the special meeting. A later-dated proxy or written notice of revocation given to Encad's corporate secretary before the vote at the special meeting will serve to revoke a proxy. Also, a stockholder who attends the special meeting in person may vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given.

Other Matters to be Considered

   The board of directors of Encad is unaware of any other matter that will be brought before the special meeting. If, however, other matters are presented that relate to the merger, proxies will be voted in accordance with the discretion of the holders of the proxies. If you wish to withhold this discretionary authority from the proxy holders, you must check the applicable box on the proxy card. Pursuant to Encad's bylaws and the Delaware General Corporation Law, only business within the purposes described in the notice of special meeting in this document may be conducted at the special meeting.

Solicitation of Proxies

   The cost of soliciting proxies from holders of Encad common stock is borne by Encad. In addition to the use of the mails, persons regularly employed by Encad may solicit proxies by personal interview, telephone and other telecommunication devices. Persons soliciting proxies will receive no additional compensation for their services, but Encad will reimburse them for any out-of-pocket expenses incurred by them in connection with their services. Arrangements may also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Encad common stock held of record by custodians, nominees or fiduciaries, and Encad may reimburse custodians, nominees or fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxies.

      INTERESTS OF ENCAD'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

   In considering the recommendation of Encad's board of directors that you vote for the adoption of the merger agreement, you should be aware that members of Encad's board of directors and Encad's executive officers have agreements or arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of Encad's other stockholders. Encad's board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.

   1997 Severance Agreements, as Amended. In 1997, the compensation committee of Encad's board of directors approved a special severance benefit program for Encad's executive officers. After the merger, Mr. Thomas L. Green, Encad's general counsel, is the only officer who will continue to have a severance agreement under the 1997 program, as it has been amended to date. If, within eighteen months after the merger, Mr. Green is terminated without cause or resigns for good reason, then he is entitled to a lump-sum payment equal to his annual compensation plus the average of his bonus over the last two years plus the total costs of benefits made available to him in the previous year.

   Release Agreement with Mr. Purcell. In connection with the merger, Kodak negotiated a release agreement with Mr. Purcell that will become effective when the merger is completed. Encad will make a lump sum payment of $900,000 to Mr. Purcell and he will release all employment claims against Encad, including claims for benefits, payments under a split dollar life insurance agreement entered into by Encad for the benefit of Mr. Purcell, payments under Mr. Purcell's 1997 Severance Agreement and otherwise. Additionally, Mr. Purcell will be subject to a one year non-competition agreement and a two year prohibition on soliciting any of Encad's employees.

   Employment and Severance Agreement with Mr. Vandewarker. In 1999, the compensation committee of Encad's board of directors granted Mr. Vandewarker a change of control agreement, which was later amended in 2001. In connection with the merger, Kodak negotiated an employment agreement and an amended severance agreement with Mr. Vandewarker, both of which will become effective when the merger is completed. In lieu of his benefits under existing benefit plans, including his existing severance agreement, Mr. Vandewarker will receive
(a) a signing bonus of $200,000 if he remains employed with Encad after the closing of the merger, and (b) a retention bonus of $400,000 if he remains employed with Encad on the first anniversary of the completion of the merger. Mr. Vandewarker's salary will be $290,125 for the year following completion of the merger and he is entitled to a bonus, an automobile allowance and participation in Encad's benefit plans. In addition to the employment agreement, Kodak and Mr. Vandewarker have negotiated a severance agreement which entails the payment of $600,000 to Mr. Vandewarker if he is terminated without cause within a year of the closing of the merger and payment of $200,000 to Mr. Vandewarker if he is terminated without cause or leaves Encad voluntarily any time after that first year.


   Stock Option Acceleration. Outstanding options granted under some of Encad's stock option plans, including certain grants to Encad's directors and executive officers, automatically accelerate and become immediately exercisable in full upon consummation of the merger. Additionally, the merger agreement provides that at the effective time, with respect to unexercised options having an exercise price of less than $2.00 per share, Kodak will pay the option holder an amount in cash, for each share of Encad's common stock underlying the option, equal to the difference between $2.00 and the exercise price of the option. With respect to the outstanding options of Encad's directors, officers and senior managers only approximately 70,000 have an exercise price of less than $2.00.

   Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, Kodak will indemnify and hold harmless, and provide advancement of expenses to, all of Encad's past and present directors, officers and employees in all of their capacities, for acts or omissions occurring at or prior to the completion of the merger to the same extent they were indemnified or had the right to advancement of expenses as of November 14, 2001, which is the date of the merger agreement, pursuant to Encad's certificate of incorporation, bylaws and indemnification agreements with any of Encad's, or Encad's subsidiaries', directors, officers and employees. The merger agreement also provides that, upon completion of the merger, Kodak will provide director and officer liability insurance policies with the current coverage of Encad's policies of directors' and officers' liability insurance to be effective for six years following the completion of the merger or until the premium cost exceeds $750,000, whichever occurs earlier.

                            INFORMATION ABOUT ENCAD

Business


   The discussion of Encad's business contained in and incorporated by reference into this document may contain projections, estimates and other forward looking statements that involve a number of risks and uncertainties, including those discussed in this document under the caption "Risk Factors Related to the Merger" and those incorporated by reference into this document under the caption "Risks and Uncertainties." While this outlook represents Encad's current judgment on the future direction of its business, these risks and uncertainties could cause actual results to differ materially from any future performance suggested below. Neither Encad nor Kodak undertake any obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstance arising after the date of this document.


General

   Encad designs, develops, manufactures and markets wide-format (up to 60"), color inkjet printer systems designed to increase productivity in computer applications requiring quality printed output. Encad's current printer product line consists of the CADJET(R)2, CADJET(R) 3D, Croma24(TM), 1500 TX(TM), NovaJet(R) 500/630/700 series, NovaJet(R) 850 and the recently introduced NovaJet(R) 880. Typical uses for these printers and their related accessories and supplies include:

   . graphic arts production such as photo reproduction, posters, signage, point-of-sale retail, display/exhibit graphics, proofing, fabric printing, and presentation graphics;

   . computer-aided design used by architects, engineers, construction designers, and geographic information systems such as surveying and mapping;

   . outdoor graphics, such as vehicle graphics, banners, adhesive vinyl, commercial on-premise signs, and billboards; and

   . textiles, such as banners, graphics, sampling, and personalization.

   To support its wide-format inkjet printers, Encad offers a variety of accessories, software and supplies, including specialty ink and media. The market for wide-format, color inkjet printers, supplies, software and accessories is developing as a result of technological advancements in performance and quality and continuing improvements in price/performance ratios. Encad believes these advancements will make quality wide-format inkjet output more versatile and affordable, allowing Encad's products to be more widely used in Encad's existing markets, as well as addressing potential new market applications.

   Encad urges you to read carefully the documents that it has previously filed with the SEC that are incorporated into this document by reference. These documents contain a substantial amount of information concerning Encad and its business. The SEC's rules allow Encad to incorporate them by reference which means that, although that information is not reprinted in this document, it has the same legal effect as if Encad had reprinted it in this document.


   Please see "Where to Find More Information" and "Some Documents Are Incorporated by Reference," beginning at page 48 for information about, and how to obtain copies of, the Encad documents incorporated by reference.

Price Range of Encad's Common Stock

   Encad's common stock is traded on the Nasdaq National Market under the symbol "ENCD." The following table sets forth the high and low sales prices for each quarter in Encad's last two completed fiscal years and for 2001.


Year and Quarter                                 High   Low
----------------                                ------ ------
1999:
   First quarter............................... $6.813 $3.500
   Second quarter.............................. $7.469 $5.344
   Third quarter............................... $9.500 $4.500
   Fourth quarter.............................. $7.000 $4.438
2000:
   First quarter............................... $7.313 $4.438
   Second quarter.............................. $6.500 $2.875
   Third quarter............................... $3.750 $2.125
   Fourth quarter.............................. $2.875 $1.000
2001:
   First quarter............................... $2.813 $1.250
   Second quarter.............................. $2.530 $1.563
   Third quarter............................... $1.900 $1.000
   Fourth quarter (through December 17, 2001).. $2.100 $1.050


   Encad has not paid during 1999, 2000 or 2001, and does not currently intend to pay, any dividends on its common stock.

Security Ownership of Five Percent Beneficial Owners and Management
   The following table sets forth information as of November 30, 2001 relating to the beneficial ownership of common stock by (a) each stockholder known to own beneficially more than 5% of the outstanding shares of Encad's common stock, (b) each director, (c) each named executive officer, and (d) all of Encad's current executive officers, senior managers and directors as a group. This table is based upon information supplied by Encad's directors, named executive officers, senior managers and principal stockholders and upon Section 13 filings with the SEC. Unless otherwise indicated, the individual stockholders named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Applicable ownership is based on 12,001,632 shares of common stock outstanding on November 30, 2001, and calculated pursuant to SEC Rule 13d-3(d)(1), which includes the number of shares acquirable within 60 days by directors, executive officers and other employees.

   All amounts listed under the column "Acquirable Within 60 Days" represent the underlying shares for stock options that will vest within 60 days of November 30, 2001. The amounts set forth in that column do not include additional shares that may be issued upon exercise of options that will accelerate upon completion of the merger.

                                                                             Amount and Nature of Beneficial Ownership
                                                                             ----------------------------------------
                                                                             Owned as of           Acquirable
                                                                             November 30,          Within 60  Percent
Holder                                                                           2001                 Days    of Class
------                                                                       ------------          ---------- --------
Dimensional Fund Advisors Inc...............................................    863,300                   0     7.19%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(1)
Richard H. Pickup...........................................................  1,755,000                   0    14.62%
610 Newport Center Dr., Suite 1300 Newport Beach, CA 92660(2)
Ronald J. Hall..............................................................     82,610              45,000     1.06%
Howard L. Jenkins...........................................................    258,176              60,000     2.65%
Charles E. Volpe............................................................     20,000              58,000        *
David A. Purcell(3).........................................................    740,002             106,875     7.06%
Terry E. Vandewarker........................................................      1,965              85,062        *
Thomas L. Green.............................................................      4,877              53,909        *
Patrick Ryan................................................................          0              23,312        *
James A. Hebert.............................................................      2,480              23,750        *
Dean R. Richards............................................................          0              24,687        *
Todd W. Schmidt(4)..........................................................      1,500                   0        *
Gerry Forman................................................................          0               7,500        *
All directors, executive officers and senior managers as a group--11 persons  1,111,610             488,095    13.33%

--------
*  Less than one percent.
(1) Pursuant to a Schedule 13F-HR filed October 25, 2001 by Dimensional Fund Advisors Inc., an investment advisor, which reported sole dispositive and voting power over 863,300 shares.
(2) Pursuant to a Schedule 13D filed February 16, 2001 by Mr. Pickup who reported sole dispositive and voting power over 1,755,000 shares. Mr. Pickup filed on behalf of himself and the following entities with which he shares membership in a group: Dito Devcar Corporation, Dito Caree, LP, TD Investments, LLC, Pickup Charitable Remainder Unitrust II, DRP Charitable Remainder Unitrust, TMP Charitable Remainder Unitrust, Pickup Family Trust and Dito Devcar LP.
(3) Of the 740,002 shares beneficially owned by Mr. Purcell, 450 shares are owned by his spouse and 739,552 are held in a family trust of which Mr. Purcell is a trustee.
(4) The 1,500 shares beneficially owned by Mr. Schmidt are owned by his spouse.

        COMPARATIVE RIGHTS OF KODAK SHAREHOLDERS AND ENCAD STOCKHOLDERS

   Kodak is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act. Encad is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. The Encad certificate of incorporation, the Encad bylaws and the Delaware General Corporation Law currently govern the rights of Encad stockholders. Upon completion of the merger, however, unless Kodak elects to pay the merger consideration in cash, Encad stockholders will instead become shareholders of Kodak, and the Kodak certificate of incorporation, the Kodak bylaws and the New Jersey Business Corporation Act will govern their rights.

   The descriptions that follow below summarize certain material differences that may affect the rights of Kodak shareholders and Encad stockholders. These descriptions are not a complete statement of all of the differences between the rights of Kodak shareholders and the rights of Encad stockholders, however, and important differences may exist that are not described below. In addition, within the descriptions that follow below, specific provisions of the New
Jersey Business Corporation Act, the Delaware General Corporation Law, and each company's certificate of incorporation and bylaws are referred to. These descriptions are not intended to be complete statements of the various provisions, however, and stockholders should read carefully for themselves the relevant provisions of the New Jersey Business Corporation Act, the Delaware General Corporation Law, each company's certificate of incorporation and bylaws.

                               Encad Stockholder Rights              Kodak Shareholder Rights
                         ------------------------------------- ------------------------------------
Authorized Capital Stock The authorized capital stock of       The authorized capital stock of
                         Encad consists of 60,000,000          Kodak consists of 950,000,000
                         shares of common stock, par value     shares of common stock, par value
                         $0.001 per share, and 5,000,000       $2.50 per share, and 100,000,000
                         shares of preferred stock, par value  shares of preferred stock, par value
                         $0.001 per share. There were          $10.00 per share. There were
                         12,001,632 shares of common           290,920,228 shares of common
                         stock and no shares of preferred      stock and no shares of preferred
                         stock issued and outstanding at the   stock issued and outstanding at the
                         close of business on November 30,     close of business on November 30,
                         2001.                                 2001.
Number of Directors      Encad's bylaws provide that the       Kodak's certificate of incorporation
                         number of directors is fixed by       provides that Kodak has a minimum
                         resolution of the board of directors, of nine directors and a maximum of
                         with the initial number fixed at      18 directors, with the exact number
                         seven. There are currently five       of directors fixed from time to time
                         directors on the Encad board.         by resolution of the board of
                                                               directors. There are currently 14
                                                               directors on the Kodak board.
Classification of Board  Encad does not have a classified      Kodak's certificate of incorporation
 of Directors            board of directors.                   divides the board of directors into
                                                               three classes, with each class
                                                               consisting as nearly as possible of
                                                               an equal number of directors. Each
                                                               class serves a staggered three-year
                                                               term.

                                    Encad Stockholder Rights              Kodak Shareholder Rights
                              ------------------------------------ ---------------------------------------
Quorum for Meeting of         Encad's bylaws provide that a        Kodak's bylaws provide that one-
Directors                     majority of the entire board of      third of the entire board of directors
                              directors constitutes a quorum.      constitutes a quorum.
Election of Directors         Encad's bylaws provide that          Kodak's bylaws provide that
                              directors are elected by a plurality directors are elected by a plurality vote of the holders of Encad shares  vote of the holders of Kodak shares
                              that vote in the election of         that vote in the election of directors.
                              directors.                           In addition, Kodak's certificate of
                                                                   incorporation provides that the
                                                                   board of directors can issue
                                                                   additional classes of preferred stock
                                                                   that possess the right to elect
                                                                   directors. The number of directors
                                                                   so elected can exceed the upper
                                                                   limit on the size of the board of
                                                                   directors contained in the certificate
                                                                   of incorporation, and directors so
                                                                   elected serve for a term of one year.
Directors as Stockholders     The Encad certificate of             The Kodak bylaws provide that the
                              incorporation provides that the      members of the board of directors
                              members of the board of directors    must hold shares of Kodak stock.
                              need not hold shares of Encad
                              stock.
Stockholder Action            Encad's certificate of               Kodak's bylaws provide that its
                              incorporation provides that its      shareholders may take action either
                              stockholders may take action either  at an annual meeting or a special
                              at an annual meeting or a special    meeting of shareholders. The New
                              meeting of stockholders. Encad's     Jersey Business Corporation Act
                              certificate of incorporation         provides that Kodak shareholders
                              prohibits the stockholders from      may take action without a meeting,
                              acting without a meeting by          by written consent, under certain
                              written consent.                     circumstances.
Amendment of Certificate of   The Encad certificate of             The New Jersey Business
  Incorporation               incorporation provides that any      Corporation Act governs
                              provision contained in Encad's       amendments to Kodak's certificate
                              certificate of incorporation can be  of incorporation and provides that a
                              amended or repealed. The             proposed amendment requires
                              Delaware General Corporation         approval by the board of directors as
                              Law provides that an amendment       well as the affirmative vote of the
                              to the certificate of incorporation  majority of the votes cast by the
                              requires the approval of the board   holders of shares entitled to vote on
                              of directors and the approval of the the amendment, unless a specific
                              holders of a majority of the         provision of the New Jersey
                              outstanding stock entitled to vote   Business Corporation Act provides
                              upon the proposed amendment.         otherwise.

                                    Encad Stockholder Rights              Kodak Shareholder Rights
                              ------------------------------------- -------------------------------------
Amendment of Bylaws           Encad's certificate of                The New Jersey Business
                              incorporation and bylaws provide      Corporation Act governs the
                              that the bylaws may be amended or     amendment of Kodak's bylaws and
                              repealed by the affirmative vote of   provides that bylaws may be
                              a majority of the outstanding         amended, altered or repealed in
                              shares of voting stock. In addition,  whole or in part by the vote of a
                              the board of directors is expressly   majority of the board of directors or
                              authorized by the bylaws to adopt,    by the vote of a majority of the
                              amend or repeal the bylaws.           outstanding shares at a meeting.
Voting Stock                  Encad's voting securities consist of  The outstanding voting securities of
                              shares of common stock, which are     Kodak are the shares of common
                              entitled to one vote per share, and   stock, which are entitled to one vote
                              shares of Series A Junior             per share. In addition, Kodak has
                              Participating Preferred Stock,        the authority to issue "blank check"
                              which are entitled to 1,000 votes     preferred stock, the voting rights of
                              per share. No shares of Series A      which have yet to be determined.
                              Junior Participating Preferred        No shares of preferred stock are
                              Stock are currently outstanding.      currently outstanding.
Stockholder Inspection and    The Delaware General Corporation      The New Jersey Business
  Information Rights          Law provides that stockholders        Corporation Act provides that a
                              have a qualified right to inspect a   shareholder who has been a
                              corporation's stock ledger, a list of shareholder for at least six months its stockholders and its other books  or who holds at least 5% of the
                              and records. In addition, the         outstanding shares of any class or
                              Delaware General Corporation          series of stock of a corporation has
                              Law provides that a complete list     the qualified right to inspect the
                              of stockholders entitled to vote at   minutes of the proceedings of the
                              any meeting of stockholders must      corporation's shareholders and its
                              be open to the examination of any     record of shareholders. In addition,
                              stockholder for a period of at least  the New Jersey Business
                              10 days prior to the meeting. That    Corporation Act provides that,
                              law also provides that the            without regard to the period that any
                              stockholder list must be kept at the  shareholder has held stock or the
                              place of the meeting during the       amount of stock held by any
                              meeting and may be inspected by       shareholder, a court may compel
                              any stockholder who is present at     production for examination by the
                              the meeting.                          shareholder of the books and
                                                                    records of account, minutes and
                                                                    record of shareholders of a
                                                                    corporation. The New Jersey
                                                                    Business Corporation Act also
                                                                    provides that shareholders have the
                                                                    right to inspect the list of
                                                                    shareholders entitled to vote at a
                                                                    meeting of shareholders for a
                                                                    reasonable period during any
                                                                    meeting of shareholders.

                                    Encad Stockholder Rights               Kodak Shareholder Rights
                              ------------------------------------- --------------------------------------
Special Meeting of            Encad's bylaws provide that either    Kodak's bylaws provide that the
  Stockholders                the chief executive officer or the    board of directors, the chairman of
                              chairman of the board of directors    the board or the president may call a
                              may call special meetings of the      special meeting of the shareholders.
                              stockholders. In addition, at the     In addition, the New Jersey
                              request in writing of a majority of   Business Corporation Act requires
                              the board of directors, the           that the chairman of the board or the
                              president or secretary may call       president call a special meeting of
                              special meetings of the               the shareholders at the written
                              stockholders.                         request of not less than 10% of all
                                                                    shares entitled to vote at a meeting
                                                                    of shareholders. The New Jersey
                                                                    Business Corporation Act also
                                                                    provides that the holders of at least
                                                                    10% of all shares entitled to vote at
                                                                    a meeting of shareholders may
                                                                    apply to the New Jersey Superior
                                                                    Court to request a special meeting
                                                                    of shareholders, for good cause.
Indemnification of Directors  Encad's certificate of                Kodak's bylaws provide that Kodak
  and Officers                incorporation and bylaws provide      will indemnify its directors and
                              that Encad's directors and officers   officers to the fullest extent
                              will be indemnified by Encad to       permitted by the New Jersey
                              the fullest extent permitted by the   Business Corporation Act.
                              Delaware General Corporation
                              Law.
Limitation on Damages         Encad's certificate of                Kodak's certificate of incorporation
                              incorporation provides that           provides that Kodak's directors and
                              Encad's directors will not be         officers will not be personally liable
                              personally liable for monetary        for monetary damages arising from
                              damages arising from a breach of      a breach of their fiduciary duties as
                              their fiduciary duties as directors,  directors or officers, except to the
                              subject to a number of important      extent that this exemption or
                              exceptions. Encad's bylaws require    limitation from liability is not
                              the indemnification of directors      permitted by the New Jersey
                              and executive officers to the fullest Business Corporation Act.
                              extent permitted by Delaware law.
Stockholders Rights Plan      Encad has adopted a stockholders      Kodak does not have a shareholders
                              rights plan designed to deter         rights plan.
                              coercive offers and un-approved
                              acquisitions of 15% of Encad's
                              outstanding shares of common
                              stock.

                                   Encad Stockholder Rights              Kodak Shareholder Rights
                              ----------------------------------- --------------------------------------
Mergers and Consolidations    The Delaware General Corporation    The New Jersey Business
                              Law governs the merger or           Corporation Act and Kodak's
                              consolidation of Encad and          certificate of incorporation govern
                              provides that mergers,              the merger or consolidation of
                              consolidations, sales or exchanges  Kodak and provides that mergers,
                              of all or substantially all of a    consolidations, sales or exchanges
                              corporation's assets, or the        of all or substantially all of a
                              dissolution of a corporation        corporation's assets, or the
                              generally require (1) the           dissolution of a corporation
                              affirmative vote of the board of    generally require (1) the affirmative
                              directors as well as (2) the        vote of the board of directors as
                              affirmative vote of a majority of   well as (2) the affirmative vote of
                              the outstanding stock of the        two-thirds of the outstanding stock
                              corporation entitled to vote on the of the corporation entitled to vote on
                              matter. There are important         the matter. There are important
                              exceptions to these provisions.     exceptions to these provisions.
Anti-Takeover Laws            The Delaware General Corporation    The New Jersey Shareholder
                              Law provides generally that a       Protection Act provides that no New
                              corporation may not engage in a     Jersey corporation may engage in
                              wide range of "business             any "business combination" with
                              combinations" with any person       any interested shareholder
                              who acquires 15% or more of a       (generally, a 10% or greater
                              corporation's voting stock, thereby shareholder) for a period of five
                              becoming an "interested             years following the interested
                              stockholder," for a period of three shareholder's stock acquisition, years following the date the person unless approved by the board of
                              became an interested stockholder.   directors prior to the stock
                              There are important exceptions to   acquisition. In addition, that law
                              these provisions.                   provides that corporations may not
                                                                  engage at any time in a business
                                                                  combination with any interested
                                                                  shareholder other than (1) a
                                                                  business combination approved by
                                                                  the board of directors prior to the
                                                                  stock acquisition, (2) a business
                                                                  combination approved by the
                                                                  affirmative vote of the holders of
                                                                  two-thirds of the voting stock not
                                                                  beneficially owned by the interested
                                                                  shareholder, or (3) a business
                                                                  combination in which the interested
                                                                  shareholder meets the specified fair
                                                                  price criteria. There are important
                                                                  exceptions to these provisions.

                       DESCRIPTION OF KODAK COMMON STOCK

   The following is a brief description of Kodak's common stock.

   Dividend Rights. Each share of Kodak common stock ranks equally with all other shares of Kodak common stock with respect to dividends. Dividends may be declared by Kodak's board of directors and paid by Kodak at such times as the board of directors determines, all pursuant to the provisions of the New Jersey Business Corporation Act.

   Voting Rights. Each holder of Kodak common stock is entitled to one vote per share. Kodak common stock does not have cumulative voting rights. Holders of Kodak common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and Kodak's certificate of incorporation and bylaws, and to elect the members of the board of directors. Directors are divided into three classes, with each class, as nearly as possible, having the same number of directors. At each annual meeting of the shareholders, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeeded and are elected by the shareholders for a term expiring at the third succeeding annual meeting of shareholders.

   Liquidation Rights. Holders of Kodak common stock are entitled on liquidation to receive all assets that remain after payment to creditors and holders of preferred stock.

   Preemptive or Other Rights. Holders of Kodak common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by Kodak with respect to Kodak common stock.

   Anti-Takeover Protection. Under the New Jersey Shareholders Protection Act, shareholders owning 10% or more of the voting power of some New Jersey corporations, including Kodak, are prohibited from engaging in mergers or other business combination transactions with the corporation, for a period of five years, or longer in some circumstances, after the shareholder first acquired at least 10% of the voting power. These restrictions are subject to important exceptions.

                                    EXPERTS

   The consolidated financial statements of Kodak incorporated in this document by reference to Kodak's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Encad incorporated in this document by reference from Encad's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Kodak common stock that may be issued pursuant to the terms of the merger agreement will be passed upon for Kodak by its Senior Vice President and General Counsel. Brobeck, Phleger & Harrison LLP, Los Angeles, California, will pass upon the tax consequences of the merger for Encad.

                          FORWARD-LOOKING STATEMENTS

   Statements included in or incorporated by reference into this document may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words like "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of those words and similar expressions are meant to identify forward-looking statements. Forward-looking statements, including statements concerning Kodak's or Encad's expectations, strategic objectives, business prospects, anticipated economic performance, financial condition and other similar matters, including without limitation the matters discussed under the heading "Risk Factors Relating to the Merger" and in Encad documents which are incorporated by reference under the heading "Risks and Uncertainties," are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. Kodak and Encad each disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by it to reflect any change in Kodak's and Encad's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

   If the merger is completed, Encad will not hold an annual stockholders meeting in 2002. If Encad does hold an annual stockholders meeting, then in order to have a stockholder proposal considered for inclusion in next year's proxy statement for the 2002 annual meeting, Encad must receive the proposal no later than December 28, 2001. In addition, the proxy solicited by Encad's board of directors for the 2002 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Encad receives notice of the proposal no later than December 28, 2001. All stockholder proposals must be submitted in writing and must conform to SEC regulations and Encad's bylaws. Stockholders submitting proposals should direct them to Encad's Corporate Secretary at 6059 Cornerstone Court West, San Diego, California 92121, using certified mail-return receipt requested.

                        WHERE TO FIND MORE INFORMATION

   Kodak has filed with the SEC a registration statement on Form S-4 to register the shares of Kodak's common stock to be offered and sold in connection with the merger. This document is a part of that registration statement. As permitted by the SEC this document is Kodak's prospectus with respect to the offer and sale of shares of its common stock and Encad's proxy statement with respect to the solicitation by its board of directors to be used at a special meeting of its stockholders to consider adoption of the merger agreement. As also permitted by the SEC, this document does not contain all of the information that is included in the registration statement or its exhibits. Kodak will "de-register" the shares of Kodak common stock covered by the registration statement if Kodak elects to pay the merger consideration in cash, which it may do only under limited circumstances.

   Kodak and Encad both file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company, including Kodak's registration statement related to the shares of common stock to be issued in connection with the merger, at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. You can obtain information about the SEC public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can obtain more information about Kodak and the shares of common stock to be issued in the merger by reviewing the registration statement, along with exhibits and schedules. Statements in this document regarding the contents of any contract or other document are not necessarily complete and you should refer to the copies of those contracts or documents filed as exhibits to the registration statement. All statements in this document are qualified in all respects by reference to the complete text of those contracts and documents.

   All information concerning Kodak contained or incorporated by reference in this document has been furnished by Kodak and all information concerning Encad contained or incorporated by reference in this document has been furnished by Encad.

   You should rely on the information contained or incorporated by reference in this document to vote on the proposal to adopt the merger agreement. Neither Kodak nor Encad has authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders nor the issuance of shares of Kodak common stock in connection with the merger will create any other implication.

                SOME DOCUMENTS ARE "INCORPORATED BY REFERENCE"

   The SEC allows both Kodak and Encad to "incorporate by reference" information into this document. This means that both Kodak and Encad may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information modified or superseded by information in or incorporated by reference in this document. This document incorporates by reference the documents listed below that Kodak and Encad have previously filed with the SEC. The documents contain important information about both Kodak and Encad and their respective financial affairs.


Kodak's Filings with the SEC  Period
----------------------------- -----------------------------------
Annual Report on Form 10-K
  (File No. 1-87)             Fiscal year ended December 31, 2000
Quarterly Reports on Form     Quarters ended:
  10-Q (File No. 1-87)          March 31, 2001
                                June 30, 2001
                                September 30, 2001

Encad's Filings with the SEC  Period
----------------------------- -----------------------------------
Annual Report on Form 10-K
  (File No. 0-23034)          Fiscal year ended December 31, 2000
Quarterly Reports on Form     Quarters ended:
  10-Q (File No. 0-23034)       March 31, 2001
                                June 30, 2001
                                September 30, 2001
Current Report on Form 8-K
  (File No. 0-23034)          November 15, 2001


   Kodak and Encad each incorporate by reference into this document additional documents that either of them may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You can obtain copies of the documents incorporated by reference from Kodak or Encad as applicable, or from the SEC or its web site as described above. Documents incorporated by reference are available from Kodak and Encad without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

For Kodak Documents:            For Encad Documents:

Eastman Kodak Company           ENCAD, Inc.
343 State Street                6059 Cornerstone Court West
Rochester, New York 14650-0218  San Diego, California 92121-3734
Attention: Shareholder Services Attention: Investor Relations
(585) 724-5492                  (888) 436-2347


  IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY
         JANUARY 10, 2002 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                            EASTMAN KODAK COMPANY,

                            KODAK ACQUISITION CORP.

                                      and

                                  ENCAD, INC.

                         Dated as of November 14, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement") has been made as of November 14, 2001, by and among EASTMAN KODAK COMPANY, a New Jersey corporation ("Kodak"), KODAK ACQUISITION SUB, a Delaware corporation and a direct wholly-owned Subsidiary of Kodak ("Sub"), and ENCAD, INC., a Delaware corporation ("Encad").

   Whereas, the Corporate Finance Committee of Kodak, the respective boards of directors of Sub and Encad, and Kodak acting as the sole stockholder of Sub, have approved the merger, pursuant and subject to the terms and conditions of this Agreement, of Sub with and into Encad (the "Merger"), whereby all of the issued and outstanding shares of the Common Stock, par value $.001 per share, of Encad (the "Encad Common Stock"), will be converted into the right to receive, as provided herein, either (i) a specified number of shares of the Common Stock, par value $2.50 per share, of Kodak (the "Kodak Common Stock"), or (ii) a specified amount of cash; and the parties each desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   Now, Therefore, in consideration of the premises and the representations, warranties and covenants herein contained, the parties agree to effect the Merger on the terms and subject to the conditions herein provided and further agree as follows:

                            ARTICLE 1. DEFINITIONS
   1.1  Definitions.

   In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

      "Affiliate" means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

      "Business" means the business conducted by Encad and its Subsidiaries as of the date hereof, that being principally the design, development, manufacture and marketing of wide-format color inkjet printer systems.

      "Certifying Officers" means: (a) in the case of Encad, its Chief Executive Officer and its Vice President, General Counsel; and (b) in the case of Kodak, any one of its officers.

      "Claim" means any contest, claim, demand, assessment, action, suit, cause of action, complaint, litigation, proceeding, hearing, arbitration, investigation or notice involving any Person.

      "Closing" means the consummation of the Merger.

      "Code" means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

      "Competition Laws" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, national competition Laws, European Union competition Laws and all other U.S. or non-U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

      "Constituent Corporations" means Encad and Sub, as the constituent corporations of the Merger.

      "Contracts" means and includes all contracts, subcontracts, agreements, leases, licenses, sublicenses, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, franchises, purchase orders, arrangements, commitments, undertakings and understandings of any kind, whether written or oral.

      "Dissenting Shares" means shares of Encad Common Stock, if any, held by Persons who have not voted such shares in favor of adoption of this Agreement and with respect to which such Persons shall have perfected appraisal rights in accordance with the GCL.

      "Encad Disclosure Letter" means the letter, in the form approved by Kodak and delivered by Encad to Kodak concurrently with the execution and delivery of this Agreement, including subsequent amendments thereto contemplated by
   Section 11.4 of this Agreement.

      "Encad ESPP" means the Encad, Inc. 1993 Employee Stock Purchase Plan, as amended and restated through June 6, 2001.

      "Encad Material Adverse Effect" means a material adverse change in or effect on the business, financial condition or results of operations of Encad and its Subsidiaries, taken as a whole, or of the Surviving Corporation and its Subsidiaries, taken as a whole, but does not include changes or effects arising out of or otherwise occurring by virtue of: (a) general economic conditions, (b) conditions in the wide-format inkjet printer systems industry, (c) Kodak's commercial relationship with Encad,
   (d) changes in the trading price of the Encad Common Stock, (e) the announcement of new wide-format inkjet printers by Kodak, including printer model 5260; or (f) the public announcement of this Agreement and the transactions contemplated hereby.

      "Encad Option Plans" means the following equity incentive plans: (a) the Encad, Inc. 1993 Stock Option/Stock Issuance Plan, as amended through July 17, 1997; (b) the Encad, Inc. 1997 Supplemental Stock Option Plan, as amended December 6, 2000; (c) the Encad, Inc. 1998 Stock Option Plan; and
   (d) the Encad, Inc. 1999 Stock Option/Stock Issuance Plan, as amended and restated through June 6, 2001.

      "Encumbrances" means and includes all liens, charges, encumbrances, mortgages, pledges, security interests, options and any other restrictions or third party rights.

      "Environmental Laws" means, collectively, all U.S. and non-U.S. federal, national, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

      "Exchange Agent" means EquiServe Trust Company, N.A. or such other bank or trust company as Kodak may designate with the consent of Encad (which consent will not be unreasonably withheld, delayed or conditioned).

      "Financial Advisor" means Banc of America Securities LLC, the financial advisor of Encad.

      "GAAP" means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue and applied on a consistent basis during the periods involved.

      "GCL" means the Delaware General Corporation Law.

      "Governmental Entity" means any U.S. or non-U.S. federal, national, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, tribunal, department, administration, council, agency, arbitrator, authority or other instrumentality.

      "Hazardous Substances" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

      "Intellectual Property" means patents, inventions, trade secrets, concepts, know-how, copyrights (whether registered or unregistered), works of authorship, trademarks (whether registered or unregistered), service marks (whether registered or unregistered), mask works, trade names, trade dress, product names, slogans, logos and internet domain names, including registrations and applications of any of the foregoing, software, firmware, object code, source code, specifications, processes, drawings, designs, technology, methods, techniques, formulae and proprietary information and documents incorporating any similar rights, including technical reports and laboratory data (in all media).

      "IRS" means the U.S. Internal Revenue Service.

      "Kodak Material Adverse Effect" means a material adverse change in or effect on the business, financial condition or results of operations of Kodak and its Subsidiaries taken as a whole, but does not include changes or effects arising out of or otherwise occurring by virtue of: (a) general economic conditions, (b) conditions in the consumer and commercial imaging industry, (c) Kodak's commercial relationship with Encad, (d) changes in the trading price of the Kodak Common Stock, (e) the announcement of new products by Kodak; or (f) the public announcement of this Agreement and the transactions contemplated hereby.

      "Laws" means, collectively, all U.S. and non-U.S. laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.

      "Market Price" means the average of the closing sales price per share of the Kodak Common Stock as reported on the NYSE's Web Site for the ten Trading Days ending on and including the second Trading Day preceding the date of the Meeting.

      "Meeting" means a special meeting of the stockholders of Encad called by the board of directors of Encad for the purpose of considering and voting on a proposal to adopt this Agreement.

      "NYSE" means the New York Stock Exchange.

      "Outstanding Options" means those options issued under the Encad Option Plans and outstanding (and not exercised or terminated) as of the date in question, which consist of: (a) options issued and outstanding on the date hereof and representing the right to purchase, in the aggregate, no more than 1,633,168 shares of Encad Common Stock, as set forth in section 4.2(c)(i) of the Encad Disclosure Letter; and (b) options granted after the date hereof and prior to the Effective Time in accordance with the provisions of Section 6.3(b).

      "Outstanding Purchase Rights" means those rights to purchase, on or before December 31, 2001, shares of Encad Common Stock under the Encad ESPP and outstanding (and not exercised or terminated) as of the date in question.

      "Permitted Encumbrance" has the meaning set forth in Section 4.9.

      "Person" means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.

      "Proxy Statement" means: (a) the letter to the stockholders of Encad in connection with the Meeting; (b) the notice of the Meeting; (c) the form of proxy to be distributed to the stockholders of Encad in connection with the Meeting; and (d) the information contained or incorporated in the Registration Statement that comprises the proxy statement disclosure required pursuant to the Exchange Act.

      "Proxy Statement/Prospectus" means the Proxy State-ment/Pro-spectus that forms a part of the Registration Statement, including all supplements thereto.

      "Record Holder" means a holder of record of Encad Common Stock as of the date in question, as shown on the regularly maintained stock transfer records of Encad.

      "Registration Statement" means the registration statement filed with the SEC by Kodak in connection with the offer and sale of Stock Merger Consideration, including all amendments thereto.

      "Release" has the same meaning as given it by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

      "Rights Agreement" means that certain Rights Agreement, dated as of March 19, 1998, as amended, between Encad and Harris Trust Company of California, as Rights Agent.

      "SEC " means the U.S. Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

      "Standard Encad Contracts" means Contracts to which Encad or any of its Subsidiaries is a party in the form of any of the following: NovaStar Distributor Agreement, NovaStar Solution Provider Agreement [Domestic], NovaStar Solution Provider Agreement [Canada], International Distributor Agreement, International NovaStar Solution Provider Agreement [Europe], Latin America International Distributor Agreement, International Distributor Agreement [Asia], and Global System Integrator Reseller Agreement, Joint Supplier/Service Agreements, Independent Software Vendor Agreements, NovaStar Demo Unit Agreement, Strategic Partner Program Agreements, End-User License Agreements for Encad Software and purchase orders issued by Encad incorporating Encad's standard terms and conditions.

      "Stockholder Approval" means adoption of this Agreement by the affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote.

      "Stock Rights" means, collectively, options, warrants, calls, rights, Claims (asserted or, to Encad's knowledge, threatened), commitments or Contracts to which Encad or any of its Subsidiaries is a party or by which any of them is bound obligating Encad or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Encad or any of its Subsidiaries, or obligating Encad or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or Contract. As used herein, "Stock Rights" includes stock appreciation rights and similar rights payable in cash but having reference to shares of capital stock or Voting Debt of Encad or any of its Subsidiaries.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the board of directors or other governing body thereof.

      "Surviving Corporation" means Encad, as the surviving corporation of the Merger.

      "Taxes" means, collectively, U.S. and non-U.S. federal, national, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties and interest thereon and estimated taxes.

      "Technical Documentation" means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and hardware adapted for use in conjunction with computer code, and program documentation and materials.

      "Trading Day" means any day on which the NYSE is open for trading.

      "U.S." means the United States of America.

      "Violation" means that the referenced fact or event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance (other than a Permitted Encumbrance) on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any damages, penalty or remedial action under, the referenced Law.

      "Voting Debt" means bonds, debentures, notes or other evidences of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of the issuer thereof may vote.

   1.2 Interpretation.

   In this Agreement, unless the express context otherwise requires:

      (a) the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

      (b) references to "Article" or "Section" are to the respective Articles and Sections of this Agreement, and references to "Exhibit" are to the respective Exhibits annexed hereto;

      (c) references to a "party" means a party to this Agreement and include references to such party's successors and permitted assigns;

      (d) references to a "third party" means a Person that is neither a party to this Agreement nor an Affiliate thereof;

      (e) the terms "dollars" and "$" means U.S. dollars;

      (f) references to a party's "knowledge" or any similar phrase means (i) in the case of Encad, the collective actual knowledge of the senior management personnel of Encad after due inquiry, or (ii) in the case of Kodak, the collective actual knowledge of the senior management personnel of Kodak after due inquiry;

      (g) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

      (h) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and

      (i) wherever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

                             ARTICLE 2. THE MERGER

   2.1 Effective Time of the Merger.

   Subject to the provisions of this Agreement, the Merger will be consummated by the filing by the Secretary of State of the State of Delaware of a certificate of merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the GCL (the time of such filing or such later time and date as is specified in such filing being the "Effective Time").

   2.2 Closing.

   The Closing will take place at 10:00 a.m., local time, on the earliest Trading Day practicable after all of the conditions set forth in Article 9 are satisfied or waived by the appropriate party (the "Closing Date"), at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, unless another time, date or place is agreed to in writing by the parties.

   2.3 Effects of the Merger.

   By virtue of the Merger and without the necessity of any action by or on behalf of the Constituent Corporations, or either of them:

      (a) at the Effective Time, (i) the separate existence of Sub will cease and Sub will be merged with and into Encad, (ii) the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended, and (iii) the directors and officers of Sub in office immediately prior to the Effective Time will become the only directors and officers, respectively, of the Surviving Corporation; and

      (b) at and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations will be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, will not revert or be in any way impaired; but all rights of creditors and all Encumbrances upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations will thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

                 ARTICLE 3. EFFECT OF MERGER ON CAPITAL STOCK

   3.1 Effect on Capital Stock.

   As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Encad Common Stock or of shares of the capital stock of Sub:

      (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub will be converted into the right to receive one fully paid and non-assessable share of the capital stock of the Surviving Corporation.

      (b) Cancellation of Treasury Stock. Shares of Encad Common Stock, if any, that are held by Encad as treasury stock will be cancelled and retired and will cease to exist, and no Merger Consideration or other consideration will be delivered in exchange therefor. Shares of Kodak Common Stock, if any, owned by Encad as of the Effective Time will remain unaffected by the Merger.

      (c) Exchanged Shares; Determination of Merger Consideration.

          (i) "Exchanged Shares" means all shares of Encad Common Stock issued and outstanding immediately prior to the Effective Time other than (a) Dissenting Shares (if cash consideration is paid) and (b) shares of Encad Common Stock, if any, held by Encad as treasury stock.

          (ii) Except as otherwise provided by Section 3.1(c)(iii), the consideration payable in the Merger will be in the form of shares of Kodak Common Stock, and will consist of that fractional number of fully paid and non-assessable shares of Kodak Common Stock per Exchanged Share that results from dividing (A) $2.00 by (B) the Market Price (the "Stock Merger Consideration"); subject, however, to the adjustment provided by the following sentence. In the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of Kodak Common Stock between the date of this Agreement and the Effective Time, the Stock Merger Consideration will be appropriately adjusted so that each Record Holder will receive in the Merger for his Exchanged Shares the number of shares of Kodak Common Stock that he would have been entitled to receive as Stock Merger Consideration if the Effective Time had been immediately prior to such event.

          (iii) Notwithstanding the provisions of Section 3.1(c)(ii), in the event that the Market Price is less than $27.00, then at Kodak's sole election, exercised by giving written notice to Encad at or before the close of business on the Trading Day prior to the date of the Meeting, the consideration payable in the Merger will instead be in the form of cash, and will consist of $2.00 per Exchanged Share (the "Cash Merger Consideration"). If Kodak does not make such election, then the consideration payable in the Merger will be the Stock Merger Consideration.

          (iv) "Merger Consideration" means either the Stock Merger Consideration or the Cash Merger Consideration, as applicable pursuant to the provisions of Sections 3.1(c)(ii) and 3.1(c)(iii). In no event will the Merger Consideration consist of both the Stock Merger Consideration and the Cash Merger Consideration.

      (d) Exchange of Exchanged Shares for Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Encad Common Stock, each issued and outstanding Exchanged Share will be converted into the right to receive the Merger Consideration, payable to the Record Holders of Exchanged Shares at the Effective Time. As of the Effective Time, and except as otherwise provided by Section 3.1(a), all shares of Encad Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 3.2.

      (e) Outstanding Options.

          (i) Each Outstanding Option granted pursuant to (x) the Encad, Inc. 1993 Stock Option/Stock Issuance Plan, (y) the Automatic Option Grant Program, the Salary Reduction Option Grant Program or the Director Fee Option Grant Program of the Encad, Inc. 1998 Stock Option Plan, or (z) the Automatic Option Grant Program of the Encad, Inc. 1999 Stock Option/Stock Issuance Plan, will, in accordance with the provisions of the applicable plan, become exercisable, immediately prior to the Effective Time, for any or all of the shares of Encad Common Stock subject to such option, and the holder of each such option will accordingly have the right either: (A) to exercise that option, in full or in part, immediately prior to the Effective Time and have the shares of Encad Common Stock acquired upon such exercise be exchanged in the Merger for the Merger Consideration pursuant to Section 3.1(d), or (B) to have that option, to the extent unexercised at the Effective Time, cancelled for a cash payment in accordance with Section 3.1(e)(ii).

          (ii) Each Outstanding Option that is not exercised prior to the Effective Time will, at the Effective Time, be cancelled, and the holder of each such cancelled Outstanding Option will, in consideration therefor, receive an amount in cash computed by multiplying: (A) the amount by which $2.00 exceeds the per share exercise price of such Outstanding Option, by (B) the number of shares of Encad Common Stock subject to such Outstanding Option, whether or not that Outstanding Option would have otherwise been exercisable for those shares at the time of cancellation. However, each Outstanding Option having a per share exercise price that equals or exceeds $2.00 will be cancelled without any payment therefor made to the holder thereof. Kodak will make the payments required to be made to holders of Outstanding Options under this Section 3.1(e)(ii) at the Effective Time, without interest, subject to any applicable Tax withholding requirements.

          (iii) At the Effective Time, each of the Encad Option Plans will terminate.

      (f) Outstanding Purchase Rights. Outstanding Purchase Rights will have been exercised, in accordance with the provisions of the Encad ESPP, on or before December 31, 2001, and the shares of Encad Common Stock so purchased will be exchanged in the Merger for the Merger Consideration pursuant to
   Section 3.1(d)

   3.2 Exchange of Certificates for Merger Consideration.

      (a) Exchange Fund. Kodak will deposit with the Exchange Agent, for the benefit of the holders of Exchanged Shares and for exchange in accordance with this Article 3, through the Exchange Agent, either (i) certificates (in the case of the Stock Merger Consideration) or (ii) funds (in the case of the Cash Merger Consideration), in either case representing the aggregate Merger Consideration for the Exchanged Shares (collectively, the "Exchange Fund"). Kodak will make such deposit as soon as reasonably necessary to permit the Exchange Agent to perform its obligations hereunder, but in no event will such deposit be made later than the Closing Date.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each Record Holder, as of the close of business on the date during which the Effective Time occurs, of one or more certificates which immediately prior to the Effective Time represented any Exchanged Shares (the "Certificates"): (i) a letter of transmittal (which will specify that delivery of the Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent, and will be in customary form and have such other provisions as Kodak may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Kodak, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor either: (A) in the case of the Stock Merger Consideration, one or more certificates representing the Stock Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3, together with a check representing the cash, if any, referred to in Sections 3.2(c) and 3.2(d); or (B) in the case of the Cash Merger Consideration, a check representing the Cash Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3; and, in either case, the Certificate so surrendered will forthwith be cancelled. Kodak will pay any transfer or similar Taxes required by reason of the issuance of a certificate representing shares of Kodak Common Stock as Stock Merger Consideration provided that such certificate is issued in the name of the Record Holder of the Certificate surrendered in exchange therefor. Kodak will not pay or be responsible for any transfer or other Taxes if the obligation to pay such Taxes is solely that of the stockholder or, in the case of the Stock Merger Consideration, if payment of any such Taxes by Kodak would cause the Merger to fail to qualify as a tax-free reorganization under section 368 of the Code. In the event of a transfer of ownership of Encad Common Stock which is not registered in the transfer records of Encad, the Merger Consideration may be issued to the transferee if the Certificate representing such Encad Common Stock is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. In the case of any lost, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to him of the Merger Consideration, to deliver to Kodak such affidavit and personal indemnity as Kodak may reasonably request with respect to the Certificate alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this
   Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d).

      (c) No Fractional Shares of Stock Merger Consideration. In the case of the Stock Merger Consideration: (i) no fractional share of Kodak Common Stock will be issued in the Merger; (ii) each Record Holder will be entitled to receive in lieu of any fractional share of Kodak Common Stock to which he otherwise would have been entitled (after taking into account all Exchanged Shares then held of record by such Record Holder) cash, payable by check, computed on the basis of the closing sales price of Kodak Common Stock as reported on the NYSE's Web Site for the Trading Day during which the Effective Time occurs, without interest; and (iii) Kodak will make available to the Exchange Agent cash in an amount sufficient to make all such payments in lieu of fractional shares.

      (d) Dividends and Distributions on Stock Merger Consideration. In the case of the Stock Merger Consideration: (i) holders of Certificates will not be entitled to dividends or other distributions with respect to Kodak Common Stock having a record date prior to the Effective Time; (ii) no dividends or other distributions with respect to Kodak Common Stock having a record date on or after the Effective Time will be paid to the Record Holder of any unsurrendered Certificate until such holder surrenders such Certificate (or provides the affidavit and indemnity referred to in Section 3.2(b)); and
   (iii) subject to the effect of applicable Laws, following surrender of any such Certificate (or provision of such affidavit and indemnity), there will be paid to the record holder of shares of Kodak Common Stock issued in exchange therefor: (A) at the time of such surrender, the amount of any dividends or other distributions having a record date on or after the Effective Time theretofore paid with respect to such shares of Kodak Common Stock, without interest; and (B) at the appropriate payment date, the amount of any dividends or other distributions having a record date on or after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such shares of Kodak Common Stock, without interest.

      (e) No Further Ownership Rights in Encad Common Stock. All Merger Consideration issued upon the surrender for exchange of shares of Encad Common Stock in accordance with the terms hereof (including, in the case of the Stock Merger Consideration, any cash paid pursuant to Sections 3.2(c) or 3.2(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Encad Common Stock, and there will be no further registration of transfers of the shares of Encad Common Stock (other than shares held directly or indirectly by Kodak) after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, such Certificates will be cancelled and exchanged as provided by this Article 3.

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Certificates at the end of six months after the Effective Time will be delivered to Kodak upon demand by Kodak, and any holders of Certificates who have not theretofore complied with this
   Article 3 will thereafter look only to Kodak for payment of their claim for Merger Consideration (and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d)).

      (g) No Liability. Neither Kodak, Encad nor the Surviving Corporation will be liable to any holder of shares of Encad Common Stock or Kodak Common Stock, as the case may be, for the Merger Consideration (and, in the case of the Stock Merger Consideration, cash in lieu of fractional shares and dividends or distributions with respect thereto, if any) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   3.3 Dissenting Shares.

   Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Cash Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL unless and until under the GCL the Dissenting Shares cease to be Dissenting Shares. Encad shall give Kodak prompt notice of any Dissenting Shares and all notices or demands with respect thereto (and shall also give Kodak prompt notice of any withdrawals of such demands for appraisal rights) and Kodak shall have the right to direct all negotiations and proceedings with respect to such demands. Encad shall not, except with the prior written consent of Kodak, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. Payments with respect to Dissenting Shares will be made only as required by the GCL and will be made by the Surviving Corporation from its own separate funds, unless Kodak elects, in its discretion, to provide all or any portion thereof. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Kodak shall issue and deliver, upon surrender by such stockholder of a Certificate, the Cash Consideration to which such stockholder would otherwise be entitled pursuant to this Article 3, without interest.

              ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ENCAD

   Encad represents and warrants to Kodak and to Sub as follows:

   4.1 Organization, Standing and Power.

   Encad is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Encad's Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Encad and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Encad has heretofore made available to Kodak true, correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Encad and each of its Subsidiaries, and has made available to Kodak true, correct and complete minute books and stock records of Encad and each of its Subsidiaries. Set forth in section 4.1 of the Encad Disclosure Letter is a complete list of: (a) each Subsidiary of Encad, its jurisdiction of organization and Encad's ownership percentage thereof; (b) the jurisdictions in which the nature of the business of Encad or any of its Subsidiaries, or the ownership or leasing of their respective properties, makes qualification as a foreign corporation necessary; and (c) the Persons (other than Subsidiaries) in which Encad or any of its Subsidiaries has an equity interest, and the ownership percentage thereof in each such Person. Except as set forth in section 4.1 of the Encad Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Encad is owned directly or indirectly by Encad, free and clear of all asserted and, to Encad's knowledge, threatened title defects, Claims and Encumbrances.

   4.2 Capital Structure.

      (a) The authorized capital stock of Encad consists entirely of: (i) 5,000,000 shares of Preferred Stock, par value $.001 per share, including 600,000 shares of Series A Junior Participating Preferred Stock (collectively, the "Encad Preferred Stock"), and (ii) 60,000,000 shares of Encad Common Stock.

      (b) As of November 13, 2001: (i) no shares of Encad Preferred Stock, and 12,001,351 shares of Encad Common Stock, are issued and outstanding; and
   (ii) no shares of Encad Preferred Stock, and no shares of Encad Common Stock, are issued and held in the treasury of Encad.

      (c) No Person holds any Stock Rights, except for: (i) the Outstanding Options which are set forth in section 4.2(c)(i) of the Encad Disclosure Letter; (ii) the Outstanding Purchase Rights; and (iii) rights under the Rights Agreement, which rights will be redeemed prior to Closing as contemplated by Section 6.15.

      (d) Except for the shares of Encad Common Stock previously authorized for issuance under the Encad Option Plans and the Encad ESPP, no shares of Encad Preferred Stock or Encad Common Stock are reserved for issuance for any purpose.

      (e) No shares of Encad Preferred Stock or Encad Common Stock are held by any of Encad's Subsidiaries.

      (f) No Voting Debt is issued or outstanding.

      (g) All outstanding shares of Encad Common Stock are validly issued, fully paid and non-assessable.

      (h) No shares of Encad Preferred Stock or Encad Common Stock are subject to preemptive rights.

   4.3 Authority; Binding Effect.

   Encad has all requisite corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Encad, subject to Stockholder Approval. The board of directors of Encad has, as of the date of this Agreement, duly adopted resolutions which (a) approve and adopt this Agreement and the consummation of the Merger and (b) recommend that this Agreement be adopted by the holders of Encad Common Stock. This Agreement has been duly executed and delivered by Encad and, assuming the due execution and delivery hereof by Kodak and Sub, and subject to Stockholder Approval, constitutes the valid and binding obligation of Encad, enforceable against Encad in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   4.4 No Conflict.

   The execution and delivery of this Agreement by Encad does not, and the consummation of the transactions contemplated hereby and the fulfillment of its obligations and undertakings hereunder will not, result in any Violation (other than Violations, if any, arising solely out of the failure to obtain a Required Approval or related to the acceleration of rights under Encad Option Plans or under the management letter agreements referred to in Section 4.14 of the Encad Disclosure Letter) of any provision of: (a) the certificate of incorporation or bylaws of Encad or any of its Subsidiaries; (b) any Contract applicable to Encad, any of its Subsidiaries or any of their respective assets; or (c) any Law applicable to Encad, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or an Encad Material Adverse Effect. Except as set forth in section 4.4 of the Encad Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other third party is required by or with respect to Encad or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Encad or the consummation by Encad of the transactions contemplated hereby (each, a "Required Approval"), except for: (i) filings and notices required under Competition Laws; (ii) the filing by the Secretary of State of the State of Delaware contemplated by Section 2.1; and (iii) filings required under the Exchange Act.

   4.5 Encad SEC Documents.

   Encad has made available to Kodak a true, correct and complete copy of Encad's Annual Report on Form 10-K for the year ended December 31, 2000, quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, current reports on Form 8-K filed at any time between December 31, 2000 and the date hereof, and definitive proxy statement for the annual meeting of stockholders of Encad held on June 6, 2001, in each case including all amendments thereof and all as filed by Encad with the SEC (collectively, the "Encad SEC Documents"). As of their respective dates, the Encad SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Encad SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Encad included in the Encad SEC Documents (collectively, the "Financial Statements"), comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Encad and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

   4.6 No Additional Material Liabilities.

   Except as set forth in the Financial Statements or in section 4.6 of the Encad Disclosure Letter: (a) neither Encad nor any of its Subsidiaries had, as of September 30, 2001, any material liabilities or accrued expenses, whether accrued, absolute, contingent or otherwise, of a kind or character that would be required (in accordance with GAAP) to be reflected in the consolidated balance sheet of Encad as of September 30, 2001; (b) since September 30, 2001, except for trade payables and accrued expenses incurred in the ordinary course of business, neither Encad nor any of its Subsidiaries has incurred any such liabilities; and (c) since September 30, 2001, neither Encad nor any of its Subsidiaries has drawn down on any line of credit. All liabilities of Encad and its Subsidiaries incurred since September 30, 2001 have been properly recorded in their books and records in accordance with GAAP.

   4.7  Information Supplied.

   The information supplied or to be supplied by Encad for inclusion in the Registration Statement, including the Proxy Statement/Prospectus, will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. The Proxy Statement will, on the date it is mailed to Encad's stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Encad makes no representation or warranty with respect to: (a) any information contained or incorporated in the Proxy Statement/Prospectus that was furnished by Kodak; (b) the adequacy or completeness of the opinion delivered by the Financial Advisor and contained in the Proxy Statement/Prospectus, except that Encad knows of no facts not reported to the Financial Advisor which would materially adversely affect such opinion; or (c) the opinion of Deloitte & Touche LLP forming part of the audited financial statements contained or incorporated by reference in the Proxy Statement/Prospectus.

   4.8 Encad Permits; Compliance with Laws.

   (a) Section 4.8 of the Encad Disclosure Letter contains a complete and accurate list, as of the date hereof, of all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations, approvals, consents, variances and exemptions of any Governmental Entity which are necessary for the operation of the Business as currently operated and which are held by Encad or any of its Subsidiaries (collectively, the "Encad Permits"), including the respective termination dates thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect: (i) Encad or its Subsidiaries duly hold all Encad Permits; (ii) all of the Encad Permits are in full force and effect; (iii) each of Encad and its Subsidiaries is in compliance with the terms of each of the Encad Permits; and (iv) no action is pending or, to the knowledge of Encad, threatened or recommended by any Governmental Entity to revoke, condition, withdraw or suspend any Encad Permit.

   (b) The businesses of each of Encad and its Subsidiaries are being, and since January 1, 1996 have been, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect. To the knowledge of Encad, no investigation or review by any Governmental Entity with respect to Encad or any of its Subsidiaries is pending or threatened nor, to the knowledge of Encad, has any Governmental Entity indicated an intention to conduct the same.

   4.9  Assets; Title; Absence of Liens and Encumbrances.

   Except with respect to Intellectual Property (which is instead the subject of Section 4.11), Encad and its Subsidiaries collectively own or validly lease all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Business. Except for leased assets, each of Encad and its Subsidiaries has good and marketable title to any of their respective assets, including those reflected in the consolidated balance sheet of Encad as of September 30, 2001, free and clear of all asserted and, to Encad's knowledge, threatened title defects, Claims and Encumbrances except, with respect to all such assets, the following Encumbrances (collectively, "Permitted Encumbrances"): (a) Encumbrances securing debt reflected as liabilities in the Financial Statements, which Encumbrances are listed in section 4.9 of the Encad Disclosure Letter; (b) mechanics', carriers', workers', repairmen's, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in section 4.9 of the Encad Disclosure Letter; (c) liens for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in section 4.9 of the Encad Disclosure Letter; (d) such imperfections of title, easements and Encumbrances, if any, against the Real Property as are set forth in the Leases or which are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially detract from the value, or interfere with the present use, of the Real Property or otherwise have an Encad Material Adverse Effect; and (e) those additional Encumbrances listed in section 4.9 of the Encad Disclosure Letter.

   4.10 Real Property.

   (a) Neither Encad nor any of its Subsidiaries owns any real property.
Section 4.10(a) of the Encad Disclosure Letter is a true, correct and complete list of all real property leased, operated or used by Encad or any of its Subsidiaries (collectively, the "Real Property").

   (b) To Encad's knowledge, the Real Property currently conforms to and complies with, all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and other applicable Laws, except for failures of conformance or compliance which could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and no such Laws prohibit or limit or condition the use or operation of the Business or the Real Property as currently used and operated. There is no pending or, to Encad's knowledge, contemplated, threatened or anticipated change in the zoning classification of any of the Real Property or any portion thereof.

   4.11  Intellectual Property.

   (a) "Encad Intellectual Property" means all of the following that are used or held for use in, related to or arise out of the Business or its products or services:

      (i) the patents and patent applications listed in section 4.11(a)(i) of the Encad Disclosure Letter, together with any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any thereof, and corresponding foreign applications, patents and rights thereto, including any and all rights to damages and remedies for any infringement prior to the Effective Time (collectively, the "Patents");

      (ii) all trademarks, service marks, trade names, trade dress, product names, product configurations, slogans and logos, applications and registrations, including those listed in section 4.11(a)(ii) of the Encad Disclosure Letter, and corresponding foreign applications, registrations and rights thereto, whether or not registered (collectively, the "Trademarks");

      (iii) all source code, object code, design documentation and procedures for product generation and testing of all computer software and firmware, including the software and firmware listed in section 4.11(a)(iii) of the Encad Disclosure Letter and including the software rules and algorithms, flow-charts, trade secrets, know-how, inventions, patents, copyrights, designs, technical processes, works of authorship and technical data included in or relating to the same (collectively, the "Software"); provided, however, that the terms "Software" and "Encad Intellectual Property" do not include: (A) "shrink wrap" and "click wrap" software; (B) shareware and freeware software not incorporated in any of the Products or any of Encad's business systems; and (C) software and firmware that is owned by a third party and is the subject of a License to Encad;

      (iv) all product development projects planned as of the date of this Agreement, as listed in section 4.11(a)(iv) of the Encad Disclosure Letter;

      (v) all Contracts by which: (i) Encad or any of its Subsidiaries uses Intellectual Property owned by a third party (other than (A) supply Contracts providing for the license solely of Intellectual Property not incorporated in any of the Products or any of Encad's business systems and
   (B) Contracts relating solely to "shrink wrap" or "click wrap" software); or
   (ii) a third party uses Intellectual Property owned by Encad or any of its Subsidiaries (other than (A) Standard Encad Contracts and (B) Contracts relating solely to "shrink wrap" or "click wrap" software); all as listed in section 4.11(a)(v) of the Encad Disclosure Letter (collectively, the "Licenses"); and

      (vi) all internet, intranet and World Wide Web content, sites and pages, and all HTML and other code related thereto.

   (b) Encad or its Subsidiaries own or have the right to use (pursuant to written License) all of the Encad Intellectual Property. Subject to the receipt or making of all Required Approvals specifically identified for this purpose in section 4.4 of the Encad Disclosure Letter, each item of Encad Intellectual Property will be owned or available for continued use by the Surviving Corporation immediately after the Effective Time, without the payment of any additional amounts to any third party (except as may be required subsequent to the Effective Time by the express terms of any License). At the Effective Time and except as set forth in Section 4.11(b) of the Encad Disclosure Letter, all available patent rights (other than patents that are the subject of a License to Encad) that may encompass any of the Software or any of the Products may be pursued exclusively by the Surviving Corporation, other than non-exclusive rights to third party software included within the Software or the Products.

   (c) Encad or its Subsidiaries own and the Surviving Corporation will continue to own immediately after the Effective Time, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property and other proprietary information, processes and formulae used in, related to or arising from the Business or otherwise necessary for the ownership, maintenance and use of the Products and the conduct of the Business, other than Intellectual Property that is owned by a third party and is the subject of a License to Encad.

   (d) To Encad's knowledge, neither Encad nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Encad Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted (and is currently pending) or, to Encad's knowledge, threatened by any Person as to the use of the Encad Intellectual Property by Encad or any of its Subsidiaries or alleging any such interference, infringement, misappropriation or violation (including any such Claim that Encad or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and neither Encad nor any of its Subsidiaries has any knowledge of any valid basis for any such Claim, except for those Claims listed in section 4.18 of the Encad Disclosure Letter. To Encad's knowledge, and except as set forth in Section 4.11(d) of the Encad Disclosure Letter, no third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Encad or any of its Subsidiaries with respect to the Encad Intellectual Property. Encad has made available to Kodak all infringement studies, including opinions of counsel, prepared by or on behalf of Encad or any of its Subsidiaries.

   (e) Sections 4.11(a)(i) and 4.11(a)(ii) of the Encad Disclosure Letter together identify each patent, patent registration, patent application, trademark, service mark, trade name, trade dress, product name, slogan and logo currently used or held for use by Encad or any of its Subsidiaries in, related to or arising out of the Business. Encad has made available to Kodak correct and complete copies of all Patents and all Trademarks, as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each Patent and Trademark. Except as set forth in section 4.11(e) of the Encad Disclosure Letter, with respect to each Patent and Trademark:

      (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Encad's knowledge, is any of the foregoing threatened;

      (ii) no Claim is pending or, to Encad's knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item;

      (iii) except for standard terms and conditions contained in the ordinary course in Standard Encad Contracts or in Contracts with original equipment manufacturers, neither Encad nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item; and

      (iv) neither Encad nor any of its Subsidiaries has taken, or is aware of, any actions, including a sale or offer for sale, the disclosure of which could lead to the invalidity of any resulting Patent.

   (f) Sections 4.11(a)(iii) and 4.11(a)(v) of the Encad Disclosure Letter identifies all software, firmware (other than "shrink wrap" and "click wrap" software and shareware and freeware software not incorporated in any of the Products or any of Encad's business systems) and components thereof used or held for use by Encad or any of its Subsidiaries. Except as set forth in section 4.11(f) of the Encad Disclosure Letter, with respect to each item of the Software:

      (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Encad's knowledge, is any of the foregoing threatened;

      (ii) no Claim is pending or, to Encad's knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item;

      (iii) except for standard terms and conditions contained in the ordinary course in Standard Encad Contracts or in Contracts with original equipment manufacturers, neither Encad nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item;

      (iv) Encad is the author of the Software, and Encad has, and the Surviving Corporation will continue to have, the full and exclusive right to claim all copyrights, trademarks and patent rights in the Software and to transfer all rights, title and interest thereto, including good will and the right to all damages and remedies for any past infringement;

      (v) the Software as used by Encad, its Subsidiaries or its licensees does not infringe any copyright, patent, trademark, trade secret or other Intellectual Property rights of any third party; and Encad is not aware of any copyright, trademark, trade secret or patent Claim, asserted or, to Encad's knowledge, threatened, by any third party, or any acts of Encad or any of its Subsidiaries upon the basis of which Encad has any reason to believe that the Software will infringe any proprietary rights, including patent, copyright, trademark or trade secret of any third party;

      (vi) to Encad's knowledge, no third party that is not duly authorized by Encad is engaged in any activity which would constitute an infringement or misappropriation of any proprietary rights in the Software;

      (vii) with the exception of the bugs listed in section 4.11(f) of the Encad Disclosure Letter, Encad has no knowledge of, and has no reason to believe that, there are any bugs in the Software; and

      (viii) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, the Software does not contain any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus," "trap" or other software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or perform any other similar actions.

   (g) The disclosure contained in section 4.11(g) of the Encad Disclosure Letter is true, correct and complete in all material respects.

   (h) Except as set forth in Section 4.11(h) of the Encad Disclosure Letter, to Encad's knowledge, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, reduction to practice or development of Encad Intellectual Property or Technical Documentation either: (i) have been party to a "work-for-hire" arrangement or agreement with Encad, in accordance with applicable Law, that has accorded Encad full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Encad as assignee that have conveyed to Encad full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property arising thereby.

   4.12 Tangible Assets.

   (a) Section 4.12(a) of the Encad Disclosure Letter is a true, correct and complete listing of: (i) all material equipment, computer equipment and hardware, furniture, fixtures, vehicles, machinery, apparatus, media, tools, appliances, implements, supplies and other tangible personal property of Encad as of September 30, 2001, together with the cost and depreciation recorded therefor; and (ii) all additions to and dispositions of the foregoing made between September 30, 2001 and the date hereof, other than those items having an aggregate net book value of less than $50,000. Except as set forth in section 4.12(a) of the Encad Disclosure Letter, such assets are in a good state of repair and condition, ordinary wear and tear excepted.

   (b) Section 4.12(b) of the Encad Disclosure Letter is a true, correct and complete listing as of the date hereof of all products of the Business, including all approved development projects (collectively, the "Products").

   (c) Section 4.12(c) of the Encad Disclosure Letter is a true, correct and complete listing, by category and volume level as of September 30, 2001, of all of Encad's and its Subsidiaries' inventories of (i) Products and (ii) all other unused or reusable materials, stores and supplies. All of such inventories have been properly costed and valued or properly reserved for, and properly presented in the Financial Statements, all in accordance with GAAP. All of such inventories of Products, materials, stores and supplies are usable and fit for their intended purpose.

   4.13 Environmental Matters.

   Except as disclosed in section 4.13 of the Encad Disclosure Letter or except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect: (a) to Encad's knowledge, none of the Real Property is in Violation of any Environmental Laws; (b) neither Encad nor any of its Subsidiaries has Released any Hazardous Substances in a manner that has resulted in a Violation of any Environmental Laws and, to Encad's knowledge, there has been no such Release by any previous owner or operator of any of the Real Property; (c) to Encad's knowledge, none of the Real Property has (i) ever had any underground storage tanks, as defined in 42 U.S.C. section 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or
(ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) neither Encad nor any of its Subsidiaries has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (e) to Encad's knowledge, no event has occurred with respect to any of the Real Property which, with the passage of time or the giving of notice, or both, would constitute a Violation of or non-compliance with any applicable Environmental Law or Encad Permit; (f) to Encad's knowledge, there is no Encumbrance (other than a Permitted Encumbrance), Claim or threat thereof relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Real Property, or alleging any obligation under Environmental Laws; and (g) each of Encad and its Subsidiaries hold all Encad Permits required under any Environmental Law in connection with its use of the Real Property or the operation of the Business.

   4.14 Employee Plans.

   (a) Section 4.14(a) of the Encad Disclosure Letter lists: (i) all employment agreements, all union, guild, labor or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings reduced to writing; and (ii) all material employment agreements, all material union, guild, labor or collective bargaining agreements, all material employee benefit plans, and all other material arrangements or understandings explicit, implied or oral; in each case whether for the benefit of one or more Persons, relating to employment, compensation or benefits paid within 90 days prior to Closing or payable to U.S. Persons, to which Encad or any of its Subsidiaries is a party or is obligated to contribute, or by which Encad or any of its

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Subsidiaries is bound, including: (A) all employee benefit plans within the meaning of section 3(3) of ERISA; (B) all deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, severance or incentive compensation plans, agreements or arrangements;
(C) all plans, agreements or arrangements providing for "fringe benefits" or perquisites to employees, officers, directors or agents; and (D) all employment, consulting, termination or indemnification agreements (collectively, "U.S. Employee Plans"). Encad has delivered to or made available for inspection by Kodak true, correct and complete copies of all U.S. Employee Plans, all related summary plan descriptions, the most recent determination letters received from the IRS, Form 5500 Annual Reports for the last three years (including all attachments thereto), all communications received from or sent to the IRS or the U.S. Department of Labor within the last three years (including any Forms 5330) with respect to any U.S. Employee Plan, the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any U.S. Employee Plans not otherwise reduced to writing. Except as set forth in section 4.14(a) of the Encad Disclosure Letter, there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the U.S. Employee Plans which concern matters now covered, or that would be covered, by any U.S. Employee Plan.

   (b) Section 4.14(b) of the Encad Disclosure Letter lists: (i) all employment agreements, all union, guild, labor, works council or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings reduced to writing; and (ii) all material employment agreements, all material union, guild, labor, works council or collective bargaining agreements, all material employee benefit plans, and all other material arrangements or understandings explicit, implied or oral; in each case whether for the benefit of one or more Persons, relating to employment, compensation or benefits paid within 90 days prior to Closing or payable to non-U.S. Persons, to which Encad or any of its Subsidiaries is a party or is obligated to contribute, or by which Encad or any of its Subsidiaries is bound (collectively, "Non-U.S. Employee Plans"). Encad has delivered to or made available for inspection by Kodak true, correct and complete copies of all Non-U.S. Employee Plans and, where applicable, summary descriptions of any Non-U.S. Employee Plans not otherwise reduced to writing. Except as set forth in section 4.14(b) of the Encad Disclosure Letter, there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the Non-U.S. Employee Plans which concern matters now covered, or that would be covered, by any Non-U.S. Employee Plan.

   (c) Except as set forth in section 4.14(c) of the Encad Disclosure Letter, Encad, each of its Subsidiaries and each of the U.S. Employee Plans and Non-U.S. Employee Plans have complied and are in compliance in all material respects with the applicable provisions of the Code, ERISA and all other applicable Laws. Encad and each of its Subsidiaries have performed in all material respects all of their obligations under all of the U.S. Employee Plans and Non-U.S. Employee Plans, including the full payment when originally due of all amounts required to be made as contributions thereto or otherwise and the payment of all applicable Taxes.

   (d) With respect to each U.S. Employee Plan that is an "employee benefit plan" within the meaning of section 3(3) of ERISA, or a "plan" within the meaning of section 4975(e)(1) of the Code, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to a material liability under section 4975 of the Code or sections 502(i) or 409 of ERISA. None of the U.S. Employee Plans or Non-U.S. Employee Plans, nor any fiduciary thereof, has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last five years. There are no Claims (other than routine undisputed Claims for benefits) pending or, to Encad's knowledge, threatened against or arising out of any of the U.S. Employee Plans or Non-U.S. Employee Plans or the respective assets thereof and, to the knowledge of Encad, no facts exist which could give rise to any such Claims which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any U.S. Employee Plan or any Non-U.S. Employee Plan, or an Encad Material Adverse Effect.

   (e) Each U.S. Employee Plan that is intended to qualify under section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS. To the knowledge of Encad, there have been no develop-ments since the respective dates of such determination letters that would create a material risk of causing the loss of qualification of the subject U.S. Employee Plan.

   (f) Neither Encad nor any of its Subsidiaries maintains or has at any time maintained, or has or could have any liability with respect to, any U.S. Employee Plan subject to Title IV of ERISA. No U.S. Employee Plan is or ever has been a "multiemployer plan" within the meaning of section 3(37) of ERISA. Neither Encad nor any of its Subsidiaries has or could have any liability with respect to a "multiemployer plan" as defined under section 3(37) of ERISA. No U.S. Employee Plan or Non-U.S. Employee Plan now holds or has heretofore held any stock or other securities issued by Encad or any of its Subsidiaries. Neither Encad nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any liability with respect to any "voluntary employees' beneficiary association" within the meaning of section 501(c)(9) of the Code, any "welfare benefit fund" within the meaning of section 419 of the Code, any "qualified asset account" within the meaning of section 419A of the Code, or any "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA.

   (g) All group health plans of Encad or any of its Subsidiaries have been operated in compliance in all material respects with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA and section 4980B of the Code, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except to the extent required under section 4980B of the Code, neither Encad nor any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for or to any retired employee or any former employee, and there has been no communication to any employee, retired employee or former employee that could reasonably be expected to promise or guarantee any such benefits.

   (h) Except with respect to statutory post-termination benefits arising under non-U.S. Laws and except as set forth in Section 4.14 (h) of the Encad Disclosure Letter, no provision of any U.S. Employee Plan or Non-U.S. Employee Plan restricts the ability of Kodak or the Surviving Corporation to terminate the future accruals of obligations thereunder after the Effective Time; provided, however, that no such representation or warranty is made with respect to liabilities already accrued at the time of such termination.

   (i) All reports, returns and similar documents with respect to each U.S. Employee Plan and Non-U.S. Employee Plan required to be filed with any Governmental Entity or distributed to any participant of any U.S. Employee Plan or Non-U.S. Employee Plan (including each Form 5500 required to be filed by Encad or any of its Subsidiaries) have been, to Encad's knowledge, duly and timely filed or distributed in accordance with all applicable Laws.

   (j) To Encad's knowledge, there has been no act or omission by Encad or any of its Subsidiaries that has given rise or may give rise to fines, penalties, Taxes or related charges under sections 4980D, 502(c) or 502(l) of ERISA, Chapters 43, 46 or 47 of Subtitle D of the Code, or Chapter 68 of Subtitle F of the Code.

   (k) Except as set forth in section 4.14(k) of the Encad Disclosure Letter, to Encad's knowledge, no condition exists as a result of which Encad or any of its Subsidiaries would have any liability, whether absolute or contingent, including any obligations under any U.S. Employee Plan or Non-U.S. Employee Plan, with respect to any misclassification of a Person performing services for Encad or any of its Subsidiaries as an independent contractor rather than as an employee.

   (l) Except as described in Section 4.14(l) of the Encad Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not entitle any Person to severance pay, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any Person.
Section 4.14(l) of the Encad Disclosure Letter lists all severance obligations of Encad or any of its Subsidiaries owed to any Person (other than severance obligations pursuant to the employment agreements contemplated by Sections 6.13(c) and 9.2(l)).

   (m) Solely for purposes of this Section 4.14, all references to Encad or any of its Subsidiaries includes any Person which, together with Encad or any of its Subsidiaries, is considered an affiliated organization within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA.

   (n) Except as described in section 4.14(n) of the Encad Disclosure Letter, neither Encad nor any of its Subsidiaries provides to any of its non-U.S. employees any termination, severance, pension, healthcare or other benefits in excess of statutory requirements.

   4.15 Employment Matters.

   Except as disclosed in section 4.15 of the Encad Disclosure Letter: (a) to Encad's knowledge, each of Encad and its Subsidiaries are, and since January 1, 1996 have been, in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, "Employment Laws"); (b) neither Encad nor any of its Subsidiaries has experienced any strikes, grievances or asserted or, to Encad's knowledge, threatened Claims of unfair labor practice; (c) Encad has no knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of Encad or any of its Subsidiaries; (d) there has not been, and there is not pending or existing or, to Encad's knowledge, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against Encad or any of its Subsidiaries; (e) no application for certification of a collective bargaining agent is pending or, to Encad's knowledge, threatened; (f) there is no lockout of any employees by Encad or any of its Subsidiaries; (g) there are no Claims currently pending or, to Encad's knowledge, threatened, against Encad or any of its Subsidiaries alleging the violation of any Employment Laws, or any other asserted or, to Encad's knowledge, threatened Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to any Person's employment (actual or alleged), application for employment or termination of employment with Encad or any of its Subsidiaries; and (h) no Governmental Entity has found Encad or any of its Subsidiaries to be liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of Employment Laws.

   4.16  Material Agreements.

   (a) The term "Material Agreements" means all Contracts to which Encad or any of its Subsidiaries is a party which are, or contain provisions relating to, any of the following:

      (i) Contracts pursuant to which Encad or any of its Subsidiaries, for the nine-month period ended September 30, 2001, received in excess of $750,000 or was obligated to pay in excess of $250,000, other than Contracts which are cancelable (for reasons other than default of a material provision or a material breach of such Contract) by either party thereto without material penalty, cost or expense upon advance notice of 30 days or less;

      (ii) collective bargaining agreements or other Contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like;

      (iii) employment Contracts or other Contracts to or with individual current or prospective employees, consultants or agents (other than Contracts with Encad's attorneys, accountants or advertising agencies that are cancelable without material penalty, cost or expense upon advance notice of 90 days or less);

      (iv) leases and subleases of the Real Property (the "Leases");

      (v) the Licenses;

      (vi) Contracts (other than the Standard Encad Contracts) by which Encad or any of its Subsidiaries indemnifies any Person;

      (vii) Contracts (other than the Standard Encad Contracts) by which Encad or any of its Subsidiaries provides warranties related to any Product;

      (viii) Contracts providing for the payment of royalties by Encad or any of its Subsidiaries based in any manner on the revenues or profits of Encad or any of its Subsidiaries;

      (ix) Contracts with obligations to supply parts or replacement parts for a period after termination of the Contract;

      (x) Contracts guaranteeing the debt of any third party;

      (xi) Contracts requiring the exclusive use of third party goods or services or containing a right of first refusal to a third party in the supply of goods or services;

      (xii) Contracts to acquire stock, merge or consolidate, or to create a joint venture;

      (xiii) Contracts to borrow funds, except for trade payables incurred in the ordinary course of business;

      (xiv) Contracts to lend to officers, employees or other third parties, except for accounts receivable incurred in the ordinary course of business;

      (xv) Contracts that require Encad or any of its Subsidiaries to maintain insurance; and

      (xvi) other Contracts, if any: (A) the default of which could reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect; or (B) which require consent or waiver in connection with consummation of the Merger, and the failure to obtain such consent or waiver could reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect.

   (b) All of the Material Agreements are listed in sections 4.11(a)(v), 4.14(a), 4.14(b) or 4.16(b) of the Encad Disclosure Letter. Except for the Material Agreements, neither Encad nor any of its Subsidiaries is a party to or bound by any Contract affecting in any material respect the operation of the Business. Without limiting the generality of the foregoing, neither Encad nor any of its Subsidiaries is party to any Contract providing for guaranteed minimum payments in excess of $250,000 for the 12-month period ending September 30, 2002 which are not listed in sections 4.11(a)(v), 4.14(a), 4.14(b) or 4.16(b) of the Encad Disclosure Letter.

   (c) Encad has made available to Kodak true and complete copies of each Material Agreement that is in written form (or, in the case of Material Agreements that are in standard form, true and complete samples of such standard forms), and true and complete written summaries of each Material Agreement that is oral, in each case as amended to date. Each of the Material Agreements constitutes the valid and legally binding obligation of Encad or its Subsidiaries and, to Encad's knowledge, the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Material Agreements constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and except as set forth in section 4.16(c) or the Encad Disclosure Letter, all obligations required to be performed under the terms of the Material Agreements have, to Encad's knowledge, been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Material Agreements or permit termination, modification or acceleration thereunder, and each of the Material Agreements is in full force and effect without default on the part of Encad or any of its Subsidiaries and, to Encad's knowledge, any of the other parties thereto. Without limiting the generality of the foregoing, no written (or, to Encad's knowledge, oral) notice of termination or default has been given or received by Encad or any of its Subsidiaries with respect to any Material Agreement.

   (d) Except for the Required Approvals with respect to Material Agreements set forth in section 4.4 of the Encad Disclosure Letter, no Contract to which Encad or any of its Subsidiaries is a party requires consent or waiver in connection with consummation of the Merger.

   (e) With respect to each Lease: (i) to Encad's knowledge, there are no disputes, oral agreements or forbearance programs in effect; (ii) neither Encad nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold represented by the Lease; and (iii) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, Encad and its Subsidiaries have obtained all authorizations of Governmental Entities (including licenses and permits) required to be obtained in connection with their operation of the Business at the premises leased under the Lease, and have operated and maintained such premises in all material respects in accordance with applicable Laws.

   (f) Encad has made available to Kodak true and complete samples of all Standard Encad Contracts, in each case as amended to date, and, except as set forth in Section 4.16(f) of the Encad Disclosure Letter, the actual Standard Encad Contracts do not, individually or in the aggregate, differ in any material respect from such samples with respect to limitations of liability, disclaimers of warranties and indemnities. Each of the Standard Encad Contracts contains terms and conditions with respect to limitations of liability, disclaimers of warranties and indemnities which are standard and customary within the industry of the Business. Each of the Standard Encad Contracts constitutes the valid and legally binding obligation of Encad or its Subsidiaries and, to Encad's knowledge, the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Standard Encad Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, all obligations required to be performed under the terms of the Standard Encad Contracts have, to Encad's knowledge, been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Standard Encad Contracts or permit termination, modification or acceleration thereunder, and each of the Standard Encad Contracts is in full force and effect without default on the part of Encad or any of its Subsidiaries and, to Encad's knowledge, any of the other parties thereto. Without limiting the generality of the foregoing, no written (or, to Encad's knowledge, oral) notice of termination or default has been given or received by Encad or any of its Subsidiaries with respect to any Standard Encad Contract.

   4.17 Warranties.

   Except to the extent of the warranty reserve set forth in the Financial Statements, all Products sold by the Business on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Encad and its Subsidiaries. As of September 30, 2001, the Business had no obligation or liability for replacement of such Products or other damages in connection therewith, except to the extent of the warranty reserve set forth in the Financial Statements. As of the Closing Date, the Business will have no liability for replacement of such Products or other damages in connection therewith, except to the extent of the warranty reserve set forth in the Financial Statements. No Product sold by the Business is subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Encad has made available to Kodak copies of the standard terms and conditions of sale used by the Business, which contain all applicable guaranty, warranty and indemnity provisions.

   4.18 Litigation.

   Except for (a) Claims disclosed in sections 4.13, 4.14, 4.15 or 4.18 of the Encad Disclosure Letter, (b) Claims related to any reduction in force since September 1, 2001, (c) defective products Claims the cost of which are fully reserved against in the Financial Statements, or (d) stockholder litigation to the extent arising out of or otherwise occurring by virtue of the public announcement of the transactions contemplated hereby, there is no Claim pending or, to the knowledge of Encad and its Subsidiaries, threatened against or affecting Encad or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Encad or any of its Subsidiaries), which if adversely determined could reasonably be expected to have, individually or in the aggregate, an adverse effect on the consummation of the Merger, or an Encad Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Encad or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, any such effect.

   4.19 Tax Matters.

   Except as set forth in section 4.19 of the Encad Disclosure Letter or as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect:

      (a) Encad and each Subsidiary of Encad (or affiliated, unitary or combined group of which Encad is or has been a member) has timely filed all federal, state, local and foreign income and franchise Tax returns, and all other material Tax returns that are required to be filed by it on or before the date hereof have been filed and all Taxes due shown on such returns have been paid; and the Financial Statements reflect an adequate accrual in accordance with GAAP, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by Encad or any of its Subsidiaries through the respective dates thereof;

      (b) as of the date hereof, there are no deficiencies for any Taxes proposed, asserted or assessed against Encad or any of its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending;

      (c) each of Encad and its Subsidiaries has complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person;

      (d) to the extent that the Tax returns of Encad or any of its Subsidiaries have been examined by and settled with the IRS or other relevant taxing authority (or the applicable statue of limitations has expired) for all years through December 31, 1995, all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

      (e) as of the date hereof, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Encad or any of its Subsidiaries;

      (f) neither Encad nor any of its Subsidiaries is bound by any Contract with any Person with respect to Taxes;

      (g) neither Encad nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of section 355(e) of the Code) in conjunction with the Merger;

      (h) neither Encad nor any of its Subsidiaries has ever been a member of an affiliated, unitary or combined group of corporations (within the meaning of section 1504 of the Code and any analogous provision of Law) other than an affiliated group in which Encad was the common parent;

      (i) neither Encad nor any of its Subsidiaries has filed a consent pursuant to the provisions of section 341(f) of the Code (or any corresponding provision of Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of Law) apply to any disposition of any asset owned by it;

      (j) neither Encad nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under section 481(a) of the Code or any similar provision of Law by reason of a change in accounting methods or otherwise;

      (k) no property owned by Encad or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
   (ii) "tax-exempt use property" within the meaning of section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of section 168(g) of the Code, or (iv) "limited use property" (as that term is used in Rev. Proc. 76-30);

      (l) as of the date hereof, no audit or other administrative or court proceedings are pending with respect to Taxes of Encad or any of its Subsidiaries and no notice thereof has been received; and no issue has been raised by any taxing authority in any presently pending or prior audit, that could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect for any period after Closing;

      (m) no asserted or, to Encad's knowledge, threatened Claim has been made by a taxing authority in a jurisdiction where Encad or any of its Subsidiaries do not file Tax returns that Encad or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

      (n) neither Encad nor any of its Subsidiaries is obligated under any Contract that provides for the payment of any amount which would not be deductible by reason of section 280G of the Code, nor will Encad or any of its Subsidiaries make any "excess golden parachute payment" under sections 280G or 4999 of the Code; and

      (o) Encad has delivered or made available to Kodak true and complete copies of (i) all income Tax returns of Encad or any of its Subsidiaries (or the portion of any affiliated, unitary or combined Tax return relating to Encad or any of its Subsidiaries) for the preceding three taxable years, and
   (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Encad.

   4.20 Absence of Certain Changes or Events.

   Except as disclosed in this Agreement, the Encad Disclosure Letter or the Financial Statements, or except for the transactions contemplated by this Agreement, since January 1, 2001, Encad and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and there has not been: (a) any Encad Material Adverse Effect; (b) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, any damage, destruction, loss or casualty to any assets of Encad or any of its Subsidiaries, whether or not covered by insurance; (c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Business having a net book value in excess of $50,000 individually or $250,000 in the aggregate, except for sales from inventory in the ordinary course of business; (d) any material change in any method of accounting or accounting practice by Encad or any of its Subsidiaries; (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Encad or any of its Subsidiaries; or (f) any transaction, commitment, dispute or other event or condition that could reasonably by expected to have, individually or in the aggregate, an Encad Material Adverse Effect.

   4.21 Insurance.

   Encad has heretofore provided to Kodak a true, correct and complete list of the current insurance coverages of Encad and its Subsidiaries, including names of carriers and amounts of coverage. Each of Encad and its Subsidiaries has been and is insured by reputable insurers with respect to its properties and the conduct of the Business in such amounts and against such risks as are reasonable in relation to the Business, and, except as set forth in Section
4.21 of the Encad Disclosure Letter, each will maintain such insurance until the earlier of the termination of this Agreement or the Closing Date.

   4.22 Opinion of Financial Advisor.

   The board of directors of Encad has received the opinion of the Financial Advisor to the effect that, as of the date hereof, the Merger Consideration to be received by Encad's stockholders pursuant to this Agreement is fair to Encad's stockholders from a financial point of view. A copy of such opinion of the Financial Advisor will be delivered to Kodak promptly after receipt, but in any event prior to Closing. Encad will also promptly provide Kodak with copies of all additional or supplemental opinions, if any, of the Financial Advisor and any other letters containing opinions of value or otherwise evaluating the transactions contemplated hereby prepared by the Financial Advisor for informational purposes, except that any comparative analyses may be excised therefrom.

   4.23 Vote Required.

   The affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote is the only vote of the holders of capital stock of Encad necessary to adopt this Agreement.

   4.24 Brokers or Finders.

   No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose commissions and fees will be the sole responsibility of Encad. A true, correct and complete copy of Encad's Contract with the Financial Advisor has been made available to Kodak prior to the date of this Agreement.

              ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF KODAK

   Kodak represents and warrants to Encad as follows:


   5.1 Organization, Standing and Power.

   Kodak is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Kodak and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a Kodak Material Adverse Effect.

   5.2 Authority; Binding Effect.

   Each of Kodak and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Kodak and Sub. This Agreement has been duly executed and delivered by each of Kodak and Sub and, assuming the due execution and delivery hereof by Encad, constitutes the valid and binding obligation of each of Kodak and Sub, enforceable against each of them in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote of any security holder of Kodak is required in connection with the execution and delivery of this Agreement by Kodak or Sub or the consummation of the transactions contemplated by this Agreement. Kodak has adopted this Agreement as the sole stockholder of Sub.

   5.3 No Conflict.

   The execution and delivery of this Agreement by each of Kodak and Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Kodak or of Sub; (b) any Contract applicable to Kodak, Sub or any of their respective assets; or (c) any Law applicable to Kodak, Sub or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any material adverse effect on the validity or enforceability of this Agreement or a Kodak Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Kodak or Sub in connection with the execution and delivery of this Agreement by Kodak or Sub or the consummation by each of Kodak and Sub of the transactions contemplated hereby, except for: (i) filings and notices required under Competition Laws;
(ii) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (iii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; (iv) the filing by the Secretary of State of the State of Delaware contemplated by Section 2.1; and
(v) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a Kodak Material Adverse Effect.

   5.4 SEC Documents.

   Kodak has made available to Encad a true, correct and complete copy of Kodak's Annual Report on Form 10-K for the year ended December 31, 2000, quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, current reports on Form 8-K filed at any time between December 31, 2000 and the date hereof, and definitive proxy statement for the annual meeting of stockholders of Kodak held on May 9, 2001, in each case including all amendments thereof and all as filed by Kodak with the SEC (collectively, the "Kodak SEC Documents"). As of their respective dates, the Kodak SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the Kodak SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Kodak included in the Kodak SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Kodak and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

   5.5 Information Supplied.

   The Registration Statement and the Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. At the time it becomes effective under the Securities Act, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The Proxy Statement/Prospectus will, on the date it is mailed to Encad's stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing, Kodak makes no representation or warranty with respect to any information contained or incorporated in the Proxy Statement.

   5.6 Capital Structure.

   The authorized capital stock of Kodak consists of 100,000,000 shares of Preferred Stock, par value $10.00 per share, and 950,000,000 shares of Kodak Common Stock. As of November 13, 2001: (a) 290,924,866 shares of Kodak Common Stock were issued and outstanding; and (b) 100,367,894 shares of Kodak Common Stock were held by Kodak in its treasury. All outstanding shares of Kodak Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

   5.7 Merger Consideration.

   (a) The Kodak Common Stock constituting the Stock Merger Consideration has been duly authorized and, if and when issued and delivered against receipt of the Exchanged Shares pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not issued in Violation of any preemptive rights.

   (b) Kodak will have at Closing sufficient cash equivalents to pay the Cash Merger Consideration and its costs related to this Agreement and the transactions contemplated hereby.

   5.8 Litigation.

   Except as disclosed in the Kodak SEC Documents, there is no Claim pending or, to the knowledge of Kodak, threatened against or affecting Kodak or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Kodak or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have an adverse effect on the consummation of the Merger or a Kodak Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Kodak or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have any such effect.

   5.9 No Kodak Material Adverse Effect.

   Except as disclosed in the Kodak SEC Documents, since June 30, 2001, there has not been any Kodak Material Adverse Effect.

   5.10 Tax Free Reorganization.

   Neither Kodak nor any of its Subsidiaries has taken any action which could reasonably expected to cause the transactions contemplated by this Agreement not to constitute a reorganization within the meaning of section 368 of the Code in the event that the Merger Consideration is the Stock Merger Consideration.

   5.11 Brokers or Finders.

   No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as described in Section 4.24.

                         ARTICLE 6. COVENANTS OF ENCAD

   During the period from the date of this Agreement and continuing until the Effective Time, Encad agrees, for itself and its Subsidiaries, to perform as follows:

   6.1 Ordinary Course.

   Except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that Kodak otherwise consents in writing, which consent will not be unreasonably withheld, conditioned or delayed (based on the standard of a reasonable acquiror of a business), each of Encad and its Subsidiaries will:

      (a) except as set forth in Section 6.1(a) of the Encad Disclosure Letter, carry on the Business in substantially the same manner as has heretofore been conducted and not make any material change in the personnel, operations, finance, business strategies or policies, accounting practices or policies or assets of the Business, except that Encad may fill, on an at-will basis, any vacancies existing as of the date hereof in any positions below the level of director and vice president, replace, on an at-will basis, positions below the level of director and vice president that become vacant after the date hereof, and terminate the employment of any employee for performance-related reasons;

      (b) maintain its assets in good working order and condition, ordinary wear and tear excepted;

      (c) perform all of its material obligations under the Material Agreements and not enter into, amend or terminate any Material Agreement except in the ordinary course of business, consistent with past practices;

      (d) take all reasonable actions necessary and appropriate to obtain appropriate releases, consents, estoppels and other instruments as Kodak may reasonably request;

      (e) neither cancel, nor allow to lapse (without being replaced), nor make any material change in, the coverage of any insurance policy applicable to Encad or any of its Subsidiaries, and promptly notify Kodak of any event or circumstance that may be covered by any such policy;

      (f) pay all Taxes as they become due, confer with Kodak prior to the filing of any Tax protest by it or any of its Subsidiaries and not take any position with respect to Taxes to which Kodak reasonably objects;

      (g) maintain (and, with respect to those Encad Permits expiring between the date hereof and the Closing Date, renew and maintain) all Encad Permits in full force and effect, except those as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect;

      (h) immediately notify Kodak should Encad or any of its Subsidiaries receive any request for information, notice or order, or become aware of any Encumbrance, Claim or threat of Claim relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof) or any other environmental contamination or liability with respect to the Real Property (or any portion thereof);

      (i) in the ordinary course of business consistent with past practices, maintain and preserve its business organization intact, retain employees at the Business, maintain relationships with suppliers, customers, employees and others having business relations with the Business consistent with the terms of such relationships as of the date hereof, and use commercially reasonable efforts to cause the smooth, efficient and successful transition of such business operations and employee and other relations at the Effective Time;

      (j) except as set forth in Section 6.1(a), neither (x) make offers of employment to any Persons for periods subsequent to the Effective Time (except for offers made in the ordinary course of business, consistent with past practices, for employment on an at-will basis), nor (y) enter into any U.S. Employee Plan, Non-U.S. Employee Plan or Contract with respect thereto, nor (z) except as contemplated by the arrangements disclosed in sections
   4.14 and 4.15 of the Encad Disclosure Letter, incur or agree to incur any liability not in the ordinary course of business, consistent with past practices;

      (k) neither adopt nor amend in any material respect any U.S. Employee Plan or Non-U.S. Employee Plan, except for amendments required to comply with applicable Laws and made with reasonable prior notice to Kodak;

      (l) not increase the compensation, in any form (including the awarding of special bonuses or other special remuneration), payable or to become payable to any director, officer, employee, consultant or agent, except for employees' compensation increases in the ordinary course of business, consistent with past practices, in accordance with existing personnel policies, and except as set forth in section 6.1(l) of the Encad Disclosure Letter;

      (m) not grant any severance or termination compensation, except pursuant to the employment agreements contemplated by Sections 6.13(c) and 9.2(l);

      (n) not incur any indebtedness or guarantee any indebtedness, except for trade payables incurred in the ordinary course of business consistent with past practices, nor issue any debt securities;

      (o) not create or assume any Encumbrance upon any of its assets, irrespective of when acquired, other than Permitted Encumbrances;

      (p) neither acquire nor agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any Person;

      (q) neither make nor authorize any purchase order or capital expenditure in excess of $50,000 individually or $500,000 in the aggregate, except in the ordinary course of business, consistent with past practices;

      (r) neither sell, lease, assign, exchange, license or otherwise transfer, dispose of or grant rights to, any assets, except in the ordinary course of business, consistent with past practices;

      (s) not revalue any assets, except in the ordinary course of business, consistent with past practices, or as required by GAAP;

      (t) not amend, terminate or waive any material right related to the Business, except in the ordinary course of business, consistent with past practices;

      (u) neither commence nor settle any material Claims other than: (i) Claims for the routine collection of bills due and owing; (ii) the settlement of any Claims set forth in section 4.18 of the Encad Disclosure Letter which are settled for less than $50,000 individually or $250,000 in the aggregate; or (iii) in the case of commencement of Claims, such cases where Encad in good faith determines that failure to commence a Claim would result in the material impairment of a valuable aspect of the Business, provided that Encad consults with Kodak prior to the commencement of the Claim and keeps Kodak advised of the status and details thereof;

      (v) promptly notify Kodak of all proposed material additions to and developments or improvements of the Products relating to design, functionality or other material aspects;

      (w) not take any other action outside the ordinary course of business that could reasonable be expected to have, individually or in the aggregate, an Encad Material Adverse Effect;

      (x) not make, orally or in writing, any commitment to do any of the foregoing; and

      (y) immediately notify Kodak upon the occurrence or anticipated occurrence of any of the matters contemplated by this Section 6.1.

   6.2  Dividends; Changes in Stock.

   Encad will not: (a) declare or pay any dividends, whether in cash, stock or otherwise, nor make any other distributions in respect of the Encad Preferred Stock or the Encad Common Stock; (b) split, combine, reclassify or recapitalize the Encad Preferred Stock or the Encad Common Stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Encad Preferred Stock or Encad Common Stock; or (c) repurchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Encad Preferred Stock or Encad Common Stock.

   6.3  Actions With Respect to Securities.

   (a)  Encad will not, nor will it permit any of its Subsidiaries to:

      (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or Voting Debt or any securities convertible into any such shares, Voting Debt or convertible securities, except for the issuance of shares of Encad Common Stock upon exercise of Outstanding Options and Outstanding Purchase Rights;

      (ii) grant or issue any Stock Rights, other than employee stock options granted under the Encad Option Plans with Kodak's prior written consent;


      (iii) reprice, amend, modify the terms of, or authorize cash payment in exchange for, any Outstanding Option; or

      (iv) create or permit the creation of any preemptive rights with respect to any capital stock or Voting Debt.

   (b)  Notwithstanding the foregoing:

      (i) prior to Closing, Encad will take all action necessary under the Outstanding Options and the Encad Option Plans to provide for all adjustments, if any, and all plan terminations contemplated by Section 3.1(e); and

      (ii) Encad will take all action necessary to terminate the Encad ESPP as of the close of business on December 31, 2001, and will not permit the issuance thereafter of any shares of Encad Common Stock under the Encad ESPP.

   6.4  Governing Documents.

   Neither Encad nor any of its Subsidiaries will amend or propose to amend its certificate of incorporation or bylaws (or similar governing documents).

   6.5 Access.

   Encad and its Subsidiaries will afford to the authorized representatives and agents of Kodak reasonable access to the employees of Encad and its Subsidiaries, and to the Business, the assets and the books, records and other information of Encad and its Subsidiaries, including the right to inspect the same and conduct audits and verifications thereof; provided, however, that: (a) Kodak has first provided reasonable notice of such access and inspection and conducts the same during normal business hours and in such a manner as not to interfere unreasonably with the operation of the Business; and (b) no such access or inspection by Kodak will limit the effect of Encad's representations and warranties contained in this Agreement.

   6.6 No Solicitation.

   Encad will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any of its Subsidiaries to, initiate, solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the business or assets of Encad or of any of its Subsidiaries, or 10 percent or more of the capital stock of Encad or of any Subsidiary, whether by merger, consolidation, purchase of assets, tender offer, investment, exchange, lease or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being called an "Acquisition Transaction"), nor entertain, agree to, endorse, participate in any discussions or negotiations or recommend any Acquisition Transaction, unless Encad's board of directors concludes in good faith, after receiving written advice of independent outside counsel and after consultation with its financial advisors, that the failure to take such action would reasonably be expected to constitute breach of its fiduciary duty to the stockholders of Encad under applicable Laws. In the event that Encad, any of its Subsidiaries or any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives receives any inquiries, proposals or offers as contemplated by this Section 6.6, Encad will within one Trading Day inform Kodak as to that fact and furnish to Kodak the specifics thereof.

   6.7  Cooperation in Preparation of Registration Statement, Etc.

   Encad will: (a) promptly prepare the Proxy Statement and cooperate with Kodak in its preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus; (b) cause its independent auditors to cooperate in the preparation of financial statements for the Registration Statement and Proxy State-ment/Pro-spectus; and (c) use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

   6.8  Letter of Encad's Accountants.

   Encad will use commercially reasonable efforts to cause to be delivered to Kodak a letter of Deloitte & Touche LLP, Encad's independent auditors, dated a date within two business days before the date on which the Registration Statement becomes effective and addressed to Kodak, in form and substance reasonably satisfactory to Kodak and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   6.9  Stockholders' Meeting and Approval.

   The board of directors of Encad will call the Meeting and will use commercially reasonable efforts to hold the Meeting as promptly as practicable, in accordance with applicable Laws. The board of directors of Encad will recommend that Encad's stockholders adopt this Agreement, and such recommendation will be contained in the Proxy Statement. Notwithstanding any other provision of this Agreement, the board of directors of Encad may withdraw, modify, condition or fail to give such recommendation if it concludes, in good faith, after receiving written advice from counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Encad under applicable Law.

   6.10 Voting Agreements.

   Encad will use commercially reasonable efforts to cause each member of the board of directors of Encad and each executive officer of Encad to deliver to Kodak, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the filing of the Registration Statement), a written agreement substantially in the form of Exhibit A, by which he agrees to vote or cause to be voted in favor of adoption of this Agreement all shares of Encad Common Stock beneficially owned by him.

   6.11  Affiliates.

   In the event that the Merger Consideration is the Stock Merger
Consideration: (a) prior to the Closing Date, Encad will deliver to Kodak a letter identifying all Persons who are, at the time this Agreement is submitted for Stockholder Approval, Affiliates of Encad for purposes of Rule 145 under the Securities Act; and (b) Encad will use commercially reasonable efforts to cause each such Person to deliver to Kodak on or prior to the Closing Date a written agreement substantially in the form of Exhibit B.

   6.12  Transaction Expenses.

   The aggregate expenses paid or incurred by Encad in connection with this Agreement and the consummation of all of the transactions contemplated hereby, including fees and expenses paid to Encad's directors, officers, attorneys, accountants and advisors, including the Financial Advisor, will not exceed $1,750,000. Prior to Closing, Encad will provide Kodak with a listing, in reasonable detail, of such expenses.

   6.13 Certain Employee Matters.

   (a) Encad will in a timely manner give all notices (if any) required to be given under the Worker Adjustment and Retraining Notification Act or other similar Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Law.

   (b) At such times as Encad and Kodak jointly agree, Encad will use commercially reasonable efforts to notify and consult with the respective works councils, trade unions or other employee representative bodies relating to non-U.S. employees of Encad or any of its Subsidiaries as and to the extent required by local Law with respect to the transactions contemplated hereby. The parties will cooperate in a commercially reasonable manner with each other in connection with such notices and consultations.

   (c) Encad will use commercially reasonable efforts (which shall not involve the payment of any bonus, compensation or other monies) to deliver to Kodak on or before the Closing Date amended and integrated employment agreements, in form and substance heretofore approved by Kodak, with each of the following employees: Gerald A. Forman, Thomas L. Green, James A. Hebert, Dean R. Richards and Patrick S. Ryan.

   6.14 Certain Employee Plan Matters.

   (a) Prior to Closing, Encad will use commercially reasonable efforts to take any and all actions required to remedy in full all qualification, operational, plan document, demographic and employer eligibility defects set forth in sections 4.14(c) or 4.14(k) of the Encad Disclosure Letter; provided, however, that such remedial action will include preparing and filing a submission with the IRS pursuant to Rev. Proc. 2001-17. The total cost of all actions required to remedy in full all such qualification, operational, plan document, demographic and employer eligibility defects, including costs associated with the payment of excise Taxes, penalties and other fines, is set forth in section 6.14 of the Encad Disclosure Letter.

   (b) Encad will take any and all actions necessary to ensure that all U.S. Employee Plans are in compliance, prior to Closing, with the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the General Agreement on Tariffs and Trade, the Community Renewal Tax Relief Act of 2000, and the Economic Growth & Tax Relief Reconciliation Act of 2001, to the extent that the applicable remedial amendment periods expire prior to the Closing Date or within 90 days after the Closing Date.

   6.15 Rights Agreement.

   Prior to Closing, the board of directors of Encad will approve the redemption of rights under the Rights Agreement. Immediately prior to the Effective Time, Encad will consummate such redemption as provided by the Rights Agreement, and the Rights Agreement will be effectively terminated. The aggregate amount of all fees and expenses paid or payable by Encad in connection with such redemption will not exceed $200,000.

   6.16 Section 16 Approvals.

   In the event that the Merger Consideration is the Stock Merger
Consideration: (a) the board of directors of Encad will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act ("Section 16(b)"), the deemed disposition and sale of the shares of Encad Common Stock and the deemed disposition and cancellation of the Outstanding Options in the Merger, to the extent those shares and Outstanding Options are held by Persons in Encad's service who are subject to the short-swing profit restrictions of Section 16(b); and (b) the board of directors of Kodak will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of Section 16(b), the issuance of shares of Kodak Common Stock as the Stock Merger Consideration to those Persons in Encad's service, if any, who will become subject to Section 16(b) with respect to Kodak immediately after the Merger.

   6.17 Directors' Qualifying Shares.

   With respect to each Subsidiary of Encad which has issued and outstanding directors' qualifying shares or other equity interests (howsoever denominated) held by Persons other than Encad, Encad will cause each owner thereof to sell, transfer, convey, assign and deliver such shares or interests at Closing to such Persons as Kodak may designate.

   6.18 Sanwa Bank Releases.

   Prior to Closing, Encad will use commercially reasonable efforts to cause all Encumbrances in favor of Sanwa Bank California, including Encumbrances filed with the United State Patent and Trademark Office, to be released and discharged.

                         ARTICLE 7. COVENANTS OF KODAK

   7.1 Preparation of Registration Statement, Etc.

   Kodak will promptly prepare the Registration Statement and the Proxy State-ment/Pro-spectus and file the same with the SEC, will cooperate with Encad in its preparation of the Proxy Statement, and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Kodak will also take any action (other than qualifying to conduct business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities Laws in connection with the issuance of Kodak Common Stock in the Merger in the event that the Merger Consideration is the Stock Merger Consideration. Kodak will cause Sub to perform all of its obligations under this Agreement.

   7.2 Stock Exchange Listing.

   In the event that the Merger Consideration is the Stock Merger
Consideration, prior to the Closing Date, Kodak will use commercially reasonable efforts to cause the shares of Kodak Common Stock to be issued in the Merger, and those required to be reserved for issuance, to be listed on the NYSE, subject only to official notice of issuance.

   7.3 Certain Liability Matters.

   (a) Kodak or the Surviving Corporation will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Encad and its Subsidiaries (in all of their capacities) to the same extent, and under the same terms and conditions, that such Persons are indemnified or have the right to advancement of expenses by Encad as of the date of this Agreement pursuant to Encad's certificate of incorporation, bylaws and indemnification Contracts in existence on the date hereof and provided to Kodak prior to the date hereof, for acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

   (b) Kodak will assure that either: (i) the Surviving Corporation keeps in full force and effect for the Insured Period Encad's current policy(ies) of directors' and officers' liability insurance to cover the acts, errors or omissions, occurring prior to the Effective Time, of those Persons insured under such policy(ies) on the date hereof; or (ii) such Persons are provided similar coverage for the Insured Period by one or more policies of directors' and officers' liability insurance regularly maintained or specifically arranged for by Kodak or any of its Subsidiaries. "Insured Period" means the period commencing at the Effective Time and ending on the earlier of (A) the sixth anniversary of the Effective Time or (B) the date on which the aggregate premium costs to Kodak and its Subsidiaries for the insurance coverage contemplated by this Section 7.3(b) exceeds $750,000.

   (c) The obligations of Kodak under this Section 7.3 will not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this
Section 7.3 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.3 applies will be intended third party beneficiaries of this Section 7.3).


                 ARTICLE 8. ADDITIONAL COVENANTS OF EACH PARTY

   8.1 Additional Agreements; Commercially Reasonable Efforts.

   Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, subject to Stockholder Approval, including cooperating fully with the other parties, providing information, making all necessary filings and giving all necessary notices in connection with, among other things, Competition Laws, the Securities Act, the Exchange Act and state securities Laws. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, each party will reasonably cooperate to take all such necessary action.

   8.2 Expenses.

   Kodak and Encad will each bear its respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, the expenses of printing the Proxy Statement/Prospectus and mailing the same to the stockholders of Encad will be borne by Kodak and Encad in equal portions.

   8.3 Reorganization.

   In the event that the Merger Consideration is the Stock Merger
Consideration: (a) from and after the date hereof, neither Kodak nor Encad nor any of their respective Subsidiaries or other Affiliates will knowingly take, or fail to take, any action which would jeopardize qualification of the Merger as a reorganization within the meaning of section 368 of the Code, or enter into any Contract with respect to the foregoing; (b) following the Effective Time, Kodak will use commercially reasonable efforts to conduct the business of the Surviving Corporation, and will cause the Surviving Corporation to use commercially reasonable efforts to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of section 368 of the Code; (c) each of Kodak and the Surviving Corporation will file all federal and state income Tax returns consistent with the treatment of the Merger as a reorganization within the meaning of section 368 of the Code; and (d) each of Kodak, Sub and Encad will provide to Brobeck, Phleger & Harrison LLP such representation letters dated the Closing Date, in customary form and substance, as it has reasonably requested in connection with the opinion contemplated by Section 9.3(d).

   8.4 Other Actions.

   Neither Encad nor Kodak will, nor will they permit any of their respective Subsidiaries to, knowingly take any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as of the date made or any of the conditions to the Merger set forth in Article 9 not to be satisfied. Prior to the Effective Time, each of the parties will use commercially reasonable efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 9 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to insure a smooth transition of control of the Business; and (c) assist one another in obtaining any consents required or desirable from any Person to effect the consummation of the transactions contemplated hereby.

   8.5 Confidentiality.

   Kodak and Sub (treated as one party for this purpose) and Encad (each, the "Receiving Party") will, and will use commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "Disclosing Party"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other Laws; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.5. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the written advice of the Receiving Party's counsel, is required, and the Receiving Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates. The Receiving Party will not otherwise disclose Confidential Information to any Person, except with the consent of the Disclosing Party. In the event that the Merger is not consummated, the Receiving Party will promptly return all Confidential Information to the Disclosing Party. For the purposes hereof, "Confidential Information" means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the Receiving Party's possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential. The Receiving Party recognizes that any breach of the provisions of this Section 8.5 would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

   8.6 Publicity.

   Each party will use commercially reasonable efforts to: (a) develop a joint communications plan with respect to the transactions contemplated hereby; (b) ensure that all press releases and other public statements with respect to the transactions contemplated hereby are consistent with such joint communications plan; (c) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, mutually agree on the timing and content of all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby; and (d) if required by applicable Law or obligations pursuant to any listing agreement to issue a press release or make any other public statement without such mutual agreement, then notify each other before issuing such press release or other public statement.

            ARTICLE 9. CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS

   9.1 Conditions to Each Party's Obligation to Effect the Merger.

   The respective obligations of Encad, Kodak and Sub to effect the Merger are subject to the satisfaction prior to the Closing Date of each of the following conditions:

      (a) Registration Statement. The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

      (b) Stockholder Approval. This Agreement will have been adopted by the affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote.

      (c) NYSE Listing. In the event that the Merger Consideration is the Stock Merger Consideration, the shares of Kodak Common Stock issuable to holders of Encad Common Stock in the Merger, and those shares required to be reserved for issuance, will have been authorized for listing on the NYSE upon official notice of issuance.

      (d) Governmental Approvals. Other than the filing provided for by Section 2.1, all licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would materially delay, prevent or hinder the consummation of the Merger, will have occurred, been filed or been obtained, including any authorizations, filings or notices required under Competition Laws; and, in the event that the Merger Consideration is the Stock Merger Consideration, Kodak will have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Kodak Common Stock in exchange for the Encad Common Stock and to consummate the Merger.

      (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or Law issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing the consummation of the Merger will be in effect.

   9.2 Conditions to Obligations of Kodak and Sub.

   The obligations of Kodak and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived by Kodak:

      (a) Representations and Warranties. The representations and warranties of Encad set forth in this Agreement that are qualified as to materiality or an Encad Material Adverse Effect will be true and correct, and those that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date (it being understood that for purposes of determining the accuracy of such representations or warranties, any updates or amendments to the Encad Disclosure Letter not made in accordance with the provisions of Section 11.4 will be disregarded); and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

      (b) Performance of Obligations of Encad. Encad will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

      (c) No Encad Material Adverse Effect. Between the date hereof and the Closing Date, there will not have occurred or been discovered one or more events or conditions which have, or which may reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

      (d) Maintenance of Encad Net Worth. As of the month-end immediately preceding the Closing Date, the consolidated shareholders' equity of Encad and its Subsidiaries, determined in accordance with GAAP, will be at least $24,000,000.

      (e) No Amendments to Resolutions. Neither the board of directors of Encad nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the board of directors which approve this Agreement, the consummation of the Merger and the performance of all of Encad's and the board of directors' obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

      (f) Certificates of Incorporation. With respect to Encad and each of its Subsidiaries, Kodak will have received a copy, certified as of a date reasonably proximate to the Closing Date by the Secretary of State (or other appropriate Governmental Entity) of its jurisdiction of organization, of its complete certificate of incorporation (or similar organizational document), including all amendments to date.

      (g) Consents Under Agreements. Encad will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Encad or any of its Subsidiaries under any Intellectual Property or Contract, except for (i) consent from Hewlett-Packard Company, (ii) consent from Oce Nederlander B.V. (assuming that Encad demonstrates to Kodak's reasonable satisfaction that it has used best efforts to obtain such consent), and (iii) those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the consummation of the Merger or an Encad Material Adverse Effect, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.


      (h) Letter of Encad's Accountants. Kodak will have received the letter of Deloitte & Touche LLP referred to in Section 6.8.

      (i) Voting Agreements. Prior to the filing of the Registration Statement, Kodak will have received from each member of the board of directors and each executive officer of Encad an executed copy of an agreement substantially in the form of Exhibit A.

      (j) Affiliates' Agreements. In the event that the Merger Consideration is the Stock Merger Consideration, Kodak will have received: (i) the letter from Encad referred to in Section 6.11; and (ii) from each Person named in the letter referred to in Section 6.11, an executed copy of an agreement substantially in the form of Exhibit B.

      (k) Purcell Release Agreement. Encad and David A. Purcell will have executed and delivered to Kodak the release agreement substantially in the form of Exhibit C.

      (l) Vandewarker Employment Agreement. Encad and Terry E. Vande-warker will have executed and delivered to Kodak the amended and integrated employment agreement substantially in the form of Exhibit D.

      (m) Dissenting Shares. Prior to the taking of the vote on the Merger, if Cash Merger Consideration is to be paid, written notice of assertion of rights of appraisal in accordance with Section 262 of the GCL will not have been delivered with respect to more than 10 percent of the outstanding shares of Encad Common Stock.

      (n) Other Closing Deliveries. Kodak will have received the following:

          (i) the listing required by Section 6.12;

          (ii) reasonable evidence of satisfaction of the covenants contained in Section 6.15;

          (iii) effective instruments of transfer transferring and conveying to such Persons as Kodak may have designated all right, title and interest in and to all outstanding directors' qualifying shares or other equity interests (howsoever denominated) issued by any Subsidiary of Encad to any Person other than Encad;

          (iv) duly executed resignations of all directors and officers of Encad and each of its Subsidiaries (in those capacities and not as employees), except to the extent the same is not permitted by non-U.S. Law or custom;

          (v) certificates of good standing and Tax clearances as of a date reasonably proximate to the Closing Date with respect to Encad and each of its Subsidiaries from the respective Secretaries of State (or other appropriate Governmental Entities) of its jurisdiction of organization and each other jurisdiction listed in section 4.1 of the Encad Disclosure Letter;

          (vi) in the event that the Merger Consideration is the Stock Merger Consideration, a copy of the Tax opinion contemplated by Section 9.3(d); and

          (vii) a copy of the written opinion of the Financial Advisor contemplated by Section 4.22.

   9.3 Conditions to Obligations of Encad.

   The obligation of Encad to effect the Merger is subject to the satisfaction of the following additional conditions, unless waived by Encad:

      (a) Representations and Warranties. The representations and warranties of Kodak set forth in this Agreement that are qualified as to materiality or a Kodak Material Adverse Effect will be true and correct, and those that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date; and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

      (b) Performance of Obligations of Kodak and Sub. Kodak and Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

      (c) No Amendments to Resolutions. Neither the Corporate Finance Committee of Kodak nor any delegate thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Corporate Finance Committee which approve this Agreement, the consummation of the Merger and the performance of all of Kodak's obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

      (d) Tax Opinion. In the event that the Merger Consideration is the Stock Merger Consideration, Encad will have received the opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to it, that the Merger will constitute a reorganization under section 368 of the Code.

                            ARTICLE 10. TERMINATION

   10.1 Termination.

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval:

      (a) by mutual consent of the Corporate Finance Committee of Kodak and the board of directors of Encad;

      (b) by Kodak, upon notice to Encad, if (without any breach by Kodak of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.2 becomes impossible, and such failure of compliance is not waived by Kodak;

      (c) by Encad, upon notice to Kodak, if (without any breach by Encad of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.3 becomes impossible, and such failure of compliance is not waived by Encad;

      (d) by Kodak or by Encad, upon notice to the other, at any time after March 31, 2002 if Closing has not occurred by that date (except that the right to terminate under this Section 10.1(d) will not be available to any party whose failure to perform its obligations hereunder has been the cause of the failure of Closing to occur by such date); provided, however, that if failure of Closing to occur by such date is the result of delay associated with review of the Registration Statement by the SEC, and on the condition that the parties continue to use commercially reasonable efforts to have the Registration Statement declared effective, then the parties hereby agree to extend such date to a date not more than 35 days after the date the SEC agrees that the Registration Statement can be declared effective, in which event such later date will be the applicable date for purposes of this
   Section 10.1(d); or

      (e) by Kodak or by Encad, upon notice to the other, if: (i) the board of directors of Encad withdraws, modifies, conditions, or fails to give its recommendation to the stockholders of Encad that they adopt this Agreement because the board of directors concludes, in good faith, after receiving written advice from counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Encad under applicable Law; and (ii) Encad enters into an agreement providing for, or authorizes or consummates, a Superior Proposal, but only at a time that is (A) prior to adoption of this Agreement by the stockholders of Encad and (B) after the second Trading Day following Kodak's receipt of written notice from Encad advising that the board of directors of Encad is prepared to accept a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal. "Superior Proposal" means any offer not solicited in violation of the provisions of Section 6.6 and made by a third party to consummate an Acquisition Transaction, which the board of directors of Encad determines in good faith has a reasonable likelihood of closing and otherwise on terms which the board of directors of Encad determines in good faith (after consultation with a financial advisor of nationally recognized reputation and considering such other matters as it deems relevant) would, if consummated, result in a transaction more favorable to the stockholders of Encad than the Merger, taking into account, in the reasonable good faith judgment of the board of directors of Encad after consultation with its financial advisor, the availability to the Person making the Superior Proposal of the financial means to consummate such transaction.

   10.2 Effect of Termination.

   In the event of termination of this Agreement by any party, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of Kodak, Sub, Encad or any of their respective officers or directors to any other party hereto, except (a) as otherwise provided by Section 10.3, and (b) in the case of willful material breach of this Agreement.

   10.3 Damages in Certain Circumstances.

      (a) If this Agreement is terminated by Kodak as provided by Section 10.1(b), and the failure of a representation or warranty contemplated by
   Section 9.2(a) or the occurrence of a Encad Material Adverse Effect contemplated by Section 9.2(c) arose solely as a result of the assertion of a Claim against Encad relating to Intellectual Property, then Kodak will promptly pay to Encad, as liquidated damages and not as a penalty, the amount of $2,000,000; provided, however, that Encad will not be entitled to such payment if it is then in material breach of its obligations under this Agreement. The parties agree that the provisions of this Section 10.3(a) are reasonable in light of the costs and expenses borne and to be borne by Encad in furtherance of consummation of the Merger and the losses and competitive disadvantage Encad would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.

      (b) If this Agreement is terminated as provided by Section 10.1(e), then Encad will promptly pay to Kodak, as liquidated damages and not as a penalty, the amount of $1,000,000; provided, however, that Kodak will not be entitled to such payment if it is then in material breach of its obligations under this Agreement. The parties agree that the provisions of this Section 10.3(b) are reasonable in light of the costs and expenses borne and to be borne by Kodak in furtherance of consummation of the Merger and the losses and competitive disadvantage Kodak would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.

                            ARTICLE 11. IN GENERAL

   11.1 No Survival of Representations, Warranties and Agreements.

   The representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time.

   11.2 Amendment; Waiver.

   This Agreement may be amended by the parties at any time before or after Stockholder Approval but, after Stockholder Approval, no amendment will be made which by Law requires further approval by the stockholders of Encad without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

   11.3 Notices.

   Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), or mailed, freight prepaid, by internationally recognized overnight courier (with receipt confirmed) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):

       (a) if to Encad prior to the Effective Time, to:

           Encad, Inc.
           6059 Cornerstone Court West
           San Diego, California 92121
           Attention: President and Chief Executive Officer
           Fax: (858) 452-6469

           with a copy (which will not constitute notice) to:
           Brobeck, Phleger & Harrison LLP
           550 South Hope Street
           Los Angeles, California 90071-2604
           Attention: Richard S. Chernicoff
           Fax: (213) 745-3345

      (b) if to Kodak or Sub, or to the Surviving Corporation after the Effective Time, to:

           Eastman Kodak Company
           343 State Street
           Rochester, New York 14650-0218
           Attention: President, Kodak Professional Division
           Fax: (716) 724-9629

           and to:
           Eastman Kodak Company
           343 State Street
           Rochester, New York 14650-0218
           Attention: General Counsel
           Fax: (716) 724-9549
           with a copy (which will not constitute notice) to:
           Harter, Secrest & Emery LLP
           1600 Bausch & Lomb Place
           Rochester, New York 14604-2711
           Attention: Craig S. Wittlin
           Fax: (716) 232-2152

   11.4 Encad Disclosure Letter and Other Instruments.

   The Encad Disclosure Letter, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth in the Encad Disclosure Letter or in any certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The Encad Disclosure Letter may not be amended or updated after the date of its delivery, except: (a) by mutual written agreement of Kodak and Encad; or (b) that any of sections 4.11(a), 4.11(g), 4.18(b) or 4.19(m) of the Encad Disclosure Letter may be amended or updated by notice to Kodak so long as the information disclosed by each such amendment or update: (i) could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect; and (ii) is not, and should not have been, within the knowledge of Encad as of the date hereof.

   11.5 Inferences.

   Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

   11.6 Governing Law; Jurisdiction and Venue.

   This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Court of Chancery of and for the County of New Castle, State of Delaware. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. EACH PARTY RECOGNIZES THAT IT IS NOT ENTITLED TO TRIAL BY JURY IN THE COURT OF CHANCERY.

   11.7 Assignment.

   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct wholly-owned Subsidiary of Kodak.

   11.8 Benefit.

   Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as provided by Section 7.3, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   11.9 Entire Agreement; Rights of Ownership.

   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties acknowledge that no party or other Person will have the right to acquire or will be deemed to have acquired shares of the capital stock of any other party pursuant to the Merger until the Effective Time.

   11.10 Headings.

   The heading references herein and the tables and indexes hereto are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

   11.11 Counterparts.

   This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

                           [signature page follows]

   In Witness Whereof, each of Kodak, Sub and Encad have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

                                          EASTMAN KODAK COMPANY

                                          By:    /s/  KAREL K. CZANDERNA
                                             -----------------------------------
                                             Name: Karel K. Czanderna
                                             Title: Vice President

                                          KODAK ACQUISITION CORP.

                                          By:    /s/  KAREL K. CZANDERNA
                                             -----------------------------------
                                             Name: Karel K. Czanderna
                                             Title: Chief Executive Officer

                                          ENCAD, INC.

                                          By:   /s/ TERRY E. VANDEWARKER
                                             -----------------------------------
                                             Name: Terry E. Vandewarker
                                             Title: Chief Executive Officer and
                                               President

Schedule of Exhibits to Merger Agreement



Exhibit A Form of Voting Agreement
Exhibit B Form of Affiliates' Agreement
Exhibit C Purcell Release Agreement
Exhibit D Vandewarker Employment Agreement

                                                                        ANNEX B

                               November 14, 2001

Board of Directors
Encad, Inc.
6059 Cornerstone Court West
San Diego, CA 92121-3734

Members of the Board of Directors:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of Encad, Inc. (the "Company"), of the consideration proposed to be received by such stockholders provided for in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of Eastman Kodak Company (the "Purchaser") with the Company. Pursuant to the terms of the November 12, 2001 draft of an Agreement and Plan of Merger (the "Agreement"), to be entered into among the Company, the Purchaser and Kodak Acquisition Corp. ("Acquisition Sub"), the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company will receive for each share of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser, consideration (the "Stock Merger Consideration") equal to that fractional number of shares of Common Stock, par value $2.50 per share, of the Purchaser (the "Purchaser Common Stock"), that results from dividing $2.00 by the average of the closing sales price per share of the Purchaser Common Stock as reported on the NYSE for the ten trading days ending on and including the second trading day preceding the date of the stockholders meeting to consider adoption of the agreement (the "Market Price"). If the Market Price is less than $27.00, each stockholder of the Company will receive, at the Purchaser's election, either the Stock Merger Consideration or a cash amount equal to $2.00 for each share of the Company Common Stock held by them (the "Cash Merger Consideration"). The terms and conditions of the Merger are more fully set out in the Agreement.

   For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

 (iii) analyzed certain financial forecasts prepared by the management of the Company;

  (iv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

   (v) reviewed the reported prices and trading activity for the Company Common Stock and the trading activity for the Purchaser Common Stock;

  (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

 (vii) compared certain financial terms to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(viii) reviewed the Agreement and certain related documents; and

  (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed that the definitive agreement for the Merger will be the same as the Agreement and that the Merger will be consummated as contemplated in the Agreement, with full satisfaction of all covenants and conditions and without any waivers.

   With your consent, because of the "fixed value" nature of the price structure of the Merger and the relationship of the number of shares of Purchaser Common Stock anticipated to be issued in the Merger to the total market capitalization and historical average daily trading volume of Purchaser Common Stock, we have not conducted specific due-diligence on the Purchaser, or performed accretion/dilution, contribution, or exchange ratio analyses for the Merger. We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. Although we note that the Company's reported book value at September 30, 2001 was $2.50 per share, we have not conducted any independent valuation, analysis or appraisal of the assets or liabilities of the Company, either on a "going concern" or liquidation basis, nor have we been furnished with any such valuation, analysis or appraisal.

   We did not participate in negotiations with respect to the terms of the Merger. No opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

   We have acted as sole financial advisor to the board of directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or it affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

   It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, Banc of America Securities LLC expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Merger.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Company's stockholders in the proposed Merger is fair from a financial point of view to the Company's stockholders.

                                          Very truly yours.

                                          BANC OF AMERICA SECURITIES LLC

                                                                        ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
   (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     PROXY
                                  ENCAD, INC.

         This Proxy is solicited on behalf of the Board of Directors.


        The undersigned hereby appoints Terry E. Vandewarker and Thomas L. Green, or either of them, as proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at a Special Meeting of Stockholders of ENCAD, Inc. to be held on Wednesday, January 23, 2002, or at any postponements or adjournments thereof, as specified on the other side, and to vote in his discretion on such other business as may properly come before the meeting and any adjournments thereof.


                        PLEASE PROMPTLY PLACE YOUR VOTE
                      (SEE REVERSE SIDE FOR INSTRUCTIONS)

                                  ENCAD, INC.
PLEASE MARK YOUR VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
                                      [X]

     The Board of Directors recommends a vote FOR Items 1 and 2.
      1. Adoption of the Agreement and Plan of Merger, dated as of November 14, 2001, by and among Eastman Kodak Company, Kodak Acquisition Corp. and ENCAD, Inc.
                 [_] For           [_] Against         [_] Abstain
      2. Granting proxies discretionary authority.
                        [_] For           [_] Withheld
                                          _________________________________
                                          Signature                    Date

                                          _________________________________
                                          Signature (if held jointly)  Date

                                          Note: Please sign as
                                          name appears on this
                                          proxy. Joint owners
                                          should each sign.
                                          When signing as
                                          attorney, executor,
                                          trustee or guardian,
                                          please give full
                                          title.

               (triangle up) FOLD AND DETACH HERE (triangle up)

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

   The New Jersey Business Corporation Act further provides that indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

   The Restated Certificate of Incorporation of Eastman Kodak Company, a New Jersey corporation ("Kodak"), provides that to the fullest extent permitted by the New Jersey Business Corporation Act, directors and officers of Kodak shall not be personally liable to Kodak or its shareholders for damages for breach of any duty owed to Kodak or its shareholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to Kodak or its shareholders, (b) not in good faith or involving a knowing violation of law or
(c) resulting in receipt by such person of an improper personal benefit.

   Kodak's bylaws provide that to the fullest extent authorized or permitted by law, Kodak shall provide indemnification for all expenses and liabilities incurred by any person who is or was a director, officer, employee or agent of Kodak, or who is or was serving at the request of Kodak as a director, officer, trustee, employee or agent of any other enterprise, or the legal representative of any such person, and who is or was a party to or threatened to be made a party to any proceeding, civil, criminal or otherwise in respect of any past, present or future matter, by reason of the fact that such person is or was serving in any of the foregoing capacities. Kodak's bylaws further provide that the determination as to whether an applicant has met the standards to entitle him or her to indemnification shall be made by a committee of Kodak directors, not less than three, appointed by the Board of Directors for the purpose, none of whom shall be parties to the proceedings, or if there are not at least three directors who are not parties to the proceedings, or if there are three such directors and the Board of Directors so directs, the determination shall be made in a written opinion by independent legal counsel designated by the Board of Directors. The question of indemnification shall not be submitted to shareholders unless so directed by the Board of Directors.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

2.1 Agreement and Plan of Merger, dated as of November 14, 2001, by and among Eastman Kodak Company, Kodak Acquisition Corp. and ENCAD, Inc. is filed as Annex A to the proxy statement-prospectus which forms a part of this Registration Statement. A brief identification of the contents of all omitted exhibits thereto is contained in the schedule of exhibits to the merger agreement. Upon written request, Kodak will provide to security holders copies of any of the referenced omitted exhibits.


5.1 Opinion of the Senior Vice President and General Counsel of Eastman Kodak Company


8.1  Opinion of Brobeck, Phleger & Harrison LLP

23.1 Consent of PricewaterhouseCoopers LLP
23.2 Consent of Deloitte & Touche LLP
23.3 Consent of the Senior Vice President and General Counsel of Eastman Kodak Company (contained in Exhibit 5.1)
23.4 Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 8.1)

23.5 Consent of Banc of America Securities LLC

24.1 Power of Attorney (included at Page II-4)

   (b) Financial Statement Schedules.

          Not Applicable.

   (c) Reports, Opinions or Appraisals

          The opinion of Banc of America Securities LLC is included as Annex B to the proxy statement-prospectus that forms a part of this Registration Statement.

Item 22. Undertakings.

   Kodak hereby undertakes:

      (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (x) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (y) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in "Calculation of the Registration Fee" table in the effective Registration Statement; (z) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however that paragraphs (1)(x) and (1)(y) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Kodak or Encad pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

      (2) that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (4) that, for purposes of determining any liability under the Securities Act, each filing of Kodak's or Encad's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Kodak pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Kodak has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on December 5, 2001.

                                          EASTMAN KODAK COMPANY

                                           /S/ DANIEL A. CARP
                                          _____________________________________
                                              Daniel A. Carp, Chairman of the
                                                         Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary P. Van Graafeiland, Joyce P. Haag and Laurence L. Hickey, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (and registration statements filed pursuant to Rule 462(b) related to this registration statement), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          Signature                      Title                     Date
          ---------                      -----                     ----

      /S/ DANIEL A. CARP    Director and Chief Executive     December 5, 2001
   ------------------------   Officer (Principal Executive
        Daniel A. Carp        Officer)

     /S/ ROBERT H. BRUST    Executive Vice President and     December 5, 2001
   ------------------------   Chief Financial Officer
       Robert H. Brust        (Principal Financial Officer)

     /S/ ROBERT P. ROZEK    Controller                       December 5, 2001
   ------------------------   (Principal Accounting Officer)
       Robert P. Rozek

   /S/ RICHARD S. BRADDOCK  Director                         December 5, 2001
   ------------------------
     Richard S. Braddock

    /S/ WILLIAM W. BRADLEY  Director                         December 5, 2001
   ------------------------
      William W. Bradley

   /S/ MARTHA LAYNE COLLINS Director                         December 5, 2001
   ------------------------
     Martha Layne Collins

                      Signature          Title         Date
                      ---------          -----         ----

                /S/ TIMOTHY M. DONAHUE  Director December 5, 2001
               ------------------------
                  Timothy M. Donahue

                 /S/ ALICE F. EMERSON   Director December 5, 2001
               ------------------------
                   Alice F. Emerson

                   /S/ PAUL E. GRAY     Director December 5, 2001
               ------------------------
                     Paul E. Gray

                  /S/ DURK I. JAGER     Director December 5, 2001
               ------------------------
                    Durk I. Jager

                   /S/ DEBRA L. LEE     Director December 5, 2001
               ------------------------
                     Debra L. Lee

                 /S/ DELANO E. LEWIS    Director December 5, 2001
               ------------------------
                   Delano E. Lewis

                /S/ HECTOR DE J. RUIZ   Director December 5, 2001
               ------------------------
                  Hector de J. Ruiz

                /S/ PATRICIA F. RUSSO   Director December 5, 2001
               ------------------------
                  Patricia F. Russo

               /s/ LAURA D'ANDREA TYSON Director December 5, 2001
               ------------------------
                 Laura D'Andrea Tyson

               /S/ RICHARD A. ZIMMERMAN Director December 5, 2001
               ------------------------
                 Richard A. Zimmerman

                               INDEX TO EXHIBITS


Exhibit
Number  Description
------  -----------

  2.1   Agreement and Plan of Merger dated as of November 14, 2001, by and among Eastman Kodak
          Company, Kodak Acquisition Corp., and ENCAD, Inc. (filed as Annex A to the proxy statement-
          prospectus which forms a part of this Registration Statement)

  5.1   Opinion of the Senior Vice President and General Counsel of Eastman Kodak Company

  8.1   Opinion of Brobeck, Phleger & Harrison LLP

 23.1   Consent of PricewaterhouseCoopers LLP

 23.2   Consent of Deloitte & Touche LLP

 23.3   Consent of the Senior Vice President and General Counsel of Eastman Kodak Company (contained in Exhibit 5.1)

 23.4   Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 8.1)

 23.5   Consent of Banc of America Securities LLC